Exhibit 10.8

Execution Copy

(EBRD Operation Number: 48420)

Dated 29 July 2016

Shareholders’ Agreement

between

Original Shareholders

(as defined herein)

ELQ Investors VIII Ltd

and

European Bank for Reconstruction and Development

and

Clouse SA

as Preferred Shareholders

TFI TAB Gıda Yatırımları A.Ş.

as Company

i

ii

This Agreement is made on 29 July 2016

Between:

(1)                                 the individuals and legal entities listed in Schedule 1 (Original Shareholders) hereto (collectively, the “Original Shareholders”);

(2)                                 ELQ Investors VIII Ltd, a company incorporated in England and Wales with registered number 9182214 and whose registered office is at Peterborough Court, 133 Fleet Street, London, EC4A 2BB, United Kingdom (“ELQ”);

(3)                                 European Bank for Reconstruction and Development, an international organization formed by treaty and whose registered office is at One Exchange Square, London, EC2A 2JN, United Kingdom (“EBRD”);

(4)                                 Clouse S.A., a company incorporated in Luxembourg with registered number B 163904 and whose registered office is at 51, Avenue John F. Kennedy, L-1855, Luxembourg (“Clouse SA”);

(ELQ, EBRD and Clouse SA each a Preferred Shareholder as defined below); and

(5)                                 TFI TAB Gıda Yatırımları A.Ş. a company incorporated in Turkey with registered number 331759 and whose registered office is at Dikilitaş Mahallesi, Emirhan Cad. A Blok No:109, Beşiktaş, Istanbul, Turkey (the “Company”).

Whereas:

(A)                               At the date of this Agreement the Original Shareholders are the registered holders of the entire issued share capital of the Company.

(B)                               The Company’s entire issued share capital is TL 1,033,364,230.49 divided into 103,336,423,049 ordinary shares each having a nominal value of TL 0.01.

(C)                               The Preferred Shareholders have agreed to subscribe for 11,354,390,546 preference shares (“Preferred Class A Shares”) in the Company as set out in Schedule 2 (Shareholding After Completion), comprising 9.9% of the enlarged issued share capital of the Company pursuant to the terms and conditions of the Subscription Agreement.

(D)                               The Original Shareholders and the Preferred Shareholders have agreed to enter into this Agreement in order to govern their relationship as shareholders in the Company and the management and the affairs of the Company.

It is agreed:

1.                                      Interpretation

1.1                               In this Agreement:

“Additional Put Option Exercise Notices” shall have the meaning given in Clause 16.3;

“Adjusted EBITDA” is defined as set out in Schedule 7 (Net Debt Calculation) attached hereto;

“Affiliate” means:

(a)                       in the case of a Person which is a body corporate, any subsidiary or holding company of that Person and any subsidiary of any such holding company, in each case from time to time;

(b)                       in the case of a Person which is a limited partnership, such limited partnership’s general partner;

(c)                        in the case of a Person which is a fund or similar vehicle managed for investment purposes (for the purposes of this definition, an “Affiliated Fund”):

(i)        such Affiliated Fund’s general partner, trustee, investment manager, or investment adviser; and

(ii)     any other fund which is controlled by either the entity referred to in (i) above or an entity under common Control with an entity referred to in (i) above; and

(d)                       any Affiliate of any person in paragraphs (a) to (c) above and “Affiliates” shall be construed accordingly;

“Applicable Law” means all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction, all judgments, decrees, orders, instruments, by laws, ordinances, notices, instructions, decisions and awards of any court or competent authority or tribunal exercising statutory or delegated powers and all codes of practice / legislative measures having force of law, statutory guidance and policy notes, including without limitation to those relating to tax, in each case to the extent, at any time, applicable to a Party either directly or indirectly because of application to a Party as result of its direct or indirect application to a parent of a Party, or applicable to any TFI Group Company;

“Articles” means the articles of association of the Company in the agreed form attached as Schedule 6 (Articles) to this Agreement to be adopted on or before Completion;

“Authority” means any national, supranational, regional or local government, or governmental, statutory, regulatory, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity;

“Beneficiaries” shall have the meaning ascribed to such term under Clause 12.1;

“Board” means the board of directors of the Company, as constituted from time to time;

“Bonus Shares” has the meaning given in Clause 19.5(ii);

“Bonus Shares Completion Date” has the meaning given in Clause 19.6;

“Bridge Loan” means the USD 75 million loan from Yapı Kredi Bankası A.Ş. and USD 25 million loan from T. Garanti Bankası A.Ş. , each of which was obtained by KRD Asya Gıda Yatırımları Sanayi ve Ticaret A.Ş. in May 2014 with a 3-year maturity and used by KRD Kurdoğlu Gıda Sanayi ve Ticaret A.Ş. (“KRD Kurdoğlu”) for the Company’s expansion in China (which obligations were assumed by the Company when KRD Kurdoğlu merged with the Company in October 2015) together with any accrued interests thereon;

“Business Day” means a day (other than a Saturday or Sunday or public holiday) when commercial banks are open for ordinary banking business in London, United Kingdom, New York, New York, and the Republic of Turkey;

“Calculation Notice” has the meaning given in Clause 5.8;

“Call Notice” has the meaning given in Clause 15.2;

“Call Option” has the meaning given in Clause 15.1;

“Called Preferred Shareholder” has the meaning given in Clause 24.5;

“Cash” is defined as set out in Schedule 7 (Net Debt Calculation) attached hereto;

“CFC” has the meaning given in Clause 28.1(iii);

“Change of Control” means any one of, (i) the disposal by the Original Shareholders of 50% or more of the Ordinary Shares and/or voting rights of the Company; (ii) the disposal of 50% or more of the assets or business of the TFI Group; (iii) a change of control of any TFI Group Company, where the Company ceases to hold directly or indirectly more than 50% of the voting rights in, or ceases to control in any other way such TFI Group Company or at least 50% for Atakey Patates Gıda Sanayi ve Ticaret Anonim Şirketi, (iv) a change of control of any Key Subsidiary, where the Company ceases to hold directly or indirectly more than  50% of the economic rights to such Key Subsidiary or at least 50% for Atakey Patates Gıda Sanayi ve Ticaret Anonim Şirketi; (v) a change in the control of the board of directors of a TFI Group Company, contractually or otherwise, whereby a third party is granted the ability to appoint a majority of the members of the board of directors of a TFI Group Company or otherwise to assume control in the board of directors of a TFI Group Company;

“Code” has the meaning given in the definition for “United States Person” below;

“Company” has the meaning given in the preamble;

“Competitor” means any person which is employed by, has an interest in, or carries on any business which is in competition with any part of the business of the TFI Group any time;

“Completion Date” means the Subscription Date under the Subscription Agreement;

“Completion” means completion of the Subscription for Preferred Class A Shares and the payment of the Aggregate Subscription Amount under and in accordance with the Subscription Agreement, the occurrence of which shall have been communicated by or on behalf of the Company on the Subscription Date;

“Conditions” means those conditions specified in Clause 3 of the Subscription Agreement and the payment of the subscription monies for the Preferred Class A Shares pursuant to the terms of the Subscription Agreement;

“Continuing Provisions” means Clause 1 (Interpretation), Clause 30 (Confidentiality), Clause 31 (Announcements), Clause 32 (Assignment and Novation), Clause 34 (Entire Agreement), Clause 36 (Severance and Validity), Clause 37 (Variations), Clause 38 (Remedies and Waivers), Clause 39 (Third Party Rights), Clause 40 (Costs and Expenses), Clause 41 (Notices), Clause 42 (No Partnership or Agency), Clause 47 (Governing Law and Settlement of Disputes) and Clause 48 (Agent for Service of Process) and Clause 49 (Privileges and Immunities of EBRD), all of which shall continue to apply after the termination of this Agreement without limit in time;

“Control” means, in relation to a Person:

(a)                                holding or controlling, directly or indirectly, a majority of the voting rights exercisable at shareholder meetings (or the equivalent) of that Person; or

(b)                                having, directly or indirectly, the right to appoint or remove Directors holding a majority of the voting rights exercisable at meetings of the board of directors (or the equivalent) of that Person; or

(c)                                 having directly or indirectly the ability to direct or procure the direction of the management and policies of that Person, whether through the ownership of shares, by contract or otherwise; or

(d)                                having the ability, directly or indirectly, whether alone or together with another to ensure that the affairs of that Person are conducted in accordance with his or its wishes, and

(i)                                     the terms “Controlling” and “Controlled” shall be construed accordingly; and

(ii)                                  any two or more Persons acting together to secure or exercise Control of another Person shall be viewed as Controlling that other Person;

“Conversion Adjustment” has the meaning given in Clause 19.10;

“Conversion Ratio” means the ratio of the number of new Ordinary Shares to be issued to the Preferred Shareholders on conversion of each Preferred Class A Share in issue in order to enable the Preferred Shareholders to achieve the relevant Eligible IRR, Tag-Along Eligible IRR and/or Redemption Eligible IRR, as the case may be;

“Conversion Shares” means such number of new Ordinary Shares (which shall rank pari passu with the existing Ordinary Shares of the Company and shall have in all respects the same rights as the existing Ordinary Shares) issued as fully paid up immediately prior to either an IPO or a TFI Sale, as determined by applying the Conversion Ratio the total number of Preferred Class A Shares then in issue;

“Corrupt Act” means either in business dealings with private parties or in dealings with the Public Officials (and for the avoidance of doubt restricted to a person’s professional dealings and not such person’s personal actions or undertakings where such actions and undertakings are not related to their business dealings or dealings with the Public Officials), directly or indirectly giving, making, offering or receiving or agreeing (either themselves or in agreement with others) to give, make, offer or receive any payment, gift or other advantage; (i) in violation of any Applicable Laws; or (ii) to or for a Public Official or to any other person to secure an improper advantage or to improperly obtain or retain business or an advantage in the conduct of business;

“Corruption Laws” means all Applicable Laws in connection with bribery and corruption, including:

(a)                                the United States Foreign Corrupt Practices Act (“FCPA”) and

(b)                                the United Kingdom Bribery Act 2010 and, in relation to conduct prior to the Bribery Act 2010 being brought into force, the United Kingdom Public Bodies Corrupt Practices Act 1889 and the Prevention of Corruption Act 1906 (together with the United Kingdom Bribery Act 2010, the “UK Corruption Laws”);

“Data Room” means the electronic data room operated by Merrill Corporation and the physical data room made available at the headquarters of the Company containing documents relating to the TFI Group from 15 March 2016 to 15 June 2016;

“Deed of Adherence” means a deed of adherence substantially in the form set out in Schedule 4 (Form of Deed of Adherence);

“Designated Performance Requirements” means Performance Requirements 1 through 8 and 10 (or, as the context may require, any one of such Performance Requirements) of the Performance Requirements dated May 2014 and related to EBRD’s Environmental and Social Policy dated May 2014;

“Determination” has the meaning given in Clause 24.5;

“Director” means a member of a board of directors from time to time;

“(Dis)satisfaction Notice Period” shall have the meaning ascribed to such term under Clause 12.5;

“Dissatisfaction Notice” shall have the meaning ascribed to such term under Clause 12.5;

“Distributable Dividends” mean the Company’s after tax earnings, calculated in accordance with Turkish accounting standards, and the parties acknowledge that the share premium (emisyon primi) which will be derived from the subscription to the Preferred Class A Shares by the Preferred Shareholders shall be excluded from such calculation;

“Draft Articles Amendment” has the meaning given in Clause 19.2;

“Ecosystem SHA” means the shareholders’ agreement dated 31 January 2011 in respect of Pangaea One Acquisition Holding XV, LLC and each of TAB Gida Sanayi ve Ticaret A.S., Fasdat Gıda Dağıtım Sanayi ve Ticaret Anonim Şirketi, Ekmek Unlu Gıda Sanayi ve Ticaret Anonim Şirketi and Reklam Üssü Reklam Ajansı Prodüksiyon Danışmanlık Organizasyon Sanayi ve Dış Ticaret Anonim Şirketi;

“Effective Date” means, with respect to: (i) any IPO, the date on which ordinary shares to be offered or sold as part of the IPO are listed and admitted to trading on the applicable Qualifying Exchange, and all other required and customary approvals in respect of such listing and admission to trading are granted by such Qualifying Exchange, and with respect to (ii) any Merger, the date of the actual consummation of the relevant transaction or, in either case, if that is not a trading day, the next following trading day;

“Eligible IRR” means, if a QPO occurs on or before December 31, 2018:

(a)         17% if the QPO Price is less than or equal to USD 0.8719 cents per Ordinary Share (Lower IRR Threshold Pre 2019); or

(b)         25% if the QPO Price is greater than or equal to USD 1.9182 cents per Ordinary Share (Higher IRR Threshold Pre 2019); or

(c)          the amount expressed as a percentage which is the linear interpolation between 17% and 25% if the QPO Price is between USD 0.8719 cents per Ordinary Share and USD 1.9182 cents per Ordinary Share.

If a QPO occurs later than December 31, 2018:

(a)         17% if the QPO Price is less than or equal to USD 0.9591 cents per Ordinary Share (Lower IRR Threshold Post 2019); or

(b)         25% if the QPO Price is greater than or equal to USD 2.3542 cents per Ordinary Share (Higher IRR Threshold Post 2019); or

(c)          the amount expressed as a percentage which is the linear interpolation between 17% and 25% if the QPO Price is between USD 0.9591 cents per Ordinary Share and USD 2.3542 cents per Ordinary Share.

The aggregate number of Equity Shares issued and outstanding immediately after Completion is 114,690,813,595. For the avoidance of doubt, the Eligible IRR thresholds as set out above shall be proportionately adjusted in case of a share split or share consolidation. A sample for calculation of the Eligible IRR is attached hereto in Schedule 8 (Eligible IRR Calculation).

“Encumbrance” means any pledge, charge, lien, mortgage, debenture, hypothecation, security interest, pre-emption right, option, claim, equitable right, power of sale, pledge, retention of title, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the above;

“Environmental and Social Action Plan” means the plan of environmental and social mitigation and improvement measures, a copy of which is attached hereto as Schedule 10 (Environmental and Social Action Plan), as such plan may be amended from time to time with the prior written consent of EBRD.

“Environmental and Social Law” means any applicable law or regulation which relates to:

(i)                                     pollution or protection of the environment, including related laws or regulations relating to public access to information and participation in decision-making;

(ii)                                  labour and employment conditions;

(iii)                               occupational health and safety;

(iv)                              public health, safety and security;

(v)                                 indigenous peoples;

(vi)                              cultural heritage; or

(vii)                           resettlement or economic displacement of persons.

“Environmental and Social Matter” means any matter that is the subject of any Environmental and Social Law, any Designated Performance Requirement or the Environmental and Social Action Plan;

“Equity Share(s)” of a company means common shares, preferred shares, convertible or exchangeable bonds, convertible or exchangeable loans, warrants, rights, options or other similar instruments or securities of such company, including global depositary receipts and American depository receipts and any other security issued by the company, that derives its value and/or return based on the financial performance of the company or its shares and any shareholder loans, and for the avoidance of doubt with reference to the Company means the Ordinary Shares and the Preferred Class A Shares;

“Equity Shareholder(s)” means a holder of Equity Shares in the Company from time to time, and for the avoidance of doubt shall include the Original Shareholders and the Preferred Shareholders;

“Estimated Conversion Shares” has the meaning given in Clause 19.3;

“Expert” means any one of  KPMG, Deloitte, PwC or E&Y (or, in the case of Clause 19.14, an independent and internationally recognised investment bank), as the context of their respective appointment requires, in each case appointed pursuant to the terms of this Agreement or, if the aforementioned are unable or unwilling to act in any matter referred to them under this Agreement, one or more firms of independent and internationally recognised accounting firms or internationally recognised investment banks to be agreed by the Company and the Preferred Shareholders or, failing such agreement, to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England & Wales, or the President for the time being of the London Investment Banking Association, as applicable;

“Fair Value” means the value per share, debt instrument or other security determined or confirmed by taking into account the average of the determinations made by the Experts in accordance with Clause 22.1;

“Financial Year” means, in relation to a company, an accounting period of 12 months ending on December 31;

“First Offer Exercise Notice” shall have the meaning ascribed to such term under Clause 12.3;

“First Offer Exercise Period” shall have the meaning ascribed to such term under Clause 12.3;

“First Offer Price” shall have the meaning ascribed to such term under Clause 12.2;

“First Reset Date” has the meaning given in Clause 5.3(i);

“General Assembly” means the general assembly of the Company;

“Global Coordinator Notice” has the meaning given in Clause 18.2;

“Global Coordinator” has the meaning given in Clause 18.2;

“Goldman Sachs Group” means the Goldman Sachs Group, Inc. and its Subsidiaries from time to time;

“Group” means (a) in relation to the Company, the TFI Group and (b) in relation to any other company, that company and any Affiliate of that company and “member of the Group” and “Group Company” shall be construed accordingly;

“Investment Bank Report” has the meaning given in Clause 18.3;

“IPO Exit Shares” has the meaning given in Clause 20.2;

“IPO Kick-Off Notice” has the meaning given in Clause 19.1;

“IPO Participation Notice” has the meaning given in Clause 20.1;

“IPO Pricing Date” has the meaning given in Clause 19.10;

“IPO Working Group” has the meaning given in Clause 18.4(i);

“IPO” has the meaning given in the definition for “Qualifying Public Offering” below;

“Key Subsidiary” means (i) any of TAB Gıda Sanayi ve Ticaret Anonim Şirketi, Fasdat Gıda Dağıtım Sanayi ve Ticaret Anonim Şirketi, Reklam Üssü Reklam Ajansı Prodüksiyon Danışmanlık Organizasyon Sanayi ve Dış Ticaret Anonim Şirketi,  Ekmek Unlu Gıda Sanayi ve Ticaret Anonim Şirketi, Ekur Et Entegre Sanayi ve Ticaret Anonim Şirketi, Atakey Patates Gıda Sanayi ve Ticaret Anonim Şirketi, Pangaea Foods SPC, and Pangaea Foods (China) Holdings Ltd and any other holding TFI Group Company from time to time as long as it continues to hold directly or indirectly a beneficial interest in Pangaea Foods (China) Holdings Ltd and (ii) any Subsidiary of the Company that has more than USD 10 million turnover per annum;

“KYC Requirement” means the due diligence process that the Goldman Sachs Group is required to undertake in relation to new Equity Shareholders, including know-your-customer checks, anti-money laundering checks and other on-boarding procedures;

“Letter of Undertaking” has the meaning given in Clause 8.5 and Schedule 5 (Form of Letter of Undertaking);

“Liquidation Assignment Amount” shall have the meaning given to it in Clause 4.3;

“Liquidation Preference Amount” shall have the meaning given to it in Clause 4.3;

“Liquidity Condition” shall be satisfied if, on the Effective Date in relation to an IPO, the number of Ordinary Shares comprising the free float is equal to or greater than the Relevant Amount, and where “Relevant Amount” means the higher of:

(a)         15 per cent. of the issued and outstanding Ordinary Shares on the Effective Date; and

(b)         a number of Ordinary Shares having an aggregate value, determined by reference to the QPO Price on the Effective Date, of not less than USD 400 million (or its equivalent, calculated at the prevailing USD exchange rate applicable on the Effective Date to the currency in which the trading price of the Ordinary Shares on the Qualifying Exchange is expressed);

and where “free float” shall be determined in accordance with the rules and regulations relating to requirements that a certain number or percentage of shares be in public hands and widely held, distributed among third party financial investors rather than held by Company insiders or related parties, in order to maintain, or be eligible for listing and admission to trading on the applicable Qualifying Exchange at the relevant time;

“Master Franchise Agreements” means any development, master franchise or other agreement and their respective annexes in place with each of Burger King Corporation, Popeyes Lousiana Kitchen, Inc., Arby’s Restaurant Group Inc. and Sbarro Inc. (or any of each of their respective group or subsidiary undertakings), each as entered into by TAB Gıda Sanayi ve Ticaret A.Ş. and/or any other TFI Group Company, as amended from time to time;

“Maximum Tag-Along Securities” has the meaning given in Clause 13.1;

“Net Cash/Debt” is defined as set out in Schedule 7 (Net Debt Calculation) attached hereto;

“New Party” has the meaning given in Clause 23.1;

“Offer Notice” shall have the meaning ascribed to such term under Clause 12.1.

“Offer Period” has the meaning given in Clause 13.2;

“Offer Price” has the meaning given in Clause 13.2;

“Offer Shares” has the meaning given in Clause 13.2;

“Offered Shares” has the meaning given in Clause 12.1;

“Ordinary Share(s)” means the ordinary shares in the capital of the Company in issue from time to time;

“Ordinary Shareholder(s)” means the holders from time to time of Ordinary Shares;

“Original Shareholder(s)” has the meaning given in the preamble;

“Partial IPO Company” has the meaning given in Clause 19.13;

“Partial IPO Participation Shares” has the meaning given in Clause 19.15;

“Partial IPO” has the meaning given in Clause 19.13;

“Party” means a party to this Agreement from time to time and any person who becomes a holder of Equity Shares at any time;

“Permitted Affiliate Transferee” has the meaning given in Clause 11.4;

“Permitted Encumbrance” has the meaning given in Clause 10.1(ii)(a);

“Permitted Transferee” has the meaning given in Clause 11.4;

“Person” means any individual, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“PFIC” has the meaning given in Clause 28.1(ii);

“Preference Amount” means the aggregate of the Subscriber Individual Commitment Amounts under the Subscription Agreement;

“Preferred Class A Share(s)” means a total number of 11,354,390,546 shares pre-IPO mandatory convertible preferred shares (imtiyazlı hisse) in the capital of the Company that rank senior to the Ordinary Shares and are issued to the Preferred Shareholder(s) in accordance with Clause 4 (Shareholding Structure);

“Preferred Shareholders’ Interest Ratio” means the ratio of the total number of the Pledged Shares (as defined under the Share Pledge Agreement) and the Preferred Class A Shares at any time to the total outstanding Equity Shares, which corresponds to 50.1% of the total outstanding Equity Shares at the time of execution of the Share Pledge Agreement (as such number of Pledged Shares may be adjusted in accordance with the Share Pledge Agreement);

“Preferred Shareholder Nominee Director” has the meaning given in Clause 6.2;

“Preferred Shareholder Sale” has the meaning given in Clause 13.13;

“Preferred Shareholder(s)” means the holders from time to time of Preferred Class A Shares;

“Preferred Shareholders’ IPO Lock-Up” has the meaning given in Clause 21.1;

“Prohibited Practice” means a coercive practice, a collusive practice, a corrupt practice, a fraudulent practice, a misuse of EBRD’s resources, an obstructive practice or a theft, as each of these terms is defined in EBRD’s Enforcement Policy and Procedures dated 5 November 2015 and as such terms are further interpreted in the Prohibited Practices Guidelines for EBRD Operations dated February 2016;

“Project” means the Company’s expansion in Turkey and China, and partial refinancing of the Bridge Loan;

“Proposed Transfer” has the meaning given in Clause 12.1;

“PS Tag-Along Event Notice” has the meaning given in Clause 13.13;

“Public Official” means: (i) an officer, agent or employee of a government, government-owned enterprise (or any agency, department or instrumentality thereof), political party or public international organization,  (ii) a candidate for government or political office, or (iii) an agent, officer, or employee of any entity owned by a government;

“Put Event(s)” has the meaning given in Clause 14.2;

“Put Option Completion Date” has the meaning given in Clause 16.11;

“Put Option Completion” has the meaning given in Clause 16.11;

“Put Option Consideration” has the meaning given in Clause 16.10;

“Put Option Exercise Date” has the meaning given in Clause 16.6;

“Put Option Exercise Notice” has the meaning given in Clause 16.3;

“Put Option Respective Proportion” means, in relation to an Original Shareholder, the proportion which the number of Ordinary Shares held by each such Original Shareholder bears to the total number of Ordinary Shares held by the Original Shareholders at the Put Option Exercise Date;

“Put Option Shares” mean the Preferred Class A Shares made subject to a Put Option Exercise Notice and (as the case may be) any Additional Put Option Exercise Notices following delivery of a Redemption Notice where the Company has not redeemed the Preferred Class A Shares described in the Redemption Notice in accordance with the terms of this Agreement and the Articles;

“Put Option” has the meaning given in Clause 16.1;

“QPO Conversion” has the meaning given in Clause 19.9;

“QPO Price” means in case of (i) an IPO, the final public offering price at which each Equity Share is offered in the IPO; and in case of (ii) a Merger, the value of each share of the surviving entity on the Effective Date;

“Qualified Beneficiary(ies)” has the meaning given in Clause 12.8 and 12.10;

“Qualifying Exchange” means (i) the New York Stock Exchange, the Borsa Istanbul, the London Stock Exchange, the Hong Kong Stock Exchange (provided that no listing will take place on the Borsa Istanbul without the prior written consent of the Preferred Shareholders holding equal to or more than 50% of the Preferred Class A Shares in issue at the time, such consent not to be unreasonably withheld, provided that it shall be reasonable to withhold consent if listing on Borsa Istanbul would be reasonably likely to create adverse tax consequences for any of such Preferred Shareholders at the time of the listing or at the time of any such Preferred Shareholder’s exit of its stake in the Company on or following an IPO); or (ii) any other stock exchange to which the prior written consent has been obtained from the Preferred Shareholders holding 75% or more in value of the Preferred Class A Shares in issue at the time;

“Qualifying Public Offering” or “QPO” means either (i) an offering of existing and/or new Equity Shares (including, to the extent applicable, Ordinary Shares, and/or Conversion Shares) for subscription or sale for cash to retail and/or institutional investors and, if and to the extent the Equity Shares (including, to the extent applicable, Ordinary Shares, and/or Conversion Shares) are not already listed, accompanied by the listing and admission to trading of such Equity Shares (including, to the extent applicable, Ordinary Shares, and/or Conversion Shares) on a Qualifying Exchange (“IPO”); or (ii) any transaction or arrangement, whether involving or effected by way of an offer to Ordinary Shareholders and Preferred Shareholders or through a scheme of arrangement, merger or other arrangement, pursuant to which (a) the Company merges or otherwise effectively combines with an entity and where the surviving entity of such merger or combination is, on the Effective Date, listed on a Qualifying Exchange; and (b) the surviving entity assumes all the obligations of the Company (“Merger”), provided that in each of the clauses (i) and (ii) above the Liquidity Condition is satisfied;

“Recognition Date” has the meaning given in Clause 7.6;

“Redemption Eligible IRR” means 17%;

“Redemption Notice” has the meaning given in Clause 14.2;

“Redemption Price” means such cash amount to be paid to the Preferred Shareholders per Preferred Class A Share following issue of a Redemption Notice, a Call Notice or Put Option Exercise Notice as permits the Preferred Shareholders to achieve the Redemption Eligible IRR;

“Related Persons” has the meaning given in Clause 34 (Entire Agreement);

“Relevant Party’s Group” means, in relation to a Party, that Party’s Subsidiaries and Affiliates from time to time;

“Representatives” has the meaning given in Clause 28.4;

“Repudiation” means occurrence of any of the following:

(i)             if any Equity Shareholder and or the Company takes any action to repudiate any Transaction Document in respect of any alleged invalidity of any Transaction Document; or

(ii)          if an Equity Shareholder and or the Company repudiates the validity of a Transaction Document or takes action to repudiate the validity of a Transaction Document or rescinds or takes action to rescind a Transaction Document;

“Reserved Matters” means the matters listed in Schedule 3 (Reserved Matters);

“Respective Proportion” means, in relation to an Ordinary Shareholder or a Preferred Shareholder, as applicable, the proportion which the number of Ordinary Shares or Preferred Class A Shares, as applicable, held by it bears to the total number of Equity Shares in issue from time to time;

“Restricted Affiliates” means any Affiliate of any of the Preferred Shareholders in which a Competitor of the Ordinary Shareholders and the Company has a shareholding interest of 10% or more;

“Restricted Party” means any individual or entity that is: (i) listed on, or owned or controlled (as such terms, including any applicable ownership and control requirements, are defined and construed in the applicable Sanctions laws and regulations or in any official guidance in relation to such Sanctions laws and regulations) by a person listed on, a Sanctions List, (ii) a government of a Sanctioned Country, (iii) an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country, (iv) resident or located in, operating from, or incorporated under the laws of, a Sanctioned Country, or (v) otherwise a target of Sanctions;

“Retained TFI Group Companies” means as defined in Clause 19.14(ii);

“Right of First Offer” shall have the meaning ascribed to such term under Clause 12.2;

“ROFO Completion Date” shall mean the date of the delivery of the Satisfaction Notice as provided under Clauses 12.7, 12.8 and 12.9;

“Roll-Up” has the meaning given in Clause 8.4;

“Roll-Up Shareholder” has the meaning given in Clause 8.5;

“Rules” has the meaning given in Clause 47.2;

“Sale Consideration” has the meaning given in Clause 13.1(ii);

“Sanctioned Country” means any country or other territory subject to a general export, import, financial or investment embargo under any Sanctions;

“Sanctions” means any laws or regulations relating to economic or financial sanctions or trade embargoes or related restrictive measures imposed, administered or enforced from time to time by a Sanctions Authority;

“Sanctions Authority” means (i) the United Nations Security Council; (ii) the United States government; (iii) the European Union; (iv) the United Kingdom government; (v) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the U.S. Department of Treasury, the United States Department of State and Department of Commerce, and Her Majesty’s Treasury; and (vi) any other governmental institution or agency with responsibility for imposing, administering or enforcing Sanctions with jurisdiction over any TFI Group Company;

“Sanctions List” means the Specially Designated Nationals and Blocked Persons list maintained by the U.S. Office of Foreign Assets Control (OFAC), the Denied Persons List maintained by the U.S. Department of Commerce, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury, or any other list issued or maintained by any Sanctions Authorities of persons subject to Sanctions (including investment or related restrictions), each as amended, supplemented or substituted;

“Satisfaction Notice” shall have the meaning ascribed to such term under Clause 12.5;

“Second Reset Date” has the meaning given in Clause 5.3(ii);

“Securities Act” has the meaning given in Clause 4.6;

“Selling Party” has the meaning given in Clause 13.6;

“Senior Management” mean each of the chief executive officer, chief financial officer, chief information officer, general manager and deputy general manager;

“Share Pledge Agreement” means the share pledge agreement to be entered into on the Completion Date by and between the Original Shareholders and the Preferred Shareholders under which the Original Shareholders provide a first ranking Turkish law share pledge over 40.2% of the Ordinary Shares issued and outstanding as at the time of the Completion Date and always subject to Clause 28.9 as collateral against, among others, (i) (a) the obligations of the Company to redeem the Preferred Class A Shares pursuant to the terms of this Agreement and (b) the obligations of the Original Shareholders to buy back the Preferred Class A Shares pursuant to the terms of this Agreement, or (ii) the Company to pay to the Pledgees the Subscription Price back within 3 Business Days in accordance with Clause 5.4 of the Subscription Agreement in the event the Completion does not occur in accordance with the Subscription Agreement;

“Shareholder Group” means, in relation to a Party which is an Ordinary Shareholder or a Preferred Shareholder, that Party’s Subsidiaries and Affiliates from time to time;

“Shareholder Indebtedness” means any form of indebtedness or borrowing of any kind, including but not limited to loans, monies borrowed, the making of guarantees or similar assurances against the financial loss of any person, or any other transaction having the commercial effect of a borrowing, (but excluding monies owed in respect of reasonable costs and expenses properly incurred by an Equity Shareholder in connection with the discharge of his managerial and fiduciary duties to any TFI Group Company) where such indebtedness is owed by a TFI Group Company to an Equity Shareholder or to a member of a Shareholder Group, or to any Related Person of an Equity Shareholder or a Shareholder Group;

“Subscription Agreement” means the subscription agreement entered into on the date hereof by the Original Shareholders, the Company and the Preferred Shareholders relating to the subscription by the Preferred Shareholders of Preferred Class A Shares in the Company;

“Subsidiary” means an entity of which a Person has direct or indirect control or owns, directly or indirectly, equal to or more than 50% of the voting capital or similar right of ownership (including, without limitation, Atakey Patates Gıda Sanayi ve Ticaret Anonim Şirketi in the case of the Company) and “control” for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise;

“Tag Response” has the meaning given in Clause 13.4;

“Tag-Along Elected Securities” has the meaning given in Clause 13.1(ii);

“Tag-Along Eligible IRR” has the meaning given in Clause 13.1(ii);

“Tag-Along Event Notice” has the meaning given in Clause 13.2;

“Tag-Along Offer” has the meaning given in Clause 13.6;

“Tag-Along Right” has the meaning given in Clause 13.2;

“Tag-Along Securities” has the meaning given in Clause 13.1(ii);

“Tag-Along Security Shares” has the meaning given in Clause 13.1(ii);

“TFI Group” means the Company and any of its direct or indirect Subsidiaries from time to time (for the avoidance of doubt including, without limitation, the Key Subsidiaries) and the expression “TFI Group Company” shall be construed accordingly;

“TFI Sale” has the meaning given in Clause 13.2;

“TFI Shareholding” has the meaning given in Clause 13.1(ii);

“TFI Shares for Sale” has the meaning given in Clause 13.1(ii);

“Third Party Offer Notice” has the meaning given in Clause 12.12;

“Third Party Offer Price” has the meaning given in Clause 12.12;

“Third Party Purchaser” has the meaning given in Clause 13.1(i);

“Third Party Sale” has the meaning given in Clause 13.7;

“Third Person” means any Person acting directly or indirectly for and on behalf of a TFI Group Company or an Original Shareholder under the instructions of a TFI Group Company or an Original Shareholder or Senior Management or Directors of any of the TFI Group Companies;

“Third Reset Date” has the meaning given in Clause 5.3(iii);

“TL” means Turkish Lira, the official currency of Turkey;

“Top-Up Shares” has the meaning given in Clause 19.5(ii);

“trading day” means a day on which the Qualifying Exchange on which the Company or, following a Merger, any surviving entity is listed or to be listed is open for dealings in quoted securities;

“Tranche 1 Shares” has the meaning given in Clause 19.4(i);

“Transaction Documents” means this Agreement, the Subscription Agreement, the Share Pledge Agreement and the Articles, and “Transaction Document” shall mean any one of them, as amended from time to time;

“Transferring Party” has the meaning given in Clause 12.1;

“U.S. Investor” means; (i) any Goldman Sachs Group entity that is a United States Person and (ii) any Goldman Sachs Group entity that is an entity treated as a foreign partnership for U.S. federal income tax purposes, one or more of the owners of which are United States persons;

“United States Person” means any person described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”);

“United States Shareholder” means any shareholder of the Company that owns at least 10 percent of the outstanding shares of the Company and is subject to income tax in the U.S. based on citizenship, residence, green card status, creation under the laws of a State of the United States or for any other reason;

“USD” means U.S. Dollars or the currency for the time being of the United States;

“Warranties” means those warranties set out in Clause 25 (Warranties) and Clause 26 (Tax Warranties) below; and

“Warranty Call Notice” has the meaning given in Clause 24.7;

“Warranty Call Option Price” has the meaning given in Clause 24.8;

“Warranty Call Option Shares” has the meaning given in Clause 24.7;

“Warranty Call Option” has the meaning given in Clause 24.5;

“Working Hours” has the meaning given in Clause 41.1;

1.2                               The expression “in the agreed terms” means in the form agreed between the Shareholders and the Preferred Shareholders and signed for the purposes of identification by or on behalf of each of them.

1.3                               Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (excluding, for the avoidance of doubt, email).

1.4                               References to “include” or “including” are to be construed without limitation.

1.5                               References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.

1.6                               References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).

1.7                               The date or the date of service of a notice or other communication given under the provisions of this Agreement shall be the date on which the recipient of the notice shall be deemed to have received it in accordance with Clause 41 (Notices).

1.8                               The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.

1.9                               Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

1.10                        References to Clauses, paragraphs and Schedules are to clauses and paragraphs of, and schedules to, this Agreement.  The Schedules form part of this Agreement.

1.11                        References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.

1.12                        References to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.13                        The expressions “ordinary course of business” or “business in the ordinary course” mean the ordinary and usual course of business of the Company (including in nature and scope) from time to time.

1.14                        This Agreement shall be binding on and be for the benefit of the successors of the Parties.

2.                                      Conditions

2.1                               This Agreement shall only become effective upon Completion, which shall itself be conditional on the Conditions having been fulfilled or waived in writing in accordance with the terms of the Subscription Agreement.

2.2                               If the Subscription Agreement terminates in accordance with its terms prior to the issuance of the Preferred Class A Shares, this Agreement shall automatically and immediately terminate on the date of such termination.

2.3                               If this Agreement is terminated in accordance with Clause 2.2, the rights and obligations of the Parties under this Agreement shall cease save in respect of antecedent breaches and under the Continuing Provisions.

3.                                      Post-Completion Undertakings

3.1                               The Company shall (and if applicable the Original Shareholders shall exercise their voting rights to procure that the Company shall) as soon as practicable following Completion and in any case no later than March 31, 2017 (in the case of the obligations set out in Clause 3.1(i) and Clause 3.1(iii), below) and 30 Business Days after the Completion Date (in the case of the obligations set out in Clause 3.1(ii), below) :

(i)                                     ensure that to the extent that written contractual agreements do not exist as at the date of this Agreement between any TFI Group Company and (i) its material suppliers constituting the top ten suppliers by value determined with reference to the 12 months prior to the Completion Date or (ii) its material customers constituting the top ten customers by value determined with reference to the 12 months prior to the Completion Date, (and only to the extent that such relationships are not governed by the terms of the Master Franchise Agreements) written contracts and/or written framework supply agreements are entered into with such material suppliers and customers, setting out the terms and conditions subject to which such material suppliers and customers will deal with the TFI Group. For the avoidance of doubt, any delays caused by the counterparties of negotiations related to such contracts shall not constitute a breach of this sub-clause provided that the relevant TFI Group Company acts diligently and in good faith in all such negotiations and further provided that the grace period granted above in relation to breaches of this Clause 3.1(1) arising from a delay due to negotiations shall not apply to any intra-Group contract that needs to be concluded between TFI Group Companies by operation of this paragraph (i);

(ii)                                  certify and deliver to the Preferred Shareholders notarized copies of the most recent share book of each TFI Group Company (other than the Company), which are fully updated and corrected so as to reflect the current, accurate and up to date holdings of shares, including all share issues and transfers that have taken place in respect of each TFI Group Company, up to and including the date of this Agreement; and

(iii)                               where the constitutional documents of any TFI Group Company set any limitation on the length of time for which such TFI Group Company will be incorporated, deliver to the Preferred Shareholders the copies of Trade Registry extract indicating that such constitutional documents are amended so as to provide that the relevant TFI Group Company may remain incorporated without limitation in time.

4.                                      Shareholding Structure

4.1                               Upon Completion, the voting share capital of the Company will be represented by: (i) 103,336,423,049 Ordinary Shares held by the Original Shareholders representing 90.1% of the voting share capital of the Company; and (ii) 11,354,390,546 Preferred Class A Shares held by the Preferred Shareholders representing 9.9% of the voting share capital of the Company.  Each Equity Share, regardless of whether it is an Ordinary Share or a Preferred Class A Share, will have one vote.

4.2                               On the Completion Date, the Company shall issue 11,354,390,546 Preferred Class A Shares and the Preferred Shareholders shall subscribe for such Preferred Class A Shares as set out opposite their respective names in Schedule 2 (Shareholding After Completion).  The rights and privileges afforded to each of the Preferred Class A Shares as they relate to the receipt of Distributable Dividends are set out herein.  The Preferred Shareholders shall have preferential rights upon liquidation, as set out in the Articles.  The Original Shareholders hereby waive their right to redemption in case of liquidation in favour of the Preferred Shareholders.

4.3                               For the avoidance of doubt, no Original Shareholder shall receive any proceeds as a result of liquidation and any and all amounts received in this respect shall be distributed to Preferred Shareholders as set out in the Articles, and otherwise to the extent permitted by Applicable Law, but only up to an amount to be calculated as the Preference Amount compounded by the Redemption Eligible IRR starting on the Completion Date and ending on the date that proceeds are realised as a result of liquidation (“Liquidation Preference Amount”). The Original Shareholders hereby irrevocably assign and transfer any proceeds they might otherwise be entitled to receive as a result of liquidation of the Company by operation of law, including but not limited to the amount they have received in consideration of and corresponding to the nominal / par value of Equity Shares they hold at the time of liquidation which shall not, in any case, be less than the Liquidation Preference Amount less any proceeds resulting from liquidation and any and all amounts received in this respect by the Preferred Shareholders (“Liquidation Assignment Amount”). The parties agree that this Clause is a true, valid, irrevocable and enforceable assignment of the Liquidation Assignment Amount and the Parties agree to take all actions necessary to effect the assignment hereof under any relevant jurisdiction.

4.4                               Unless otherwise mutually agreed between the Ordinary Shareholders and the Preferred Shareholders, and without prejudice to Clause 8.1, none of the Preferred Shareholders shall be obliged to provide any further capital to the Company or any TFI Group Company either by way of subscription for Equity Shares, loan notes, preferred equity instruments (of whatever nature) or other instruments or securities, or by advancing loans, or otherwise.

4.5                               In the event that this Agreement is terminated in accordance with Clause 35 (Duration and Termination) below, the rights and privileges afforded to the Preferred Class A Shares, to the extent such rights have not expired earlier, shall expire.  In the event that such automatic expiration of Preferred Class A Shares cannot be achieved, each of the Preferred Shareholders agrees to take all necessary actions and vote all Preferred Class A Shares it then owns to cause the Company to remove the preferences granted to Preferred Class A Shares.

4.6                               The Preferred Class A Shares have been offered by way of a private placement to institutional investors only outside the United States in compliance with Regulation S (Category [1]) of the United States Securities Act of 1933, as amended (the “Securities Act”). There has not been and will be no sale or distribution of Preferred Class A Shares by the Company in or into the U.S. or to, or for the account or benefit of, U.S. persons (as defined in the Securities Act), or in or into, or to investors, in Canada, Australia, or Japan.

5.                                      Dividend Policy

5.1                               The Preferred Class A Shares shall have the right to the preferential payment of dividends as set out in this Agreement and the Articles.

5.2                               Subject to the Company complying with its statutory obligations and unless the Ordinary Shareholders and the Preferred Shareholders agree otherwise by a unanimous vote of the Ordinary Shareholders and the Preferred Shareholders in relation to any particular Financial Year, the Company shall, and each of the Ordinary Shareholders and the Preferred Shareholders shall procure that the Company shall, take all reasonable steps to maximize the profits available for distribution and shall distribute, and each of the Ordinary Shareholders and the Preferred Shareholders agrees to vote all Ordinary Shares and/or Preferred Class A Shares it then owns to cause the Company to distribute, by way of dividend, the amounts set out in Clause 5.3 below to the Preferred Shareholders in accordance with the provisions of this Clause 5 (Dividend Policy).

5.3                               Subject to Clause 5.6 and to the extent permissible by Applicable Law, the Company shall, and the Ordinary Shareholders shall procure that the Company shall, prior to distributing any Distributable Dividends to the Ordinary Shareholders effect distribution to the Preferred Shareholders, pro rata to their holding of Preferred Class A Shares as at the date of the distribution, by way of dividend to the Preferred Shareholders on their respective interests in the aggregate Preference Amount, net of any applicable withholding tax in Turkey (to the extent such taxes are not recoverable by the relevant Preferred Shareholder) from (and including) the:

(i)                                     Completion Date to (but excluding) the first anniversary of the Completion Date (the “First Reset Date”), an aggregate amount of USD 7,500,000, being equivalent to 5% of the Preference Amount per annum; and

(ii)                                  First Reset Date to (but excluding) the second anniversary of the Completion Date (the “Second Reset Date”), in an aggregate amount of USD 9,000,000, being equivalent to 6% of the Preference Amount per annum; and

(iii)                               Second Reset Date to (but excluding) the third anniversary of the Completion Date (the “Third Reset Date”), in an aggregate amount of USD 10,500,000, being equivalent to 7% of the Preference Amount per annum; and

(iv)                              Third Reset Date to (but excluding) the fourth anniversary of the Completion Date in an aggregate amount of USD 13,500,000, being equivalent to 9% of the Preference Amount per annum.

5.4                               To the extent permissible by Applicable Law, dividends shall be payable to the Preferred Shareholders annually in arrears by the end of July of each year, commencing in the Financial Year following the Completion Date.

5.5                               The dividend rights of the Preferred Class A Shares shall be cumulative, and to the extent that the Company is unable to pay a dividend of the Preferred Class A Shares in respect of any Financial Year, the Company shall calculate the amount of such unpaid dividend of the Preferred Class A Shares for the relevant Financial Year and add this amount to the dividend paid to the Preferred Class A Shares in the following Financial Year. These cumulative rights are not limited in time and will continue to accumulate in successive years in respect of each Financial Year in which dividends are not paid to Preferred Shareholders until the later of (a) the fourth anniversary of the Completion Date or (b) the date on which all dividends payable to Preferred Shareholders have been paid in full, save that if a QPO has not occurred by such date (the later of (a) and (b)), any dividend amounts due and payable to the Preferred Shareholders following the Third Reset Date shall be included in the Redemption Price payable to the Preferred Shareholders pursuant to Clause 14 or Clause 16, as applicable (a sample calculation is shown in Schedule 8 (Eligible IRR Calculation)).  For the avoidance of doubt, any dividends received by the Preferred Shareholders, net of any applicable withholding tax in Turkey, shall be deducted from the Redemption Price and/or the Put Option Consideration, as the case may be.

5.6                               Any distribution to be made by the Company shall be first made to the Preferred Shareholders in accordance with Clause 5.3 above. Any residue shall be distributed only to the Ordinary Shareholders pro rata to their respective shareholdings.  Dividend payments shall be made in TL by converting the dividend amounts expressed in USD in Clause 5.3 above to TL by using the last available daily TL/USD selling rate of the Central Bank of Turkey as reported on the website of the Central Bank of Turkey.

5.7                               For the avoidance of doubt, in the calculation of any amounts payable under any Eligible IRR, Tag-Along Eligible IRR and/or Redemption Eligible IRR, when taking into account any dividends paid and/or payable in accordance with this Clause 5 (Dividend Policy) such amounts will be calculated and paid by the Company on a net basis, based on the amount of cash actually received by a Preferred Shareholder as dividends following any deductions required by Turkish law (a sample calculation is shown in Schedule 8 (Eligible IRR Calculation)).

5.8                               If any Preferred Shareholder disagrees with the calculation of any Eligible IRR and/or Tag-Along Eligible IRR as undertaken by the Company or the Original Shareholders, as the case may be, they shall, no later than 20 Business Days after receipt of dividend payment, notify the Company and/or the Original Shareholders, as the case may be, in writing (a “Calculation Notice”). If the Parties fail to resolve such disagreement amicably within 15 Business Days, the Parties agree that Experts shall be appointed in accordance with, and subject to the terms of, Clause 22.1, who shall certify in writing the amounts that would constitute in their opinion the Eligible IRR and/or Tag-Along Eligible IRR, as applicable. Following the determination by the Experts of the Eligible IRR and/or Tag-Along Eligible IRR, as applicable, pursuant to Clause 22 (Experts), the Company or the Original Shareholders shall, if required by such determination pay to the Preferred Shareholders any difference between the amount calculated by the Company or the Original Shareholders and the Experts and interest on such difference at a rate of 17% from the date of the payment until receipt of such amount.

6.                                      Board Composition

6.1                               The rights to appoint a Director of the Company pursuant to this Clause 6 (Board Composition) shall apply only for so long as the Preferred Shareholders (or, as the case may be, their respective Permitted Affiliate Transferees) continue to collectively hold 25% or more of the Preferred Class A Shares issued and outstanding as at the Completion Date, but not otherwise.

6.2                               The Preferred Shareholders shall be entitled to appoint to, and remove from (in each case by written notice to the Company), the Board, one Director of the Company (the “Preferred Shareholder Nominee Director”), who shall be such person as shall be agreed upon and nominated by Preferred Shareholders holding not less than 75% of the Preferred Class A Shares from time to time. Each Equity Shareholder shall use its votes as shareholder in the Company to ensure that the Board is constituted in accordance with the provisions of this Agreement. The Preferred Shareholder Nominee Director shall be subject to the standard fiduciary requirements as required by Applicable Law but for the avoidance of doubt shall not owe any additional contractual duty, fiduciary or otherwise, to any Equity Shareholder.

6.3                               The Preferred Shareholders shall, before appointing a Director to the Company, consult with and give the Original Shareholders a reasonable opportunity to express any concern as to his suitability but for the avoidance of doubt the Original Shareholders shall have no veto power over the appointment of a Preferred Shareholder Nominee Director.

6.4                               Upon this Agreement being terminated or otherwise coming to an end, or upon the Preferred Shareholders holding less than 25% of the Preferred Class A Shares issued and outstanding as at the Completion Date (where, for the purposes of such calculation, the percentage holding of Preferred Class A Shares held by a Preferred Shareholder shall be aggregated with the percentage holdings of Preferred Class A Shares held at such time by any Affiliate of the Preferred Shareholder, as applicable), the Preferred Shareholders shall:

(i)                                     promptly cause the Preferred Shareholder Nominee Director to resign as a Director of the Company in such manner and form as is required by Applicable Law, without compensation for loss of office or otherwise; and absent such resignation;

(ii)                                  forthwith take or join in taking such steps as the Company may lawfully and reasonably require in order to effect his lawful removal as a Director of the Company.

6.5                               In addition and without prejudice to the right of the Preferred Shareholders to appoint the Preferred Shareholder Nominee Director under this Clause 6 (Board Composition), each Preferred Shareholder shall, at its own cost, have the right to appoint to, and remove from, the Board an observer. Any person appointed as an observer to the Board shall be given all the information in respect of Board meetings that a Director of the Company would be entitled to receive, and shall be entitled to receive that information (including, without limitation, notice of meetings) at the same time as the Directors of the Company would be entitled to receive it. Each observer shall be entitled to attend and speak at any meetings of the Board but shall not be entitled to vote, nor shall he be regarded as an officer of the Board or be counted in the quorum of any meeting of the Board.

7.                                      Reserved Matters

7.1                               To the extent permitted by Applicable Law, the Original Shareholders shall procure that no decision is taken by (i) the Company in relation to any of the Reserved Matters set out in paragraphs 3 and 4 of Schedule 3 (Reserved Matters) without the prior approval in writing of all of the Preferred Shareholders; and (ii) any of the TFI Group Companies in relation to any of the remaining Reserved Matters without the prior approval in writing of the holders of at least 75% of the Preferred Class A Shares issued and outstanding from time to time.

7.2                               The Preferred Shareholders shall give their approval under Clause 7.1 either by signing a written resolution (which shall, in order to be valid, require to be signed by holders of at least 75% of the Preferred Class A Shares issued and outstanding from time to time) or by a vote in favour on a separate and specific resolution on that matter passed by holders of at least 75% of the Preferred Class A Shares issued and outstanding from time to time at a general meeting of Preferred Shareholders.  Any meeting of Preferred Shareholders held to grant approval under this Clause 7 shall be convened on the same notice and subject to the same requirements as to voting as a General Assembly and shall otherwise be subject to the requirements applicable to a General Assembly set out in the Articles, save that when calculating whether the majority required has been achieved, the chairman of the meeting shall take into account the aggregate number of Preferred Class A Shares in issue from time to time (and not, for the avoidance of doubt, the aggregate number of Preferred Class A Shares held by those Preferred Shareholders actually present and voting).

7.3                               If the Original Shareholders fail to comply with their obligations under Clause 7.1 above, any Preferred Shareholder shall notify the Original Shareholders of such breach (with a copy to the other Preferred Shareholders) within five Business Days of any such non-compliance.  The Original Shareholders shall have 30 days to cure such non-compliance.  If such non-compliance has not been cured by the end of the 30 days cure period, Clause 14 shall apply.

7.4                               As a separate obligation, severable from the other obligations in this Clause 7, the Company agrees that, except with the prior written consent of the holders of 75% or more of the

Preferred Class A Shares issued and outstanding from time to time, it shall not effect or propose any of the matters referred to in Schedule 3 (Reserved Matters), provided that the Preferred Shareholders continue to collectively hold 25% or more of the Preferred Class A Shares issued and outstanding as at the Completion Date (where, for the purposes of such calculation, the percentage holding of Preferred Class A Shares held by a Preferred Shareholder shall be aggregated with the percentage holdings of Preferred Class A Shares held at such time by any Affiliate of the Preferred Shareholder, as applicable).

7.5                               For the avoidance of doubt, the Equity Shareholders shall not exercise their voting rights in a way to prevent or block any action explicitly agreed among the Parties under this Agreement. Notwithstanding the foregoing, this provision shall not restrict the exercise by the Preferred Shareholders of any minority right, shareholder right, security holder right and/or any other right given to them under the Transaction Documents and Applicable Law.

7.6                               Subject to Clause 8.3 and 10.2 of the Share Pledge Agreement, during the period following the issuance of a final arbitral award in favour of the Pledgees in accordance with Clause 8.1 (relating to an Enforcement Event) of the Share Pledge Agreement until such time as such award is recognized by the Turkish courts (the “Recognition Date”):

(i)                                     where the Preferred Shareholders’ Interest Ratio has not fallen below 50.1% of the outstanding Equity Shares at any time, the Preferred Shareholders and the Original Shareholders shall procure that no decision is taken by the Company (whether in its General Assembly, Board or otherwise) without the prior written approval of the Preferred Shareholders and the Original Shareholders;

(ii)                                  if and for so long as the Preferred Shareholders’ Interest Ratio has fallen below 50.1%, the Company and the other TFI Group Companies shall be governed until the Recognition Date as if the Preferred Shareholders, as a group, and the Original Shareholders, as a group, were equal 50% shareholders in the Company, with a view to the Company and the other TFI Group Companies continuing to operate their businesses in the ordinary course.

8.                                      Issuance of New Equity Shares

8.1                               Each Preferred Shareholder shall be entitled to participate in the issuance of any new Equity Shares of the Company that are issued pursuant to the terms of Clause 8 (Issuance of New Equity Shares) and Schedule 3 (Reserved Matters) in accordance with its Respective Proportion and, provided that the Preferred Shareholders are granted the right to participate in issuance of any new Equity Shares, they shall vote in favour thereof and take all other actions necessary to procure the issuance of such Equity Shares. For the avoidance of doubt, the Original Shareholders agree that they shall not restrict the right of the Preferred Shareholders to participate in the issuance of any new Equity Shares of the Company and shall not restrict any such pre-emptive right pertaining to Equity Shares for any new issuance to any third party without the Preferred Shareholders’ prior consent. If any of the Preferred Shareholders declines to participate in all or a part of its Respective Proportion of new Equity Shares to be issued by the Company, the other Preferred Shareholders shall be entitled to take up and subscribe to the unused part of such proportion of new Equity Shares at par before such right to participate is offered to the Ordinary Shareholders pursuant to Applicable Law.

8.2                               Each Preferred Shareholder may, with the prior consent of the Original Shareholders, transfer all or part of its pre-emptive rights arising on the issuance of any new Equity Shares to any of its Affiliates which is not a Restricted Affiliate provided that any such Affiliate which is not a Party to this Agreement shall first enter into a Deed of Adherence before being registered in the books of the Company as an Equity Shareholder.  For the avoidance of doubt and subject to Clause 8.6, the Parties agree that any Preferred Shareholder which does not participate in the issuance of any new Equity Shares shall be diluted.

8.3                               If any Preferred Shareholder does not exercise its rights set out under Clause 8.1 and 8.2, and the new Equity Shares are intended to be offered by the Company to any third party which is not, at that time, a Party to this Agreement, such third party’s eligibility for subscribing for any new Equity Share shall be conditional on satisfaction of KYC Requirements and entering into a Deed of Adherence.

8.4                               Other than with regard to Clause 8.3 above, this Clause 8 (Issuance of New Equity Shares) shall not be applicable:

(i)                                     in the event of the issue and allotment of Ordinary Shares to any existing shareholders of TFI Group Companies where such shareholders are to receive Ordinary Shares in consideration for the transfer to the Company (or any Subsidiary) of their holding in any such TFI Group Companies (a “Roll-Up”) provided that following any such Roll-Up the percentage holdings of Equity Shares held by the Preferred Shareholders and the Original Shareholders shall each be diluted pro rata to their Respective Proportion as at the time, on terms that shall ensure equal treatment of the Original Shareholders and the Preferred Shareholders in the Roll-Up and as a result of the Roll-Up and the Original Shareholders shall secure no additional benefit for themselves that is not also extended to the Preferred Shareholders;

(ii)                                  to any transfer or issuance of Ordinary Shares not exceeding (when aggregated with previous issuances under this Clause 8.4(ii)) 5% of the Ordinary Shares issued and outstanding as at the Completion Date, to selected members of the Company’s management in China or Turkey, or

(iii)                               to Ordinary Shares to be received by the Original Shareholders in consideration of the injection into the Company of the bonus shares in Pangaea Foods (China) Holdings, Ltd., in each case, without prejudice to the obligation of the Original Shareholders to maintain the Preferred Shareholders’ Interest Ratio (subject to Partial Release, as defined in the Share Pledge Agreement).

8.5                               For the avoidance of doubt, before any new party that is to receive Ordinary Shares pursuant to a Roll-up is registered as a holder of any Ordinary Shares, (a “Roll-Up Shareholder”), the Original Shareholders shall procure that such Roll-Up Shareholder shall execute a letter of undertaking substantially in the form set out at Schedule 5 (Form of Letter of Undertaking) (the “Letter of Undertaking”) and the Original Shareholders shall procure the Letter of Undertaking to be executed by the Roll-Up Shareholder.

8.6                               Notwithstanding any provision to the contrary included in this Clause 8 and Schedule 3 (Reserved Matters), the Company may not issue and allot any new Preferred Class A Shares to the extent that the total preference amount of the Preferred Class A Shares issued and outstanding from time to time would thereby exceed USD 150 million, and the Preferred Shareholders shall not be required to vote in favour of any shareholder resolutions or to take any other steps necessary to facilitate the same.

9.                                      Access to Information

9.1                               The provisions of this Clause 9 (Access to Information) shall apply to and for so long as the Preferred Shareholders hold 25% or more of the Preferred Class A Shares issued and outstanding as at the Completion Date but not otherwise.

9.2                               Subject to Clause 9.1 above, as soon as reasonably practicable and to the extent permitted by Applicable Laws, the Company shall provide the Preferred Shareholders with the following information:

(i)                                     a copy of the business plan and operating budget and cash flow for the Company and the TFI Group and for the relevant Financial Year, no later than fifteen Business Days after the end of the immediately preceding Financial Year;

(ii)                                  convenience English translation of the consolidated audited annual accounts of the Company and the TFI Group in accordance with the IFRS in respect of each Financial Year following their approval at the meeting of the shareholders of the Company;

(iii)                               monthly unaudited management accounts of the Company to be supplied within fifteen Business Days after the end of the month to which they relate;

(iv)                              upon request by any Preferred Shareholder, information relating to the Company’s issued share capital and convertible instruments (including the Preferred Class A Shares) providing details of Equity Shareholders and including the percentage of the fully diluted share capital and/or the Preferred Class A Shares held by each Preferred Shareholder;

(v)                                 upon request by any Preferred Shareholder, access to internal audit reports that are provided to the Board;

(vi)                              any information that it has provided to any other Preferred Shareholder; and

(vii)                           any information reasonably requested (at the cost of the Preferred Shareholder making the request) to enable such Preferred Shareholder to comply with tax filings or elections.  The Company shall complete all documentation reasonably requested by the Preferred Shareholders to permit the Preferred Shareholders to meet their U.S. tax requirements.

10.                               Restrictions on Transfer of Shares

10.1                        Any actions under this Clause shall be subject to Clause 8 (Issuance of New Equity Shares), Clause 11 (Permitted Transfers) and Clause 13 (Tag-Along Right), as applicable:

(i)                                     no Equity Shares nor any interest therein or in respect thereof shall be transferred to, conferred upon or become vested in any person other than the transfer of the whole legal and equitable title to such shares or interest therein or in respect thereof carried out in accordance with this Agreement and the Articles; and

(ii)                                  save as permitted in accordance with Clause 8 (Issuance of New Equity Shares), Clause 11 (Permitted Transfers), and Clause 13 (Tag-Along Right):

(A)                               no Ordinary Shareholder shall, without the prior written consent of the Original Shareholders and the Preferred Shareholders holding 75% or more of the Preferred Class A Shares issued and outstanding from time to time (where, for the purposes of such calculation, the percentage holding of Preferred Class A Shares held by a Preferred Shareholder shall be aggregated with the percentage holdings of Preferred Class A Shares held at such time by any Affiliate of the Preferred Shareholder, as applicable); and

(B)                               no Preferred Shareholder shall, directly or indirectly, without the prior written consent of the Original Shareholders,

do, or agree to do, any of the following:

(a)                                 create or allow to subsist any Encumbrance in respect of any of its Equity Shares or any interest in (or in respect of) any of its Equity Shares other than (x) an Encumbrance on Preferred Class A Shares of any Preferred Shareholder approved by the prior written consent of the Original Shareholders and the other Preferred Shareholders or (y) an Encumbrance on Ordinary Shares that are not pledged under the Share Pledge Agreement (a “Permitted Encumbrance”);

(b)                                 create or permit to subsist any trust in relation to any Equity Shares other than a Permitted Encumbrance;

(c)                                  sell, assign, transfer, contribute in kind or otherwise dispose of or deal with, or grant any option over, any of its Equity Shares or an interest, or a right, in (or in respect of) its Equity Shares;

(d)                                 enter into any agreement or other arrangement in respect of the votes or other rights attached to, or any benefits (economic or otherwise) or privileges pertaining to, any of its Equity Shares; or

(e)                                  enter into any derivative arrangement referenced to any of its Equity Shares or the rights attached to, or any benefits (economic or otherwise) or privileges pertaining to, any of its Equity other than a Permitted Encumbrance. Notwithstanding the foregoing and for the avoidance of doubt,  Clouse SA shall be permitted to issue and sell to members of its Relevant Party’s Group debt instruments (the “Notes”) referencing and passing on the economic benefit of the segregated compartment of Clouse SA, namely Compartment 17, which compartment’s sole purpose is to hold Clouse SA’s Preferred Class A Shares. The Notes will initially be held by Eleuthera SPC acting for its Burger Delight SP segregated portfolio (“Eleuthera”). The Notes will be freely transferable only between members of Clouse SA’s Relevant Party’s Group (which, for the purposes of this paragraph, shall include Eleuthera), provided that neither Clouse S.A. nor Eleuthera will permit a transfer of Notes to an investor that has not been subject to the policies and procedures of Credit Suisse AG designed to ensure compliance with applicable anti-money laundering and other applicable “Know Your Client” policies and procedures.

10.2                        Any act, or any other dealing or attempted dealing or disposal of any interest in or in respect of Equity Shares, other than as so permitted shall be invalid, and shall not be registered by the Company.

11.                               Permitted Transfers

11.1                        Notwithstanding the provisions of Clause 10 (Restrictions on Transfer of Shares), any Original Shareholder may at any time transfer any Equity Shares to a Permitted Affiliate Transferee (as defined below), provided that:

(i)                                     the transferee first enters into a Deed of Adherence, with the transferor having notified the other Equity Shareholders and the Company of the proposed transfer, including the identity of the proposed transferee and shall thereafter be bound by the Deed of Adherence as though it were itself an Original Shareholder (including, without limitation, for the purposes of this Clause 11.1);

(ii)                                  the transferee demonstrates to the reasonable satisfaction of the other Equity Shareholders that such transferee is an Affiliate of the relevant Original Shareholder;

(iii)                               the transferee is an Affiliate of the Original Shareholder;

(iv)                              the transferee satisfies KYC Requirements;

(v)                                 EBRD has confirmed in writing that the proposed transferee is acceptable to EBRD on integrity grounds (including under the EBRD Enforcement Policy and Procedures and any other relevant EBRD policy);

(vi)                              the Original Shareholder specifies the number of Ordinary Shares to be transferred, by notice in writing to the other Equity Shareholders, at least ten Business Days before completion of the proposed transfer and provides any further information and evidence reasonably requested by such other Equity Shareholders in relation to such transfer.

11.2                        Notwithstanding the provisions of Clause 10 (Restrictions on Transfer of Shares) and subject to Clause 13 (Tag-Along Right), any Original Shareholder may at any time transfer any Equity Shares to a third party transferee, provided that:

(i)                                     the transferee first enters into a Deed of Adherence, with the transferor having notified the other Equity Shareholders, as applicable, and the Company of the proposed transfer, including the identity of the proposed transferee; and shall thereafter be bound by the Deed of Adherence as though it were itself an Original Shareholder (including, without limitation, for the purposes of this Clause 11.2)

(ii)                                  the transferee satisfies KYC Requirements;

(iii)                               EBRD has confirmed in writing that the proposed transferee is acceptable to EBRD on integrity grounds (including under the EBRD Enforcement Policy and Procedures and any other relevant EBRD policy);

(iv)                              the transfer does not result in Change of Control or cause the violation of Clause 5.1 (iii) of the Share Pledge Agreement; and

(v)                                 the Original Shareholder specifies the number of Ordinary Shares to be transferred, at least twenty Business Days before completion of the proposed transfer, by notice in writing to the other Equity Shareholders and provides any further information and evidence reasonably requested by them in relation to such transfer.

11.3                        Notwithstanding the provisions of Clause 10 (Restrictions on Transfer of Shares), any Preferred Shareholder may at any time transfer any Equity Shares to its Affiliate, provided that:

(i)                                     the transferee first enters into a Deed of Adherence, with the transferor having notified the other Equity Shareholders, as applicable, and the Company of the proposed transfer, including the identity of the proposed transferee and shall thereafter be bound by the Deed of Adherence (including, without limitation, for the purposes of this Clause 11.3);

(ii)                                  the transferee is an Affiliate of the relevant Preferred Shareholder (and, to the extent that any additional tax burden is created for the Company as a result of such transfer, such additional tax burden is payable by the Preferred Shareholder undertaking the transfer pursuant to this Clause 11 (Permitted Transfers)); and

(iii)                               the Affiliate is not on the list of EBRD ineligible entities, located at http://www.ebrd.com/ineligible-entities.html; and

(iv)                              the Preferred Shareholder specifies the number of Preferred Class A Shares to be transferred, at least ten Business Days before the completion of the proposed transfer.

11.4                        Each such Affiliate transferee to whom Equity Shares are transferred in reliance on either Clauses 11.1(i) to 11.1(vi) or Clauses 11.3(i) to 11.3(iv) shall be a “Permitted Affiliate Transferee”, and each transferee who is not an Affiliate and to whom Equity Shares are transferred in reliance on Clauses 11.2(i) to 11.2(v) shall be a “Permitted Transferee”.

11.5                        Each of the Equity Shareholders agrees that:

(i)                                     it shall procure that a Permitted Affiliate Transferee shall, before ceasing to be an Affiliate of the transferor, transfer all Equity Shares held by it back to that Equity Shareholder or to another continuing Permitted Affiliate Transferee;

(ii)                                  from the date on which that Permitted Affiliate Transferee ceases to be an Affiliate such Permitted Transferee shall not exercise any rights attaching to its Equity Shares or any other rights that it may have as an Equity Shareholder;

(iii)                               if at any time following the date of this Agreement it becomes impermissible under Applicable Law for a Preferred Shareholder to hold some or all of its Equity Shares, such impermissibility must be reasonably documented and evidenced to the Original Shareholders (and in the case of EBRD, it is hereby acknowledged that, without limitation, impermissibility shall be deemed to be reasonably documented and evidenced where EBRD provides written confirmation that the Board of Governors of EBRD shall have decided that access by Turkey to EBRD resources should be suspended or otherwise modified in such a manner as prohibits EBRD from retaining an interest in the Preferred Class A Shares). If such Preferred Shareholder is unable to deliver documentation or evidence of such impermissibility for reasons arising from the Applicable Law or confidentiality obligations imposed on the Preferred Shareholders by a competent Authority, then the Preferred Shareholder shall provide such evidence as to impermissibility as it is legally able and a legal opinion from a reputable law firm confirming such impermissibility. Upon such Preferred Shareholder evidencing the impermissibility as described, the Original Shareholders shall consent to the transfer of Equity Shares by such Preferred Shareholder to a third party transferee (subject to the Right of First Offer below); and

(iv)                              if there is any breach by the Company and/or any TFI Group Company and/or the Original Shareholders or Senior Management of Clause 25.21, Clause 28.18 or Clause 28.19, the Original Shareholders shall consent to the transfer of Equity Shares by any Preferred Shareholder to a third party transferee (subject to the Right of First Offer below),.

12.                               Right of First Offer

12.1                        If any Preferred Shareholder (the “Transferring Party”) proposes to sell all of its Preferred Class A Shares in the Company in accordance with Clause 11.5(iii) or Clause 11.5(iv) above (a “Proposed Transfer”), it shall first give written notice thereof (the “Offer Notice”) to the Original Shareholders and each of the other Preferred Shareholders (the recipients of the notice being “Beneficiaries”), stating its intent to do so and the number of all of its Preferred Class A Shares (the “Offered Shares”), and stating the price for which it is proposing to transfer the Offered Shares.

12.2                        Upon receipt of an Offer Notice, each of the Beneficiaries shall have the irrevocable and unconditional option to offer to the Transferring Party to buy all (but not less than all) of the Offered Shares for a price per Preferred Class A Share, to be paid fully in cash, that the relevant Beneficiary shall indicate in the Offer Notice (respectively, the “First Offer Price” and the “Right of First Offer”) provided that the Transferring Party shall use its sole discretion to determine whether it accepts the First Offer Price and shall at no time be bound to accept the First Offer Price.

12.3                        The Right of First Offer shall be exercisable by a Beneficiary by written notice to the Transferring Party (the “First Offer Exercise Notice”) given within thirty (30) Business Days from the date of receipt by such Beneficiary of the Offer Notice (the “First Offer Exercise Period”).

12.4                        Any offer made by a Beneficiary to acquire the Offered Shares shall remain valid and binding upon such Beneficiary until the expiry of the (Dis)satisfaction Notice Period (as such term is defined below) and the First Offer Price offered by such Beneficiary in its First Offer Exercise Notice may not be revised until the expiry of the (Dis)satisfaction Notice Period.

12.5                        If a Beneficiary within the time period set out in Clause 12.3 notifies to the Transferring Party a First Offer Exercise Notice, the Transferring Party shall, by written notice, notify in return, within fifteen (15) Business Days  after receipt of the First Offer Exercise Notice (the “(Dis)satisfaction Notice Period”), such Beneficiary whether (i) it is satisfied with the First Offer Price offered by that Beneficiary or (ii) such First Offer Price is lower than the First Offer Price offered by another Beneficiary or below its expectations and it is dissatisfied (in case of (i), the “Satisfaction Notice” and, in case of (ii), the “Dissatisfaction Notice”).

12.6                        Failure by the Transferring Party to deliver such Satisfaction Notice or Dissatisfaction Notice shall be deemed to confirm that the Transferring Party is dissatisfied with the First Offer Price offered by such Beneficiary.

12.7                        Should a single Beneficiary have delivered a First Offer Exercise Notice within the time period set out in Clause 12.3, and should the Transferring Party be satisfied with the offered First Offer Price, the Proposed Transfer shall be completed solely with such Benefıciary within ninety (90) Business Days (subject to extension as may be required to obtain required regulatory consents and approvals) following the date the Transferring Party shall have delivered to such Beneficiary the Satisfaction Notice (“ROFO Completion Date”), upon which date such Beneficiary shall be irrevocably and unconditionally bound to purchase all (but not less than all) of the Offered Shares for the First Offer Price offered by it in its First Offer Notice.

12.8                        Should several Beneficiaries have each delivered a First Offer Exercise Notice within the time period set out in Clause 12.3, stating different First Offer Prices and should the Transferring Party be satisfied (acting in its sole discretion) with the highest First Offer Price, the Proposed Transfer shall be completed solely with the Beneficiary having given such highest First Offer Price (the “Qualified Beneficiary”) within ninety (90) Business Days (subject to extension as may be required to obtain required regulatory consents and approvals) following the date the Transferring Party shall have delivered to the Qualified Beneficiary the Satisfaction Notice (“ROFO Completion Date”), upon which date the Qualified Beneficiary shall be irrevocably and unconditionally bound to purchase all (but not less than all) the Offered Shares for the First Offer Price offered by it in its First Offer Notice.

12.9                        Should several Beneficiaries have each delivered a First Offer Exercise Notice within the time period set out in Clause 12.3, stating the same First Offer Price or the same highest First Offer Prices and should the Transferring Party be satisfied with such First Offer Price, the Proposed Transfer shall be completed with such Beneficiaries having given such highest First Offer Price within ninety (90) Business Days following the date the Transferring Party shall have delivered to each of the Qualified Beneficiaries the Satisfaction Notice (subject to extension as may be required to obtain required regulatory consents and approvals) (“ROFO Completion Date”), upon which date Qualified Beneficiaries shall be irrevocably and unconditionally bound to purchase all of the Offered Shares for the First Offer Price offered by them in the First Offer Notice pro rata among themselves as to their shareholding in the Company as at the time of Satisfaction Notice.  All Qualified Beneficiaries shall be severally and jointly bound with respect to the contemplated transfer of all (but not less than all) the Offered Shares.

12.10                 Should the Beneficiaries who become bound to purchase all of the Offered Shares in accordance with Clause 12.7 or 12.9 (the “Qualified Beneficiaries”) above fail to complete the purchase of the Offered Shares within ninety (90) Business Days following the date the Transferring Party shall have delivered to each of the Qualified Beneficiaries the Satisfaction Notice (subject to extension as may be required to obtain required regulatory consents and approvals), then the Transferring Party shall be free to complete the Proposed Transfer of the Offered Shares with any third party who is not a Restricted Party at any price.

12.11                 Should the Transferring Party fail, at no fault of the Qualified Beneficiaries, to complete the Proposed Transfer of the Offered Shares within nine months from the earlier to occur of (i) the date of delivery by the transferring Party of the Dissatisfaction Notice or (ii) the expiry date of the (Dis)satisfaction Notice Period, the Proposed Transfer of the Offered Shares shall be prohibited unless the transferring Party complies anew with the procedure set forth in this Clause 12 (Right of First Offer).

12.12                 Notwithstanding any other provision of this Clause 12 (Right of First Offer), if at any time on or following the delivery of the Offer Notice pursuant to Clause 12.1 above, but before the date which is 60 prior to the ROFO Completion Date, the Transferring Party notifies the Beneficiaries in writing (a “Third Party Offer Notice”) that a bona fide third party purchaser has offered to acquire the Offered Shares for a price set out in the Third Party Offer Notice (the “Third Party Offer Price”) and setting out the other material terms and conditions of the offer, and if the Third Party Offer Price is greater than the First Offer Price set out in the First Offer Exercise Notices delivered to the Transferring Party pursuant to this Clause 12 (Right of First Offer), one or more Beneficiaries may within five Business Days notify the Transferring Party that they intend to revise the First Offer Price set out in their respective First Offer Exercise Notices such that the revised First Offer Price will be equal to or greater than the Third Party Offer Price. If on the day falling six Business Days after the date of the Third Party Offer Notice no Beneficiary has notified the Transferring Party that they intend to revise the First Offer Price pursuant to this Clause 12.12, then the Transferring Party shall be free to complete the Proposed Transfer of the Offered Shares to the third party without further restriction at the same terms and conditions.

12.13                 Failure by a Beneficiary to deliver a First Offer Exercise Notice within the time period set out in Clause 12.3, shall be deemed an irrevocable election by such Beneficiary not to exercise its Right of First Offer with respect to the Proposed Transfer.  Should none of the Beneficiaries deliver a First Offer Exercise Notice during the First Offer Exercise Period, the Transferring Party shall be free for a period of nine months from the end of the First Offer Exercise Period to complete the Proposed Transfer of the Offered Shares with any third party who is not a Restricted Party at any price.

12.14                 Any Preferred Class A Shares acquired by an Original Shareholder or an Affiliate of an Original Shareholder shall be converted into Ordinary Shares as soon as possible after completion of the Proposed Transfer or with immediate effect, if possible (provided that, during the period between its acquisition of the Preferred Class A Shares and their conversion into Ordinary Shares, the acquiring Original Shareholder (or, as the case may be, any Affiliate thereof) may not exercise voting rights attaching to such Preferred Class A Shares on matters requiring a consent from Preferred Shareholders under this Agreement or the Articles).  The conversion shall be undertaken on the basis of the Conversion Ratio whereby the First Offer Price will be assumed to be the QPO Price.

13.                               Tag-Along Right

13.1                        For the purposes of this Clause 13 (Tag-Along Right), the following terms shall have the meanings assigned to them herein:

“Maximum Tag-Along Securities” means,

(i)                                     in the case of a TFI Sale where the Original Shareholders, propose to transfer Ordinary Shares to any third party purchaser (not being a transfer to a Permitted Affiliate Transferee) (a “Third Party Purchaser”), up to 20% of the Equity Shares, an aggregate number of Preferred Class A Shares determined by the following formula: (TFI Shares for Sale / TFI Shareholding) x aggregate number of Preferred Class A Shares outstanding on the day when the Tag-Along Event Notice is given;

(ii)                                  in the case of a TFI Sale where the Original Shareholders, propose to transfer Ordinary Shares to a Third Party Purchaser, more than 20% of the Equity Shares, 100% of the aggregate number of Preferred Class A Shares held by Preferred Shareholders exercising their Tag-Along Right outstanding on the day when the Tag-Along Event Notice is given;

For the purposes of calculating the percentages in (i) and (ii) above, any Conversion Shares that would be held by the Preferred Shareholders following a conversion, but before the TFI Sale shall not be included in the calculation.

where,

“TFI Shares for Sale” means the number of Ordinary Shares owned by the Original Shareholders that are the subject of the TFI Sale;

“TFI Shareholding” is the number of Ordinary Shares owned by the Ordinary Shareholders of the Company at the time the Tag-Along Event Notice is given,

“Sale Consideration” means the consideration per Ordinary Share received by the Original Shareholders in connection with the TFI Sale;

“Tag-Along Elected Securities” means the aggregate number of Preferred Class A Shares in respect of which the Tag-Along Right is exercised;

“Tag-Along Eligible IRR” means:

(a) 17% if the Sale Consideration is less than or equal to USD 0.9591 cents per Ordinary Share; or

(b) 25% if the Sale Consideration is greater than or equal to USD 2.3542 cents per Ordinary Share; or

(c) the amount expressed as a percentage which is the linear interpolation between 17% and 25% if the Sale Consideration is between USD 0.9591 cents per Ordinary Share and USD 2.3542 cents per Ordinary Share);

The aggregate number of Equity Shares issued and outstanding immediately after the Completion Date is 114,690,813,595.  For the avoidance of doubt, the Tag-Along Eligible IRR shall be adjusted in case of a share split or share consolidation.

“Tag-Along Securities” will equal an aggregate number of the Preferred Class A Shares equal to the lesser of (i) the Tag-Along Elected Securities and (ii) the Maximum Tag-Along Securities;

“Tag-Along Security Shares” will be equal in number to the Conversion Shares received by converting the Tag-Along Securities.

13.2                        If any Original Shareholder proposes to transfer any Ordinary Shares or interest therein or in respect thereof to a Third Party Purchaser or in the case of occurrence of any of the events that would constitute a breach of the restrictions set out in Clause 10.1(ii)(b), 10.1(ii)(c),

10.1(ii)(d), 10.1(ii)(e) or 10.2 (“TFI Sale”), such Original Shareholder shall send a notice in writing (the “Tag-Along Event Notice”) to the Preferred Shareholders including: (a) the total number of Ordinary Shares proposed to be sold (“Offer Shares”); (b) the transfer price (whether in cash or in the form of non-cash consideration) (“Offer Price”); and (c) any other material terms and conditions of the TFI Sale offering to the Preferred Shareholders a right to require the Third Party Purchaser to purchase Preferred Class A Shares (if any) on the same terms and for the same consideration (whether cash or non-cash) as set out in the Tag-Along Event Notice (a “Tag-Along Right”) in accordance with this Clause and on the basis set out in this Clause 13.2. Such offer shall be open for acceptance by the Preferred Shareholders for up to 20 Business Days from the date of the Tag-Along Event Notice (“Offer Period”).

13.3                        Tag-Along Right cannot be exercised in the following cases:

(i)            Share transfers among the Ordinary Shareholders or pursuant to Clause 11.1; and

(ii)           Share transfers in exchange for direct or indirect stakes in subsidiaries of the Company not held directly or indirectly by the Company as at the Completion Date including but not limited to any transfer within the framework of the roll-up of any existing shareholders of TFI Group Companies.

13.4                        The Preferred Shareholders shall give the Selling Party notice in writing (a “Tag Response”) of its exercise or otherwise of its Tag-Along Right by specifying the Tag-Along Elected Securities before the expiry of the Offer Period, failing which the relevant Preferred Shareholder shall be deemed not to have exercised its Tag-Along Right.

13.5                        If any of the Preferred Shareholders exercise the Tag-Along Right, such Preferred Shareholder shall at its sole discretion have the right to request the Company to convert some or all of its Preferred Class A Shares (on the Conversion Ratio in respect of its entire interest in the Company) into Conversion Shares and the Company shall be obliged to undertake such conversion. Such conversion shall be made by using Tag-Along Eligible IRR taking into consideration any dividends paid to such Preferred Shareholder/s up until such date (a sample calculation is shown in Schedule 8 (Eligible IRR Calculation)).  The Parties agree that the conversion shall take place and become effective conditional upon the TFI Sale being contractually committed to by the Selling Party and immediately prior to completion of the TFI Sale.

13.6                        The Original Shareholder party to the TFI Sale (the “Selling Party”) shall provide the Preferred Shareholders with an offer in writing on behalf of the Third Party Purchaser to purchase the Tag-Along Security Shares on the terms set out in the Tag-Along Event Notice (the “Tag-Along Offer”) within 20 Business Days following the acceptance of the Third Party Purchaser’s offer by the Selling Party.

13.7                        If any of the Preferred Shareholders accepts the Tag-Along Offer, completion of the sale to and purchase by the Third Party Purchaser pursuant to that Offer shall be conditional on completion of the sale and purchase of TFI Shares for Sale to the Third Party Purchaser (the “Third Party Sale”) and shall take place at the same time as the Third Party Sale.

13.8                        If the Third Party Purchaser notifies the Selling Party that it is unwilling to acquire the number of Tag-Along Security Shares represented by the Tag Response, the number of Equity Shares to be sold by the Original Shareholders and the Preferred Shareholders shall be reduced and determined on the basis of their Respective Proportion in the Company as at the date of the Tag-Along Offer.

13.9                        If a Preferred Shareholder elects not to exercise its Tag-Along Right or fails to give a Tag Response (in which case it shall be deemed not to have exercised its Tag-Along Right), or fails to accept a Tag-Along Offer, the Selling Party shall be free for a period of 120 Business Days following the expiry of the Offer Period to transfer or procure the transfer of all of the

Offer Shares to a Third Party Purchaser at a price not less than the Offer Price and on the Tag-Along Offer, provided that the Third Party Purchaser first enters into a Deed of Adherence.

13.10                 The liability of each Equity Shareholder to the Third Party Purchaser in relation to any sale of Equity Shares or Tag-Along Security Shares following the acceptance of a Tag-Along Offer shall be several only and shall be determined by reference to their Respective Proportion in the Company as at the date of the Tag-Along Offer.

13.11                 The implementation of a Tag-Along Offer under this Clause 13 (Tag-Along Right) and the completion of any resulting sale and purchase of Equity Shares and/or Tag-Along Security Shares shall be without prejudice to any rights, remedies or claims that the Equity Shareholders or the Company may have against each other, including for antecedent breaches of this Agreement or any other Transaction Document.

13.12                 If the Original Shareholders fail to provide any of the Preferred Shareholders with the Tag-Along Offer, the Original Shareholders shall not be entitled to complete the proposed sale to the Third Party Purchaser and the Company shall not register in accordance with Applicable Law any transfer of Equity Shares effected in accordance with such proposed sale.

13.13                 If any Preferred Shareholder proposes to transfer any Preferred Class A Shares or interest therein or in respect thereof to a third party purchaser (not being a Permitted Affiliate Transferee for the purposes of Clause 11.3) whether within the context of Clause 10.1.(ii).(B) with the prior written consent of the Original Shareholders (“Preferred Shareholder Sale”), but except where the proposed sale arises because it is impermissible for the Preferred Shareholder to hold Preferred Class A Shares as set out in Clause 11.5(iii), such Preferred Shareholder shall send a notice in writing (the “PS Tag-Along Event Notice”) to the other Preferred Shareholders including: (a) the total number of Preferred Class A Shares proposed to be sold; (b) the transfer price (whether in cash or in the form of non-cash consideration); and (c) any other material terms and conditions of the Preferred Shareholder Sale offering to the Preferred Shareholders a right to require the Third Party Purchaser to purchase Preferred Class A Shares (if any) on the same terms and for the same consideration (whether cash or non-cash) as set out in the PS Tag-Along Event Notice. For the avoidance of doubt, a Preferred Shareholder Sale may only occur with the consent of the Original Shareholders under Clause 10.1(ii)(B) and following service of a PS Tag-Along Event Notice, the Preferred Shareholders shall agree in good faith the principles and process for exercise of a tag-along right in respect of the Preferred Class A Shares that are the subject of the proposed Preferred Shareholder Sale based mutatis mutandis on the principles and process set out in this Clause 13 in respect of a Tag-Along Right relating to a TFI Sale.

14.                               Redemption

14.1                        The Preferred Shareholders shall each have the right unilaterally to require the Company to redeem all of the Preferred Class A Shares held by each such Preferred Shareholder pursuant to the terms of this Clause 14 (Redemption).

14.2                        To the extent the Preferred Class A Shares remain in issue on the date falling five years from the Completion Date or upon the occurrence of any of the following events at any time following Completion (each a “Put Event” and together “Put Events”):

(i)

(a)           Insolvency of the Company or any one of the Key Subsidiaries; or commencement of any insolvency or administration process in respect of the same, or the personal insolvency (or commencement of any personal insolvency process) in respect of any of the Original Shareholders (whether voluntary or involuntary) under any Applicable Law.

(b)           Without prejudice to the generality of the paragraph (a) above, to the extent it is not (1) permanently lifted or cancelled or (2) suspended, each within 90 days upon, in-voluntary commencement of any of the actions referred in paragraph (a) above or is frivolous in nature and the amount in controversy does not exceed USD 5 million,

(ii)                                  Failure by the Company to pay for or deliver the Conversion Shares on QPO Conversion in accordance with Clause 19.10 to the extent such failure is not remedied within 2 Business Days which delay shall have occurred due to technical reasons;

(iii)                               Failure by the Company or the Original Shareholders to comply with the following obligations under the Transaction Documents: (a) the payment of dividends pursuant to Clause 5 (Dividend Policy) in violation of rights of the Preferred Shareholders, (b) undertakings set out in Clause 8 (Issuance of New Equity Shares), (c) Clause 9 (Access to Information) (to the extent it is a severe and persistent breach), (d) Clause 10 (Restrictions on Transfer of Shares), (e) Clause 11 (Permitted Transfers), (f) Clause 13 (Tag-Along Right), (g) Clause 23.1, (h) Clause 25.21, (i) the undertakings set out at Clauses 28.18 and 28.19 in relation to Company’s and Original Shareholders’ donations and financial support, or (j) the undertakings set out at Clause 28.7 in relation to the Company’s anti-corruption matters, which obligation is either not capable of remedy or, if it is capable of remedy has not been remedied within 30 days of the earlier of:

(a)           the date on which the Preferred Shareholders notified the Company or the Original Shareholders (as applicable) of such material breach in written form or

(b)           the Company and/or the Original Shareholders have become aware of such breach unless there is a specific cure period in such specific clause that cure period shall apply and for the avoidance of doubt no additional cure period shall apply;

(iv)                              Failure by the Original Shareholders to comply with their obligations under Clause 2 (Pledge), Clause 3 (Additional Pledges) Clause 4 (Representations and Warranties of the Pledgors) and Clause 5 (Covenants of the Pledgors) of the Share Pledge Agreement;

(v)                                 enforced sale of Original Shareholders Equity Shares under a share pledge granted to third parties exceeding 20% of the Equity Shares and Original Shareholders failure to remedy such enforced sale;

(vi)                              Any material breach by the Company or the Original Shareholders of any of the Warranties set out at Clause 25 (Warranties) which is either not capable of remedy or, having been capable of remedy has not been remedied within 30 days of the date on which the Preferred Shareholders notified the Company or the Original Shareholders (as applicable) of such material breach in written form in accordance with Clause 41.4;

(vii)                           Failure by the Original Shareholders to cure a non-compliance with Clause 7 (Reserved Matters), in accordance with Clause 7.3;

(viii)                        If the Company (or any other TFI Group Company to which the franchise has been transferred) loses (i) the exclusive master franchise rights in respect of Burger King in the People’s Republic of China or (ii) the right to operate Burger King restaurants in Turkey or the People’s Republic of China under the respective Master Franchise Agreements (or if there are material amendments to such franchise rights that are likely to have a material adverse effect on the relevant business specified under sub-clauses (i) and (ii));

(ix)                              Undertakings set out in Clause 19.13, including but not limited to the occurrence of a Partial IPO but only if at the conclusion of such Partial IPO, the Preferred Shareholders have not received the value to which they are entitled, in accordance with Clause 19.15 within 30 days after they are due and payable;

(x)                                 If the Company and/or any TFI Group Company and/or the Original Shareholders have entered into agreements which, if consummated, would constitute a Change of Control;

(xi)                              Repudiation; or

(xii)                           in accordance with EBRD’s Enforcement Policy and Procedures, the Enforcement Commissioner or the Enforcement Committee of EBRD, as applicable, has determined that the Company or an Affiliate of the Company has engaged in a Prohibited Practice and the Company and/or an Affiliate of the Company shall be included on EBRD’s list of persons or entities ineligible to be awarded an EBRD financed contract or EBRD funding, as such list may be found on EBRD’s website;

each of the Preferred Shareholders severally shall, subject to Clause 14.5, have the right:

(i)            within 15 Business Days following the date falling five years from the Completion Date; or

(ii)           within 15 Business Days following the date on which the relevant Preferred Shareholder shall have become aware that the relevant Put Event has occurred, as applicable,

to deliver a notice in writing (a “Redemption Notice”) to the Company (which notice shall also be simultaneously delivered to the other Preferred Shareholders for their information) requesting that the Company redeems all of the Preferred Class A Shares held by that Preferred Shareholder at the Redemption Price. Upon receipt of the Redemption Notice the Company shall, having first given the remaining Preferred Shareholders a period of 15 Business Days to submit additional Redemption Notices (“Additional Redemption Notices”) in respect of their interest in Preferred Shares, to the extent permissible by Turkish law, redeem the Preferred Class A Shares held by the Preferred Shareholder(s) requesting such redemption (including any Preferred Shareholders who elect to submit Additional Redemption Notices) by the deadline for redemption specified in Clause 16.3 (being 30 Business Days after receipt of the Redemption Notice) and the Original Shareholders agree to exercise their voting rights in the Company to effect such redemption.

14.3                        If, following receipt of a Redemption Notice, the Company is unable to redeem all of the Preferred Class A Shares by the deadline for redemption specified in Clause 16.3, owing to the Company’s failure to meet the financial tests required for a share buy back as set out in the Turkish Commercial Code, the Company shall redeem such number of Preferred Class A Shares up to the maximum amount that the Company is permitted to redeem at such time pursuant to the Turkish Commercial Code and the Redemption Price payable in respect thereof shall be paid to those Preferred Shareholders who have submitted a Redemption Notice by the deadline for redemption specified in Clause 16.3 pro rata to their respective holdings of Preferred Class A Shares (being 30 Business Days after receipt of the Redemption Notice).

14.4                        The obligation of the Company to redeem the Preferred Class A Shares set out in the Redemption Notice shall continue into successive Financial Years, until either:

(i)            all of the Preferred Class A Shares set out in the Redemption Notice have been redeemed, or

(ii)           the Preferred Shareholders have received their Put Option Consideration at Put Option Completion as set out in Clause 16 (Grant and Exercise of the Put Option) below in respect of any Preferred Class A Shares that have not been redeemed by the Company.

14.5                        Any decision to enforce the issue of a Redemption Notice under Clause 14.2(xii) shall be taken in the sole discretion of EBRD and any Redemption Notice issued under that Clause shall apply solely to the Preferred Class A Shares held by EBRD (or any Permitted Affiliate Transferee of EBRD) at such time provided that EBRD shall notify all the other Preferred Shareholders of any such decision whereby the other Preferred Shareholders shall also be entitled to send Additional Redemption Notices relying on Clause 14.2(xii).

15.                               Call Option

15.1                        The Original Shareholders shall have the right to require the Company to redeem all of the Preferred Class A Shares held by the Preferred Shareholders pursuant to the terms of this Clause 15 (the “Call Option”).

15.2                        To the extent the Preferred Shareholders have not sent their Redemption Notice within 15 Business Days following the date falling five years from the Completion Date. the Original Shareholders shall have the right to deliver a notice in writing (a “Call Notice”) to the Preferred Shareholders and to the Company requesting that the Company redeems any or all of the Preferred Class A Shares held by the Preferred Shareholders at the Redemption Price as soon as reasonably practicable following delivery of the Call Notice. As soon as reasonably practicable following receipt of the Call Notice the Company shall, to the extent permissible by Turkish law, redeem the relevant Preferred Class A Shares at the Redemption Price and the Original Shareholders and Preferred Shareholders agree to exercise their voting rights in the Company to effect such redemption.

15.3                        If, following receipt of a Call Notice by the Preferred Shareholders, the Company is unable to redeem the number of Preferred Class A Shares set out in the Call Notice at the Redemption Price, owing to the Company’s failure to meet the financial tests required for a share buy back as set out in the Turkish Commercial Code, the Company shall redeem such number of Preferred Class A Shares as it is permitted to redeem pursuant to the Turkish Commercial Code in that financial year and shall by the end of the following financial year redeem any remaining Preferred Class A Shares, without prejudice to the rights of the Preferred Shareholders during such period as they continue to hold Preferred Class A Shares. In each such case, the Preferred Class A Shares shall be redeemed pro rata to the respective holdings of Preferred Shareholders.

15.4                        If, on the date falling 30 Business Days (i) after the date of the Call Notice or (ii) the end of the following financial year, as the case may be, the Company has failed to redeem the number of Preferred Class A Shares set out in the Call Notice at the Redemption Price, the Original Shareholders shall purchase the number of Preferred Class A Shares set out in the Call Notice from the Preferred Shareholders at the Redemption Price.

16.                               Grant and Exercise of the Put Option

16.1                        The Original Shareholders hereby grant to each of the Preferred Shareholders an option (the “Put Option”) to require the Original Shareholders to purchase the Put Option Shares on the terms set out in this Clause 16 (Grant and Exercise of the Put Option).

16.2                        The Preferred Shareholders shall each have the several right to exercise the Put Option pursuant to the terms of this Clause 16 (Grant and Exercise of the Put Option) and, for the avoidance of doubt:

(i)            each of the Preferred Shareholders may exercise their respective Put Option at any time following the occurrence of any Put Event as set out in Clause 14.2 and the subsequent failure of the Company to redeem the Preferred Class A Shares pursuant to the terms of that Clause;

(ii)           such Put Option right shall not expire until such time as the exercising Preferred Shareholder(s) have been redeemed in full in accordance with Clause 14.2 and 14.4 above;

(iii)          such Put Option may be exercised unilaterally by each Preferred Shareholder without requiring collective action or the passing of any resolution by the Preferred Shareholders.

16.3                        If any Preferred Shareholder has delivered a Redemption Notice to the Company in accordance with Clause 14 (Redemption) and the Company has not redeemed the Preferred Class A Shares described in the Redemption Notice within 30 Business Days of receipt of the Redemption Notice (unless prevented from such redemption by operation of Turkish law), the Company shall be deemed to have breached the Agreement. At any time after the date falling 30 Business Days after the date of the Redemption Notice, if the Company has failed to redeem the Preferred Class A Shares on or before such date, each Preferred Shareholder who served a Redemption Notice shall have the several right to deliver a notice in writing (the “Put Option Exercise Notice”) to the Original Shareholders (which notice shall also be simultaneously delivered to the Company and to the other Preferred Shareholders for their information), pursuant to which such Preferred Shareholder(s) shall exercise their rights under this Clause 16 (Grant and Exercise of the Put Option) in respect of the Preferred Class A Shares not redeemed by the Company, i.e. the Put Option Shares. Upon receipt of the Put Option Exercise Notice the Original Shareholders shall, having first given the remaining Preferred Shareholders a period of ten Business Days to submit additional Put Option Exercise Notices (“Additional Put Option Exercise Notices”) in respect of their interest in Preferred Shares, proceed to purchase the Preferred Class A Shares held by the Preferred Shareholder(s) issuing such Put Option Exercise Notice (including any Preferred Shareholders who elect to submit Additional Put Option Exercise Notices) by the deadline for redemption specified in Clause 16.11 (being 25 Business Days after receipt of the Put Option Exercise Notice) and in accordance with the requirements of Clauses 16.4 to 16.12, below. The Parties agree that upon Put Option Completion, any deemed breach by the Company of its obligations pursuant to this Clause 16 (Grant and Exercise of the Put Option) shall be deemed cured.

16.4                        At Put Option Completion, the Preferred Shareholder(s) who delivered the Put Option Exercise Notice and any Additional Put Option Exercise Notices shall transfer legal and beneficial title to the Put Option Shares that were included in the Put Option Exercise Notice and any Additional Put Option Exercise Notices to the Original Shareholders, free from all Encumbrances.

16.5                        The Company shall procure that the Board may not refuse to register a transfer of the Put Option Shares following any exercise of the Put Option made in accordance with the terms of this Agreement.

16.6                        Each Preferred Shareholder may exercise the Put Option once only and in respect of all of the Put Option Shares by serving a Put Option Exercise Notice or, as the case may be, an Additional Put Option Exercise Notice, on the Original Shareholders in accordance with the provisions of Clause 16.3.  For the purposes of this Clause 16.6, the date of exercise of the Put Option (the “Put Option Exercise Date”) shall be the date upon which the Original

Shareholders shall be deemed to have received the Put Option Exercise Notice and any Additional Put Option Exercise Notices in accordance with Clause 41 (Notices) below.

16.7                        Service of a Put Option Exercise Notice and any Additional Put Option Exercise Notices shall oblige the relevant Preferred Shareholder(s) to sell, and each of the Original Shareholders to purchase the Put Option Shares on the Put Option Completion Date. The Original Shareholders shall be jointly and severally liable for the purchase obligation under this Clause 16 (Grant and Exercise of the Put Option) up to their Put Option Respective Proportion.

16.8                        Once given, the Put Option Exercise Notice and any Additional Put Option Exercise Notices may not be revoked without the written consent of all Original Shareholders.

16.9                        Subject to Clause 16.6, the Put Option Exercise Notice and any Additional Put Option Exercise Notices may only be served during the period of 60 Business Days following (i) the date falling five years from the Completion Date or (ii) the date on which the relevant Preferred Shareholder shall have become aware the relevant Put Event has occurred (as applicable), failing which such right shall lapse.

16.10                 The consideration for the sale of each Put Option Share shall be equal to and calculated on the same basis as the Redemption Price (“Put Option Consideration”).

16.11                 The completion of the sale and purchase of the Put Option Shares (“Put Option Completion”) shall take place 25 Business Days following the Put Option Exercise Date or at such other date as is agreed in writing by the Original Shareholders and the relevant Preferred Shareholders as at the Completion Date (the “Put Option Completion Date”).

16.12                 At Put Option Completion, the Original Shareholders and the relevant Preferred Shareholders shall comply with their respective obligations under Clause 17 (Option Completion).

17.                               Option Completion

17.1                        At the Put Option Completion, Preferred Shareholders exercising their Put Option right shall, simultaneously against payment pursuant to and in compliance with Clause 17.2 below, deliver to the Original Shareholders a duly executed instrument of transfer or all other necessary documents, duly executed, to enable title to the Put Option Shares to pass fully and effectively into the name of the relevant Original Shareholder.

17.2                        On the Put Option Completion Date, the relevant Original Shareholders shall pay the Put Option Consideration in respect of the Put Option Shares.

17.3                        If any regulatory or governmental approvals are required to complete the sale and purchase of the Put Option Shares the Parties shall use all reasonable endeavours to obtain such approvals as soon as practicable following the Put Option Exercise Date.

17.4                        Neither the Original Shareholders nor the Preferred Shareholders shall be obliged to complete the purchase or sale of any of the Put Option Shares set out in a Put Option Exercise Notice, unless: (i) the purchase of all of such Put Option Shares that are the subject of the Put Option Exercise Notice is completed simultaneously and; (ii) all regulatory and governmental approvals required for the sale and purchase of such Put Option Shares are obtained and, upon such Option Completion, the Parties shall procure the registration of the transfer of such Put Option Shares in the Company’s share book.

18.                               IPO Facilitation Events

18.1                        Without prejudice to any other consent or other rights that a Preferred Shareholder has under the terms of this Agreement and the Articles, following Completion the Parties shall negotiate and act in good faith in connection with an IPO.

18.2                        By and before 30 June 2017 and following consultation with Preferred Shareholders, the Company shall engage an investment bank to act as a global coordinator in an IPO (“Global Coordinator”).  The Company may engage more than one investment bank to act as Global Coordinators based on the market conditions, the targeted investor base, the Qualifying Exchange(s) that the Company will be listed upon and other similar conditions, if so references to Global Coordinator, shall be construed as Global Coordinators.  Once the Global Coordinator has been appointed (which may include the verbal appointment and not necessarily mean the execution of the mandate letter, which, notwithstanding the foregoing, shall be delivered to the Preferred Shareholders as soon as reasonably practicable), the Company will notify the Preferred Shareholders in writing within three Business Days of the appointment of the Global Coordinator (“Global Coordinator Notice”).

18.3                        In the event that a Global Coordinator Notice has not been sent to the Preferred Shareholders or a QPO has not been achieved by the fourth anniversary of the Completion Date, Preferred Shareholders shall be entitled to engage an investment bank (or several investment banks as referred to under Clause 18.2 above) to (i) analyse market conditions and evaluate the feasibility of an IPO and (ii) act as Global Coordinator in an IPO.  Such investment bank engaged by the Preferred Shareholders shall prepare a report (the “Investment Bank Report”) which shall include an estimate of the Company’s valuation.  If the Investment Bank Report concludes that the applicable market conditions would support an IPO and that an IPO is desirable to maximise Company’s success, the Company and the Original Shareholders shall in good faith propose an IPO and thereafter use best efforts to promptly execute an IPO provided that neither the Preferred Shareholders nor the Ordinary Shareholders shall be required to dispose of any Equity Shares or agree to any price at which Equity Shares are to be issued or sold.

18.4                        In the event that the Ordinary Shareholders and the Board have in good faith proposed an IPO, the Preferred Shareholders shall co-operate with the Company and the Ordinary Shareholders using all reasonable endeavours in good faith to the extent such cooperation is reasonably requested by the Ordinary Shareholders in order to facilitate such IPO. Cooperation of Preferred Shareholders within the meaning of this Clause 18 (IPO Facilitation Events) shall include (but not limited to) the following:

(i)            together with the Ordinary Shareholders, setting up an IPO working group (the “IPO Working Group”) as soon as practicable following the Completion Date. The group shall meet on a quarterly basis (or as otherwise agreed) to prepare the Company for IPO. Preferred Shareholders shall assist the Company in identifying international best practices for a successful IPO and work with the Company and the Ordinary Shareholders to implement appropriate governance, reporting and other changes in order to prepare the Company for IPO;

(ii)           voting in favour of proposals supporting the IPO (to the extent not materially prejudicial to the Preferred Shareholders’ rights under this Agreement and the other Transaction Documents);

(iii)          if necessary and as may be agreed to by each of the Preferred Shareholders, participating in roadshows and investor presentations supporting the IPO, it being acknowledged that the company and its IPO advisers will run and present any such roadshow and investor presentations,

(iv)          taking all reasonable measures and assisting the Company to take all reasonable measures in order to procure and not block or prevent a listing of shares on the Qualifying Exchange,

(v)           if the IPO requires a restructuring of the TFI Group, approving and supporting any such reasonable restructuring measures provided that any such restructuring does not impair the economic position of the Preferred Shareholders in their capacity as Preferred Shareholders,

(vi)          participating in the IPO to the extent that the IPO will include Preferred Class A Shares to be converted into Ordinary Shares and sold by the Preferred Shareholders,

(vii)         providing customary information relating to the Preferred Shareholders and its investment in the TFI Group, as required by the Qualifying Exchange the Global Coordinator and the customary rules which would be applicable to similar international equity offerings and, with respect to EBRD only, subject always to EBRD’s privileges and immunities, and

(viii)        providing customary representations and warranties on a several basis in the IPO underwriting agreement in relation to the Preferred Shareholders’ respective title to Ordinary Shares to be sold in the IPO and their capacity and authority to enter into that agreement, compliance with US securities laws, their names and addresses and details of their respective holdings and the absence of any related party arrangements between them and the Company.

18.5                        Each Preferred Shareholder shall use all reasonable endeavours in good faith to facilitate and assist the Company in carrying out the necessary steps towards the IPO (including the customary due diligence process and road shows, to the extent that customary information relating to a Preferred Shareholder is required for such roadshow) and to enter into the agreements relating to the IPO to the extent that such agreements are necessary for the successful completion of the IPO and are reasonably requested by the Ordinary Shareholders.  Prior to an IPO, each of the Company, the Ordinary Shareholders and the Preferred Shareholders shall negotiate in good faith with respect to all matters relating to the IPO and the Ordinary Shareholders and the Preferred Shareholders shall provide customary assistance and information as required during the IPO process.

19.                               QPO Conversion

19.1                        In the event the Ordinary Shareholders and the Board have in good faith resolved to proceed with an IPO, the Company shall submit an offer notice to the Preferred Shareholders (the “IPO Kick-Off Notice”) prior to its application in connection with the proposed IPO to any Qualifying Exchange or any competent Authority in any relevant jurisdiction.

19.2                        The Company shall apply to any Qualifying Exchange or any competent Authority in any relevant jurisdiction when required to amend its Articles to procure the following: (i) the cancellation of the preferences granted to the Preferred Class A Shares and (ii) any other amendments required to be made in connection with the IPO (the “Draft Articles Amendment”).

19.3                        Within 7 Business Days after receipt by the Company of the approval of the relevant Qualifying Exchange or the relevant competent Authority in any relevant jurisdiction, in relation to the Draft Articles Amendment, the Original Shareholders and the Preferred Shareholders shall unanimously agree the number of estimated Conversion Shares which each Preferred Shareholder is entitled to receive based on an estimate of the QPO Price advised to the Equity Shareholders by the IPO Working Group and which estimate shall take into due consideration the Global Coordinator’s valuation of the Company (the “Estimated Conversion Shares”); provided that this timing is permitted by the Applicable Laws of the Qualifying Exchange, following receipt of the approval of the relevant Qualifying Exchange, the Preferred Class A Shares shall be converted into Ordinary Shares and the Preferred Shareholders shall receive Estimated Conversion Shares through the process and actions described in this Clause 19 (QPO Conversion).

19.4                        Each Preferred Shareholder shall receive its Estimated Conversion Shares through:

(i)            conversion of its Preferred Class A Shares into Ordinary Shares (the “Tranche 1 Shares”); and

(ii)           (a) issuance by the Company to the Equity Shareholders of Bonus Shares as Ordinary Shares and sale by each Original Shareholders to each Preferred Shareholder of the Bonus Shares issued to it (b) sale to it by the Original Shareholders of Original Shareholder Top-Up Shares, or (c) a combination of both sub-Clauses (ii)(a) and (b), as described below.

19.5                        Within 5 Business Days after the Equity Shareholders have agreed the Estimated Conversion Shares, the Board shall call a General Assembly at which the Equity Shareholders shall vote:

(i)            to approve the amendment of its Articles for (i) the cancellation of the preferences granted to the Preferred Class A Shares and (ii) any other amendments required to be made in connection with the IPO, as a result of which, inter alia, each Preferred Class A Share shall become one Ordinary Share and each Preferred Shareholder shall be deemed to have received its Tranche 1 Shares; and

(ii)           to issue bonus shares to each Equity Shareholder pro rata to its shareholding in the Company so that each Preferred Shareholder receives the number of bonus shares equal to its (a) Estimated Conversion Shares less its (b) Tranche 1 Shares (the “Top-Up Shares”), provided that if the Company does not, at the time of the issuance of bonus shares, possess the legal reserves required by the Turkish Commercial Code No. 6102 to issue bonus shares equal to the aggregate number of Top-Up Shares of all Preferred Shareholders, it shall issue only such number of bonus shares as it is then legally permitted to issue (any bonus shares so issued being the “Bonus Shares”).

Each of the Preferred Shareholders agrees to take all necessary actions and vote all Preferred Class A Shares it then owns at the General Assembly to cause the Company to remove the preferences granted to Preferred Class A Shares as required by this Clause 19.5.

19.6                        Promptly after the General Assembly, the Company shall take such actions as are required to cause the Board to register each Preferred Shareholder as the owner of its Tranche 1 Shares and to register each Equity Shareholder as the owner of the Bonus Shares issued to it pursuant to Clause 19.5(ii) above (the “Bonus Shares Completion Date”).

19.7                        No later than 3 Business Days after the Bonus Shares Completion Date, the Original Shareholders shall sell to the Preferred Shareholders all of the Bonus Shares issued to them pursuant to Clause 19.5(ii) for TL 1.00 and the Company shall take such actions as are required to cause the Board to register the Preferred Shareholders as the owners of such Bonus Shares.

19.8                        If any Preferred Shareholder has not received its Estimated Conversion Shares by the Bonus Shares Completion Date, the Original Shareholders shall sell to each Preferred Shareholder such number of Ordinary Shares as is required to ensure that each Preferred Shareholder has received its Estimated Conversion Shares at an aggregate consideration for all such shares sold of TL 1.00.

19.9                        Following completion of the steps provided under Clauses 19.1 to 19.8 to achieve initial conversion of the Preferred Class A Shares into Ordinary Shares in contemplation of the QPO (the “QPO Conversion”), each Preferred Shareholders shall have received the totality of its Estimated Conversion Shares.

19.10                 Once the final IPO pricing has been ascertained and is a fixed amount (“IPO Pricing Date”), the Original Shareholders and the Preferred Shareholders shall unanimously agree the number of Conversion Shares which each Preferred Shareholder is entitled to receive based on the actual QPO Price. If the number of Conversion Shares that any Preferred Shareholder is entitled to receive calculated on the IPO Pricing Date is:

(i)                                     less than the Estimated Conversion Shares such Preferred Shareholder has actually received, each Preferred Shareholder shall sell back to each Original Shareholder; or

(ii)                                  more than the Estimated Conversion Shares that such Preferred Shareholder has actually received, each Original Shareholder shall further sell to each Preferred Shareholder, at an aggregate consideration for all such shares sold of TL 1.00, such number of Ordinary Shares as is required to ensure that such Preferred Shareholder has received all of the Conversion Shares to which it was entitled (the “Conversion Adjustment”).  The Company, the Board, the Preferred Shareholders and the Original Shareholders shall take such actions as are required to cause the Conversion Adjustment to be completed on the IPO Pricing Date.

19.11                 The Parties agree that if prior to an IPO the Company undertakes any transaction or arrangement, whether involving or effected by way of an offer to Original Shareholders and Preferred Shareholders or through a scheme or other arrangement, pursuant to which (a) the Company merges or otherwise effectively combines with an entity and where the surviving entity of such merger or combination is, on the Effective Date, listed on a Qualifying Exchange; and (b) the surviving entity assumes all the obligations of the Company, provided that in each case the Liquidity Condition is satisfied, the Preferred Shareholders will in each case receive a sufficient number of shares in the new entity to be listed in the IPO as will enable the Preferred Shareholders to receive consideration equal to the Eligible IRR.

19.12                 In the event the IPO Working Group decides to discontinue the IPO or if the IPO is not successfully completed within 4 months after the QPO Conversion, whichever is earlier, the Parties shall procure as soon as practicable that actions provided under Clauses 19.1 to 19.10, to the extent possible, are reversed to put the Parties in the respective positions they would have been in  if such actions had never been performed, including but not limited to the exercise by all Equity Shareholders of their voting rights and any and all powers vested in them as Equity Shareholders and/or Directors of the Company and any other powers of control available to them in any capacity:

(i)                                   to ensure that the conversion of the Preferred Class A Shares held by all the Preferred Shareholders is unwound and that each Preferred Shareholder is issued with such number of new Preferred Class A Shares equal to the number of Preferred Class A Shares that were held by such Preferred Shareholder prior to the actions contemplated by this Clause 19 (QPO Conversion);

(ii)                                to approve and effect any amendments to the constitutional documents of the Company or any other TFI Group Company so as to restore the Preferred Shareholders to an equivalent position as regards their economic and voting interests in the Company prior to the conversion; and

(iii)                             to ensure that any and all economic, voting and contractual rights held by the Preferred Shareholders pursuant to the terms of this Agreement are subsisting and in full force and effect following the actions contemplated by this Clause 19.12.

19.13                 If an initial public offering of shares in any TFI Group Company that is (i) not wholly owned by another TFI Group Company and the Original Shareholders, and (ii) which has been approved by the relevant TFI Group Company’s respective shareholders and Directors of the Company, (a “Partial IPO Company”) occurs (a “Partial IPO”), the value per Ordinary Share for the purposes of the Eligible IRR shall be calculated as set out in this Clause 19.13.

19.14                 If a Partial IPO occurs the value per Ordinary Share for the purposes of the definition of Eligible IRR set out in Clause 1.1 above shall be:

(i)                                   the value of the Partial IPO Company as determined by the pricing for the Partial IPO (adjusted in the case of a Partial IPO Company that is not a wholly-owned TFI Group Company to reflect the pro rata percentage of the Partial IPO Company held by any TFI Group Company immediately prior to the Partial IPO); plus

(ii)                                the Fair Value of the TFI Group Companies and their respective assets that will be retained as TFI Group Companies following the Partial IPO (the “Retained TFI Group Companies”), as determined by Experts appointed pursuant to the terms of Clause 22 (Experts) (for the avoidance of doubt adjusted for TFI’s pro rata stake in such Group Company) (which calculation shall provide the total value of all the Equity Shares), divided by the number of Equity Shares in issue as at the date of the Partial IPO.

19.15                 With respect to the amount of the above calculation attributable to the Partial IPO, the Preferred Shareholders shall have the right (at their sole discretion) to elect to receive such amount either:

(i)                                   in cash from the Company; or

(ii)                                to the extent possible under the Applicable Law, by the issue of such number of shares (the “Partial IPO Participation Shares”) in the Partial IPO Company to the applicable Preferred Shareholder as will provide such Preferred Shareholder with a number of shares having a value equal to the cash amount payable under (a) above, in which case the Equity Shareholders undertake to procure by means of the exercise of any and all voting and other governance rights they hold that the Partial IPO Company issues to the Preferred Shareholders the Partial IPO Participation Shares.

19.16                 It is the Parties’ intention to carry out the QPO Conversion as envisaged by this Clause 19 in the most efficient and expeditious manner at the time of a QPO. Depending on the Applicable Law and the Qualifying Exchange that is ultimately selected by the Company, the Parties agree to consult in good faith to agree a suitable timetable and process to ensure an orderly and timely conversion of the Preferred Class A Shares in connection with the QPO.

20.                               Preferred Shareholders’ IPO Participation

20.1                        Each Preferred Shareholder shall be entitled to participate in the QPO provided that it serves a notice to the Company within three weeks of the date of the IPO Kick-Off Notice (the “IPO Participation Notice”).

20.2                        Under the IPO Participation Notice, each Preferred Shareholder shall instruct the Company to act as its agent to procure the sale of a number of Conversion Shares (the “IPO Exit Shares”), which shall be equal to the higher of:

(i)                                   50% of the Conversion Shares received by a Preferred Shareholder (provided that the sale of such Conversion Shares will ensure that the Preferred Shareholders will receive an amount equal to 75% of the Preference Amount paid by that Preferred Shareholder on the Completion Date); or

(ii)                                in all other circumstances, 66% of the Conversion Shares received by a Preferred Shareholder (provided that in no event the IPO Exit Shares shall be more than 66% of the Conversion Shares).

20.3                        As of the closing of the IPO and as of the date of the commencement of trading on a Qualifying Exchange, the Preferred Shareholders which submitted an IPO Participation

Notice shall be entitled to receive an amount in respect of each IPO Exit Share in accordance with the following formula:

[(QPO Price x IPO Exit Shares) — (any offering related costs they are required to undertake as per relevant legislation)].

20.4                        In the event of a QPO in a Qualifying Exchange, the Ordinary Shareholders and Preferred Shareholders hereby undertake to comply with the procedures provided under this Clause 20 (Preferred Shareholders’ IPO Participation), to the extent applicable and possible under the Applicable Laws governing the relevant Qualifying Exchange and the relevant jurisdiction.

21.                               Preferred Shareholders’ IPO Lock-up

21.1                        If requested by the Global Coordinator referred to in Clause 18.2 or if provided under the Applicable Laws of the relevant Qualifying Exchange, and subject to certain exceptions, without the prior written consent of the Global Coordinators, each Preferred Shareholder agrees not to (i) directly or indirectly, issue, offer, pledge, sell, contract to sell, or grant any option, right, warrant or contract to purchase, exercise any option to sell, purchase any option or contract to sell, or lend or otherwise transfer or dispose of (or publicly announce any such transaction) any Conversion Shares or any securities convertible into or exercisable or exchangeable for Conversion Shares, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of any of Conversion Shares, or (iii) publicly announce any such transaction, for a period that will be advised and agreed with the Global Coordinators, from the date of the IPO (“Preferred Shareholders’ IPO Lock-up”).

21.2                        Notwithstanding the provisions of Clause 21.1 above, to the extent legally permissible, a Preferred Shareholder may sell, transfer or otherwise dispose of its Conversion Shares to its Affiliates provided that between the date of conversion and the earlier of completion of the QPO or termination of this Agreement in accordance with Clause 35, such sale shall require the prior written consent of the Original Shareholders.

21.3                        Following the expiry of such Preferred Shareholders’ IPO Lock-up, the parties that had been categorised as Preferred Shareholders prior to the IPO shall have no further restrictions on the sale of all or part of their Conversion Shares excluding any lock-up restrictions that may be imposed by the Applicable Laws governing the relevant Qualifying Exchange and the relevant jurisdiction.

21.4                        Any Preferred Shareholders’ IPO Lock-up shall be no more onerous than the restrictions upon the Ordinary Shares held by any other Ordinary Shareholder and as provided under the Applicable Laws of the relevant Qualifying Exchange.

22.                               Experts

22.1                        The Original Shareholders and the Preferred Shareholders shall endeavour to agree in writing on the appointment of two Experts to decide on matters relating to (i) a determination of Fair Value in accordance with the provisions of this Clause 22 (Experts); (ii) a determination of Eligible IRR, Tag-Along Eligible IRR and/or Redemption Eligible IRR pursuant to Clause 5.8; and/or (iii) determination of the value of the Retained TFI Group Companies on a standalone basis pursuant to Clause 19.14(ii).

22.2                        If the Original Shareholders and the Preferred Shareholders are unable to agree on the Experts within ten Business Days, the parties shall request the President for the time being of the Institute of Chartered Accountants in England and Wales, or the President for the time being of the London Investment Banking Association, as applicable, to appoint the Experts.

22.3                        The Experts shall each prepare a determination in writing and give notice in writing (including a copy) of the determination to the Original Shareholders and the Preferred Shareholders within 30 Business Days of the appointment of the Experts. Following receipt, the Parties shall calculate the average of the determination provided by each Expert.

22.4                        If either of the Experts becomes unwilling or incapable of acting, or does not deliver the determination within the time required by this Clause 22 (Experts), then:

(i)                                   the Company, any of the Original Shareholders, as the case may be, or the Preferred Shareholders may apply to the then President of the Institute of Chartered Accountants in England & Wales, or the President for the time being of the London Investment Banking Association, as applicable, to discharge an Expert and to appoint a replacement Expert with the required expertise; and

(ii)                                this Clause 22 (Experts) shall apply in relation to such replacement Expert as if it were one of the first Experts appointed.

22.5                        The Experts shall each act as an expert and not as an arbitrator.  All actions under this Clause 22 (Experts) shall be conducted, and the Experts’ determination shall be written, in the English language.

22.6                        The Company and/or the Original Shareholders, as the case may be, and the Preferred Shareholders shall be entitled to make submissions to the Experts including oral submissions and shall provide (or procure that others, including the Company, provide) the Experts with such assistance, facilities and documents as the Experts reasonably requires for the purpose of reaching a decision, subject to the Experts providing such undertakings as to confidentiality as the Company, the Original Shareholders or the Preferred Shareholders may reasonably require.

22.7                        The Company and/or the Original Shareholders, as the case may be, and the Preferred Shareholders shall with reasonable promptness provide (and procure that others, including the Company, provide) each other with all information and access to all documentation and personnel as it may reasonably require in order to make a submission under this Clause 22 (Experts).

22.8                        To the extent not provided for by this Clause 22 (Experts), the Experts may in their reasonable discretion determine such other procedures to assist with the conduct of the determination as they consider just or appropriate.

22.9                        The Experts’ written determination on the matters referred to it shall be final and binding on the Parties in the absence of manifest error or fraud.

22.10                 The Company and/or the Original Shareholders, as the case may be, and the Preferred Shareholders shall bear their own costs in relation to the Experts.

23.                               Effect of Deed of Adherence

23.1                        Each of the Parties shall procure so far as it is legally able that, before any third party is registered as a holder of any Ordinary Shares or Preferred Class A Shares or any other Equity Shares in the Company (a “New Party”), it shall first enter into a Deed of Adherence agreeing to be bound by the terms of this Agreement, provided that Clause 8.4 shall apply to the Roll-Up Shareholders. For the avoidance of doubt, no New Party may be registered as a holder of Equity Shares unless and until such New Party has delivered an executed Deed of Adherence to the Company.  On execution of a Deed of Adherence, and provided that the other requirements of this Agreement have been complied with in relation to any transfer of Ordinary Shares or Preferred Class A Shares to it, the New Party (alone or together with other members of its Shareholder Group, to the extent applicable) shall enjoy all rights and benefits and shall be bound by all obligations under this Agreement in all respects as if it were a Party.

23.2                        A Party’s rights against a New Party pursuant to a Deed of Adherence are conditional on any Party which wishes to benefit from or enforce a Deed of Adherence agreeing that Clauses 47 (Governing Law and Settlement of Disputes), and 48 (Agent for Service of Process) will apply to any Deed of Adherence. Any Party seeking to benefit from or enforce a Deed of Adherence shall be deemed to have accepted such terms.

24.                               Incorporation, Capacity and Authority

24.1                        Each Original Shareholder and the Company represents and warrants to the other Parties that:

(i)                                   to the extent it is a legal entity, it is a company duly incorporated and validly existing under its place of incorporation;

(ii)                                it has the necessary power and authority to enter into and perform this Agreement;

(iii)                             the execution, delivery and performance by it of this Agreement will not result in a material breach of: (i) any provision of its articles of association or equivalent constitutional documents; or (ii) so far as it is aware, any order, judgment or decree of any court or governmental or regulatory authority by which it is bound; and

(iv)                            other than any notifications that the Company may be required to make under Applicable Law (the making of which notifications shall be the sole responsibility of the Company), it is not and will not be required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any competent Authority in connection with the execution, delivery and performance of this Agreement.

(v)                               the Company has taken all necessary actions and obtained all necessary consents with the wording agreed by the Parties, for the implementation of the Transaction Documents as contemplated by this Agreement to authorise the execution, delivery and performance of its obligations under this Agreement and the entry into the Transaction Documents by the Company will not breach the terms of any material agreement to which either the Company or any TFI Group Company is a party.

(vi)                            neither the Company nor any officers, Directors of the Company, authorised employees, Affiliates, agents or representatives of the Company nor any of the Original Shareholders has committed or engaged in any Prohibited Practice with respect to the Project or any transactions contemplated by this Agreement.

24.2                        Each Preferred Shareholder represents and warrants to the Original Shareholders and the other Preferred Shareholders that:

(i)                                   to the extent it is a legal entity, it is a company duly incorporated and validly existing under its place of incorporation or a multilateral development bank existing as an international organization formed by treaty;

(ii)                                it has the necessary power and authority to enter into and perform this Agreement;

(iii)                             the execution, delivery and performance by the Preferred Shareholder of this Agreement will not result in a material breach of: (i) any provision of its articles of association or equivalent constitutional documents;  or (ii) so far as it is aware, any order, judgment or decree of any court or governmental or regulatory authority by which it is bound; and

(iv)                            it is not and will not be required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any competent Authority in connection with the execution, delivery and performance of this Agreement.

(v)                               it has taken all necessary actions and obtained all necessary internal consents for the implementation of the Transaction Documents as contemplated by this Agreement to authorise the execution, delivery and performance of its obligations under this Agreement and the entry into the Transaction Documents by it will not breach the terms of any agreement to which it is a party; and

(vi)                            it has no direct equity interest as a shareholder in any quick service restaurant business in Turkey or in the People’s Republic of China.

24.3                        ELQ represents and warrants to the Original Shareholders and the other Preferred Shareholders that:

(i)                                   as at the date of this Agreement, it is an indirect wholly-owned subsidiary of the Goldman Sachs Group, Inc. and all of its shares and are fully paid up;

(ii)                                for so long as ELQ or a Permitted Affiliate Transferee is a holder of any Equity Shares, the relevant GS entity shall remain an indirect wholly-owned subsidiary of the Goldman Sachs Group, Inc.;

(iii)                             it does not have any direct equity interest as a shareholder in any quick service restaurant business in Turkey or in the People’s Republic of China; and

(iv)                            it shall not undertake any Corrupt Act in its capacity as a Preferred Shareholder.

24.4                        Clouse SA represents, warrants and undertakes to the Original Shareholders and the other Preferred Shareholders that:

(i)                                   as at the date of this Agreement, it is a public limited liability company (société anonyme) registered under the laws of the Grand Duchy of Luxembourg and organised as a securitisation company (société de titrisation) authorised to invest in the Transaction from its Compartment 17 and that Credit Suisse AG acts as its arranger and investment advisor;

(ii)                                for so long as Clouse SA and/or an Permitted Affiliate Transferee thereof is a holder of Equity Shares, it will not remove Credit Suisse AG (or a wholly owned subsidiary of Credit Suisse AG) from the role of the investment advisor in relation to Clouse SA’s Compartment 17, unless (i) Credit Suisse AG has committed a material breach of the advisory agreement between Clouse SA and Credit Suisse AG dated 28 July 2016 (the “Advisory Agreement”), or (ii) if the performance of obligations of Credit Suisse AG or Clouse SA under the Advisory Agreement is or becomes, in full or in part, unlawful, illegal, or otherwise prohibited under the Applicable Laws; and

(iii)                             it will keep the Original Shareholders and the Company harmless from any claims by the investors of Clouse SA or their Affiliates from time to time and will indemnify the Original Shareholders and the Company against any damages, losses, expenses and costs they incur or suffer as a result of such claims.

24.5                        If a court of final appeal has determined that ELQ (or its Permitted Affiliate Transferee, as applicable) (for the purposes of this Clause 24 each a “Called Preferred Shareholder”) has undertaken a Corrupt Act in breach of the warranty set out in Clause 24.3 and the Called Preferred Shareholder is in receipt of the determination from such court of final appeal (the “Determination”), then the Original Shareholders shall have the right to require ELQ to sell the Preferred Class A Shares held by the Called Preferred Shareholder pursuant to the terms of this Clause 24.5 (the “Warranty Call Option”).

24.6                        As soon as practicable following receipt of the Determination, the Called Preferred Shareholder shall deliver a copy of the Determination to the Company with a copy to each of the Original Shareholders.

24.7                        Following receipt of the Determination, the Original Shareholders shall have the right to deliver a notice in writing (a “Warranty Call Notice”) to the Called Preferred Shareholder and to the Company requesting that the Called Preferred Shareholder sell to the Original Shareholders all the Preferred Class A Shares held by the Called Preferred Shareholder as at the date of the Warranty Call Notice (the “Warranty Call Option Shares”).

24.8                        The price payable to the Called Preferred Shareholder for the Warranty Call Option Shares shall be the price that is equal to the aggregate of the Preference Amount paid by the Called Preferred Shareholder at Completion, compounded at a rate of 5% per annum from the date of this Agreement up to and including the date of the Warranty Call Notice (the “Warranty Call Option Price”).

24.9                        The Called Preferred Shareholder shall sell and the Original Shareholders shall purchase the Warranty Call Option Shares at the Warranty Call Option Price as soon as practicable following receipt of the Warranty Call Notice by the Called Preferred Shareholder.

25.                               Warranties

Each of the Original Shareholders (for the purposes of this Clause 25, the “Warrantors”) warrants to each of the Preferred Shareholders for the 3 year period preceding the Completion Date in the terms of the Warranties. The liability of the Original Shareholders with regards to the Warranties is joint and not several.

25.1                        No TFI Group Company nor any TFI Group Company Directors, its Senior Management, or to the actual knowledge of the Warrantors or Senior Management of any of the TFI Group Companies any employee of any of the TFI Group Companies, is a Restricted Party, and no TFI Group Company nor any TFI Group Company Director, Senior Management, or to the actual knowledge of the Warrantors or of Senior Management any employee of any of the TFI Group Companies, or a Third Person acts directly or indirectly for or on behalf of a Restricted Party in relation to the business of any TFI Group Company.

25.2                        No TFI Group Company is incorporated, located, resident or carrying on a trade or business directly or indirectly in or involving a Sanctioned Country.

25.3                        Each TFI Group Company and (in connection with the business of the TFI Group) each of its Directors and its Senior Management has at all times been and is in compliance with all applicable Sanctions and is not engaged in any activities that would reasonably be expected to result in a violation of applicable Sanctions or any TFI Group Company being designated as a Restricted Party.

25.4                        No TFI Group Company nor any TFI Group Company Directors, its Senior Management, or to the actual knowledge of the Warrantors or its Senior Management, employees of any of the TFI Group Companies or a Third Person has engaged in a Corrupt Act in relation to the business of any TFI Group Company.

25.5                        No TFI Group Company nor any TFI Group Company Directors, its Senior Management, or to the actual knowledge of the Warrantors or its Senior Management, employees of any of the TFI Group Companies, or Third Person in relation to the business of any TFI Group Company, has received, agreed, assisted or attempted to receive the benefits of or profits from a crime or any Corrupt Act or agreed to assist any person to retain the benefits of or profits from a crime or any Corrupt Act.

25.6                        No TFI Group Company nor any of their Directors or its Senior Management has been investigated (or is being investigated or is subject to a pending or threatened investigation) or is involved in an investigation (as a possible suspect) in relation to any of the matters set out in Clause 25.1 or Clause 25.2 by any law enforcement, regulatory or other governmental agency or any customer or supplier, or has admitted to, or been found by a court in any jurisdiction to have engaged in, any Corrupt Act, violated Corruption Laws or been debarred from bidding for any contract or business, and there are no circumstances which are likely to give rise to any such investigation, admission, finding or disbarment.

25.7                        No TFI Group Company has conducted (or is conducting) an internal investigation in relation to any allegations of the matters set out in Clause 25.1, Clause 25.2 or Clause 25.3. To the actual knowledge of the Warrantors or Senior Management of any of the TFI Group Companies, no member of the Senior Management of any of the TFI Group Companies, or to the actual knowledge of the Warrantors or the Senior Management of any of the TFI Group Companies, no employee of any of the TFI Group Companies or Third Person in relation to the business of any TFI Group Company has reported a violation or suspected violation of the matters described in Clause 25.5.

25.8                        To the actual knowledge of the Warrantors or the Senior Management of any of the TFI Group Companies, the counterparties to each of the Master Franchise Agreements are fully entitled to grant any and all rights that the Master Franchise Agreements purport to grant to the relevant TFI Group Companies pursuant to each Master Franchise Agreement.

25.9                        In relation to each TFI Group Company, the relevant Original Shareholders’ shareholdings are complete and accurate as shown in Schedule 1 (Original Shareholders). The respective Shares have been validly issued to and/or acquired by the respective Original Shareholder fully paid and duly recorded in the company books of the relevant TFI Group Company with no Encumbrance (other than as disclosed in the Data Room), and any and all actions required pursuant to Applicable Laws for maintaining any rights (including voting rights and dividend rights) of Equity Shares and/or any other shareholding in any TFI Group Company have been satisfied and the Ordinary Shareholders are entitled to exercise any rights (including voting rights and dividend rights) attached thereto. There are no other shareholders in any other TFI Group Company other than as recorded in the company books of each TFI Group Company as at the date of this Agreement.

25.10                 Each of the TFI Group Companies is in material compliance with the terms of each Master Franchise Agreement and, to the actual knowledge of the Warrantors or the Senior Management, no breach or other liability is either currently existing, pending or threatened nor shall arise under any of the Master Franchise Agreements by virtue of the entry into the Transaction Documents, and no discussion has been had relating to any early termination or amendment of any of the Master Franchise Agreements, other than as fairly disclosed in the Data Room.

25.11                 Each of the Company, the TFI Group Companies and/or the Original Shareholders are in material compliance with the terms of each shareholders agreement and/or joint venture agreement and any other similar contractual arrangement (including without limitation the Ecosystem SHA and any similar agreement concerning operations of TFI Group Companies in the People’s Republic of China) and, to the actual knowledge of the Warrantors or the Senior Management, no material breach, no material litigation or no material dispute is either currently existing, pending or threatened nor, in the reasonable opinion of the Warrantors or the Senior Management, shall arise under any of the foregoing by virtue of the entry into the Transaction Documents, and there is no material default under such agreements notified to any of the TFI Group Companies, other than as fairly disclosed in the Data Room.

25.12                 No third party exercised any voting rights in the shares of any TFI Group Company pursuant to the terms of any share pledge agreement or pledge arrangement.

25.13                 All material contracts and/or contractual relationships relating to the TFI Group Companies and its business and agreements entered into between the various shareholders of the TFI Group Companies  are in full force and effect and on arm’s length commercial terms (and with respect to any material leases are intended to be renewed on expiry on similar or better terms as are currently in place) and to the Warrantors or Senior Management of any of the TFI Group Companies actual knowledge are not aware of any fact or circumstance that could prejudice the ability of the Company to enforce the terms of any material contract and its counterparties’ ability to perform their respective obligations and commitments arising from such material contracts and/or contractual relationships, including without limitation any and/all arrangements relating to the sustainability of the supply chain and no material supplier of the TFI Group has notified the TFI Group in writing of its intention to cease dealing with any member of the TFI Group. For the purposes of this Clause 25.13, “material” shall mean such contracts and contractual relationships of the TFI Group Companies that are material to the conduct of their operations or business.

25.14                 To the actual knowledge of the Warrantors, or Senior Management of any of the TFI Group Companies, there is no information (including without limitation any information regarding any material adverse change or prospective material adverse change in the condition of the TFI Group taken as a whole, or any actual, pending or threatened litigation, arbitration or similar proceeding involving, any TFI Group Company) that has not been provided in the Data Room or otherwise disclosed in writing to the Preferred Shareholders or their advisors that may be necessary to enable the Preferred Shareholders to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the TFI Group in all material respects. To the best of the Warrantors’ knowledge, there is no reason to believe that there has been any untrue statement of material fact, or any omission to state a material fact, in order to make the information made available in the Data Room and the written statements otherwise disclosed to the Preferred Shareholders or to their advisers (including any and all email correspondence or statements in writing), in light of the circumstances under which they were made, not misleading.

25.15                 The Data Room and any other documents (including any and all email correspondence or statements in writing) provided by any TFI Group Company and supplied to the Preferred Shareholders and/or to their legal, financial or tax advisors have been compiled in good faith and do not contain any material inaccuracies or omissions that would be material in the context of the TFI Group taken as a whole.

25.16                 Each TFI Group Company has obtained, and has complied with the terms and conditions of, each material license, permit, authorisation (public or private), certificate, consent and other approval (including but not limited to any anti-trust approval and/or pursuant to applicable food safety laws, labour laws and regulations) it is required to have in all material respects in the running of its business and in full compliance with Applicable Laws and regulations, except that compliance with Applicable Laws as they relate to taxation shall be governed and be subject only to the tax warranties in Clause 26 (Tax Warranties), and all such licences, consents, permits and authorisations are valid and subsisting and the Warrantors know of no reason why any of them should be suspended, cancelled or revoked in a manner that could affect the business materially or which may lead to a ceasing of operations for all or a material part of the business.

25.17                 Each of the Original Shareholders is a sophisticated buyer and has inspected or has made enquiries concerning the Preferred Shareholders,

25.18                 Each of the Original Shareholders has evaluated the merits and risks of the transactions proposed by the Transaction Documents (having taken appropriate legal and financial advice)

and without reliance upon the Preferred Shareholders, and has such knowledge and experience in financial and business matters and in entering into transactions of this type that it is capable of evaluating the merits and risks of such purchase, is aware of and has considered the financial risks and financial hazards of the transaction on the terms set out in this Agreement and is able to bear the economic risks of the transaction contemplated by this Agreement;

25.19                 Each of the Original Shareholders has received independent legal and financial advice relating to all the matters provided for in, or contemplated by, this Agreement and the other Transaction Documents.

25.20                 During the period of 3 years ending on the date of this Agreement:

(i)                                   no step has been taken, no order has been made, no resolution has been passed and no legal proceeding has commenced for the winding up of the Company and no petition has been presented to the Company and no meeting has been convened for the purpose of winding up the Company;

(ii)                                no administration order has been made and no petition for such an order has been presented to the Company in respect of the Company;

(iii)                             no administrative receiver or administrator has been appointed in respect of the Company;

(iv)                            no TFI Group Company is or has been insolvent or unable to pay its debts as they fell due (or deemed to be unable to do so within the meaning of Article 376 of the Turkish Commercial Code and/or Article 179 of the Turkish Code of Execution and Bankruptcy and/or s.123 Insolvency Act 1986) other than as fairly disclosed in the Data Room, and the Board (in consultation with the board of each other TFI Group Company, as relevant) has reviewed the liquidity and the solvency status of the Company and of each TFI Group Company and determined in each case that there was no action required to be taken in the context of Article 376 of the Turkish Commercial Code ;

(v)                               no voluntary arrangement under s.1 Insolvency Act 1986 in respect of the Company or other compromise or arrangement for the benefit of all of the Company’s creditors generally has been proposed or agreed;

(vi)                            no TFI Group Company has suspended or ceased, or threatened to suspend or cease, to carry on all or a material part of its business; and

(vii)                         no creditor of any TFI Group Company has attached or taken possession of and no distress, execution, sequestration or other process has been levied or enforced or sued out against any asset of a TFI Group Company which asset’s value exceeds USD 10 million in aggregate and which has not been discharged.

25.21                 No TFI Group Company, Original Shareholders nor, so far as the Original Shareholders or Senior Management is aware, any of their Directors or its Senior Management,

(i)                                   has been subject to any legal action, investigation or prosecution (including but not limited to the detainment of any of such individuals or transfer of any asset of any of the foregoing to administration or the state) under or in connection with the state of emergency declared by the Turkish government which entered into force as of 21 July 2016 nor has such an action, investigation or prosecution been notified to any such individuals; and

(ii)                                has (x) made any donations or provided financial support to political parties or other political institutions, entities, associations or organizations (“Political Entities”), or private institutions, entities, associations, organizations, movements or individuals which are designated as terrorist organizations as per Applicable Laws of the Republic of Turkey at the time of such action (each a “Terrorist Organization”), or (y) become a member or supporter of any kind of charity organization or other social responsibility project which is known to be associated with or linked to any Terrorist Organization.

26.                               Tax Warranties

Each of the Original Shareholders and the Company (for the purposes of this Clause 26, the “Tax Warrantors”) warrants to each of the Preferred Shareholders for the 6 year period preceding the Completion Date in the terms of the tax warranties. The liability of the Original Shareholders and the Company with regards to the Warranties is joint and several. Other than as fairly disclosed in the Data Room:

(i)                                   all taxation which could be material to the TFI Group Companies in respect of income, profits or gains (as computed for taxation purposes) of any TFI Group Company arising or accruing or deemed for taxation purposes to arise or accrue; and any transactions of any TFI Group Company effected, or deemed for taxation purposes to be effected, has been properly declared and/or paid as and when due.

(ii)                                all material registrations, returns, computations, notices and information which are or have been required to be made or given by a TFI Group Company for any taxation purpose have been made or given within the requisite periods and on a proper basis and none of them is the subject of any material dispute with any tax authority.

(iii)                             no TFI Group Company has any outstanding or on-going audits or disputes with any Tax authority and, so far the Warrantors are aware, is not a party to any material pending claims either at an administration level with any tax authority or in any court of law with any tax authority.

(iv)                            no TFI Group Company has been party or subject to any pending or actual disputes with any tax authority that had a value exceeding individually or in aggregate USD 30 million for the 6 years period.

For the purposes of this clause “material” shall mean tax, penalty and interest which may lead to a liability exceeding individually or in aggregate USD 30 million for the 6 years period.

If there is an aggregate liability above USD 30 million, such amount will be deducted from the relevant IRR Thresholds in per share terms as defined under Eligible IRR.

27.                               Conflict with Articles

27.1                        The Parties agree that this Agreement shall prevail as between the Original Shareholders and the Preferred Shareholders in the event of a conflict between any provision of this Agreement and a provision of the Articles or the by-laws of any TFI Group Company.

27.2                        Each of the Original Shareholders shall procure that any conflicting provision in Articles or the by-laws of any TFI Group Company is amended to the extent necessary and legally permissible in order to give effect to the provisions of this Agreement.

28.                               Undertakings

28.1                        The Company undertakes to each of the Preferred Shareholders that:

(i)                                   it will not take any action inconsistent with the treatment of the Company as a corporation for U.S. federal income tax purposes and will not elect to be treated as an entity other than corporation for U.S. federal income tax purposes without the approval of the U.S. Investors.

(ii)                                it agrees to make available to any U.S. Investor upon such U.S. Investor’s written request, information in the possession of the Company or reasonably available to the Company that is pertinent to the TFI Group Company’s or any subsidiary’s status or potential status as a passive foreign investment company (“PFIC”) as defined in Section 1297 of the Code. Upon a determination by the Company, any U.S. Investor and any taxing authority that a TFI Group Company or any direct or indirect subsidiary has been or is likely to become a PFIC, the Company will provide such U.S. Investor, at such U.S. Investor’s written request and expense, with all information reasonably available to the Company that is reasonably required to permit such U.S. Investor to (i) accurately prepare all tax returns and comply with any reporting requirements as a result of such determination and (ii) make any election (including, without limitation, a “qualified electing fund” election under Section 1295 of the Code), with respect to the TFI Group Company or any of its direct or indirect subsidiaries, and comply with any reporting or other requirements incident to such election;

(iii)                             it shall make reasonable inquiries, at the U.S. Shareholder’s written request and expense, to determine if five or fewer U.S. Shareholders  own directly or indirectly more than 50 per cent of the outstanding shares of the Company so as to cause the Company to be considered a controlled foreign corporation (“CFC”) under Section 957 of the Code;

(iv)                            if the Company determines that it is a CFC, the Company shall furnish to a U.S. Investor upon such U.S. Investor’s reasonable request and expense, on a reasonably timely basis, such information that is reasonably available to the Company and that the U.S. Investor identifies as necessary, to satisfy the U.S. income tax return filing requirements of such U.S. Investor related to the Company’s status as a CFC (and each “United States Shareholder” of the Company as that owns a direct or indirect interest in such U.S. Investor) arising from its investment in any TFI Group Company.

28.2                        The Company shall not, and shall procure that, in the course of their duties for the Company and/or any of its Subsidiaries, the Company’s Subsidiaries, and its and their Directors and/or Senior Management and employees shall not:

(i)                                   provide any products or technology to, furnish any services to, or engage in any transaction or activity or conduct, in or with or directly relating to a Sanctioned Country and/or any person resident or located in, operating from, or incorporated under the laws of, a Sanctioned Country save for any sales to end customers in the restaurants;

(ii)                                contribute or otherwise make available, directly or indirectly, to, or for the benefit of, any person (whether or not related to any TFI Group Company) any part of the proceeds received from the Preferred Shareholders pursuant to the Subscription Agreement (i) to fund any activities or business of or with any person, or in any country or territory, that, at the time of such funding, is a Restricted Party or a Sanctioned Country; (ii) to fund any business in circumstances where it knows, or could reasonably be expected to know, that the application of those funds will be applied towards any criminal activity; or (iii) in any other manner that would result in a violation of Sanctions by any Party to this Agreement or any other Transaction Document, whether as Shareholder or otherwise;

(iii)                             engage in or fund, directly or indirectly, any business activities with, or for the benefit of, a government, national, resident or legal entity of any Sanctioned Country; or

(iv)                            involve, directly or indirectly, any U.S. or E.U. person from the Company, any Shareholder or any TFI Group Company, in any transaction where to do so would cause such U.S. or E.U. person to breach Corruption Laws.

28.3                        The Company and the Original Shareholders shall notify the Preferred Shareholders, if the Company or any Original Shareholder obtains any information regarding a violation of Clause 24.1(vi) or Clause 28.12 of this Agreement or if any international financial institution has imposed any sanction on the Company for any Prohibited Practice. If EBRD notifies the Company of its concern that there has been a violation of such Clause 24.1(vi) or Clause 28.12, the Company and the Original Shareholders shall cooperate in good faith with EBRD and its representatives in determining whether such a violation has occurred and shall respond promptly and in reasonable detail to any such notice from EBRD and shall fully furnish documentary support for such response upon EBRD’s request.

28.4                        With respect to any of the matters which are the subject of this Agreement or in connection with this Agreement and any matters resulting from it, each of the Parties undertakes that it and its Senior Management and Directors, and to the actual knowledge of the Parties, its employees and Third Persons (together, “Representatives”), either in business dealings with private parties or in dealings with Public Officials, directly or indirectly:

(i)                                   have not engaged or agreed to engage in any Corrupt Act; and

(ii)                                will not engage in any Corrupt Act.

28.5                        With respect to any of the matters which are the subject of this Agreement or in connection with this Agreement and any matters resulting from it, each of the Parties undertakes that it and its Representatives will not:

(i)                                   request any action, inaction or services that would violate Applicable Laws; or

(ii)                                receive, agree or attempt to receive the benefits of or profits from a crime or any Corrupt Act or agree to assist any person to retain the benefits of or profits from a crime or any Corrupt Act.

28.6                        Each Party agrees that if, at any time, it becomes aware that any of the undertakings set out in this Clause 28 (Undertakings) is no longer correct, or if any Party becomes aware that it or any of its Representatives is involved in an investigation in relation to any Corrupt Act by any law enforcement, regulatory, or other governmental agency, it will notify the other Parties of this promptly in writing.

28.7                        Each of the Original Shareholders and the Company agrees with the others to comply with the following provisions within 6 months after the Completion Date, and furthermore agrees, to the extent required, to exercise all relevant voting rights held in any TFI Group Company to:

(i)                                   implement and maintain a global anti-corruption compliance programme to be applied to all current and future TFI Group Company operations (including but not limited to the matters set out in the written anti-corruption policy to be applied to the TFI Group’s operations in Turkey and as set out as a Condition pursuant to Clause 3 (Conditions to Subscription) of the Subscription Agreement) by implementing and maintaining written policies and procedures, in each case which fully comply with all Applicable Laws and meet generally recognised international standards for an anti-corruption compliance programme in relation to each of the core elements including but not limited to those identified in Schedule 9 (Anti-Corruption Compliance Programme);

(ii)                                implement and maintain compliance written policies and procedures reasonably designed to ensure compliance with Applicable Laws, to be applied as appropriate to all current and future operations and shall cover, without limitation, Applicable Laws relating to conduct of business and ethics (including as to customer on-boarding and KYC processes), data protection and privacy, money laundering or proceeds of crime, employment and agency worker law (including without limitation visa and right to work requirements), consumer protection, health and safety regulations, and competition; and

(iii)                             implement and maintain compliance written policies and procedures reasonably designed to ensure compliance with applicable Sanctions and prevent the imposition of any liability on any Shareholder under applicable Sanctions including the establishment and maintenance of adequate procedures to screen against the Sanctions Lists.

28.8                        The Company shall procure that a capital increase is completed in Pangaea Foods (China) Holdings, Ltd. at the latest by 31 December 2017, such that the Company’s effective ownership in the said entity increases to no less than 54% shareholding.

28.9                        Subject to Clause 10 (Release of Pledge) of the Share Pledge Agreement, the Original Shareholders who are party to the Share Pledge Agreement jointly and severally agree and undertake to maintain that the total of (i) the Equity Shares pledged under the Share Pledge Agreement; and (ii) the Preferred Class A Shares shall at all times represent and correspond to 50.1% of the Equity Shares and shall be adjusted as provided under Clause 3 (Additional Pledges) and Clause 10.2 of the Share Pledge Agreement during the effectiveness and validity of this Agreement unless otherwise agreed in this Agreement and/or under the Share Pledge Agreement.

28.10                 Without the prior written consent of the Preferred Shareholders, the Company shall not incur any indebtedness in excess of:

(i)                                     USD 40 million term loan to be borrowed by 31 December 2016, and

(ii)                                  incremental to (i), USD 20 million in revolving loan at any time following the Completion Date.

28.11                 Without the prior written consent of the Preferred Shareholders, the Company shall not have or incur an indebtedness which would result in the Net Debt of TFI Group exceeding 3.5 x consolidated Adjusted EBITDA.

28.12                 The Original Shareholders shall not, and shall procure that the Company shall not, authorise any of their respective officers, Directors of the Company, employees, Affiliates, agents or representatives to, engage in any Prohibited Practice with respect to the Project or any transactions contemplated by this Agreement.

28.13                 The Company shall conduct its business and operations in accordance with the Designated Performance Requirements.

28.14                 Without limiting the above, the Company shall diligently implement and adhere to the Environmental and Social Action Plan and monitor the implementation of such plan in accordance with the monitoring provisions contained in such plan.

28.15                 The Company and EBRD may from time to time agree to amend the Environmental and Social Action Plan in response to changes in the circumstances of the Project, the Company or the Company’s business and operations, unforeseen events and the results of monitoring.  Without limiting the generality of the foregoing:

(i)                                   if there is any adverse environmental or social impact or issue that was not foreseen by or contemplated in the Environmental and Social Action Plan either entirely or as to its severity,

(ii)                                if any impact mitigation measure set out in the Environmental and Social Action Plan is not sufficient to eliminate or reduce any environmental or social impact to the level contemplated by the relevant Designated Performance Requirements within the time frame set out in the Environmental and Social Action Plan, or

(iii)                             if any material non-compliance with the Environmental and Social Action Plan or with any Environmental and Social Law has been identified by an inspection from any regulatory or enforcement authority or by any audit conducted in accordance with Schedule 10 (Environmental and Social Action Plan).

(iv)                            the Company shall, as soon as reasonably practicable and subject to the consent of EBRD, develop and incorporate into the Environmental and Social Action Plan such additional or revised mitigation measures as may be necessary to achieve compliance with the Designated Performance Requirements, in each case in a manner satisfactory to EBRD.

28.16                 As soon as available but, in any event, within 60 days after the end of each Financial Year, the Company shall furnish to EBRD a report, in form and scope satisfactory to EBRD, on Environmental and Social Matters arising in relation to the Company during such Financial Year, including information on compliance by the Company with the Designated Performance Requirements and the implementation of the Environmental and Social Action Plan.

28.17                 Immediately upon the occurrence of any incident or accident relating to the Company which has or is likely to have a significant adverse effect on the environment, or on public or occupational health or safety, the Company shall inform EBRD and promptly thereafter give EBRD notice thereof specifying the nature of such incident or accident and any steps the Company is taking to remedy the same.  Without limiting the generality of the foregoing:

(i)                                   an incident or accident relates to the Company if it occurs on any site used or occupied by the Company or, if it is caused by facilities, equipment, vehicles or vessels used or occupied by the Company (whether or not being used by authorised or unauthorised persons);

(ii)                                an incident or accident is considered to have a significant adverse effect on the environment or on public or occupational health or safety if:

(a)                                 any applicable law requires notification of such incident or accident to any Governmental Authority,

(b)                                 such incident or accident involves fatality of any person (whether or not such person is employed by the Company),

(c)                                  more than one person (whether or not such persons are employed by the Company) has received serious injury requiring hospitalisation, or

(d)                                 such incident or accident has become, or is likely to become, public knowledge whether through media coverage or otherwise;

(iii)                             any significant strike or petition by employees of the Company and its subsidiaries which might have a material adverse effect or which has become, or is likely to become, public knowledge through media coverage or otherwise. Within ten Business Days following any such notification, the Company shall submit a report to the Preferred Shareholders specifying the outcome of the Company’s investigation into such strike or petition, and any steps taken, or proposed to be taken, by the Company to resolve the issues raised in the strike or petition.

28.18                 The Company and its Directors and/or its Senior Management acting on behalf of the Company shall not, and shall procure that each of the TFI Group Companies shall not, (i) make donations or provide financial or other support to Political Entities, or private institutions, entities, associations, organizations or movements which are known to have any link to or to be associated with any Political Entities, (ii) become a member or supporter of any kind of charity organization or other social responsibility project which is known to have affiliation with or link to or to be associated with any of the parties specified in preceding item (i), unless the unanimous consent of the Preferred Shareholders and the compliance officer of the Company or the relevant TFI Group Company is obtained.

28.19                 The Company, Original Shareholders, Directors and Senior Management shall not, and the Company shall procure that each of the TFI Group Companies shall not, directly or knowingly indirectly, make donations or provide financial or other support or become a member to any Political Entity or private institution, entity, association, organization or movement, which is a Terrorist Organization.

28.20                 For so long as any of ELQ or any of its Permitted Affiliate Transferees hold any Equity Shares in the Company, an authorized signatory of ELQ or any such Permitted Affiliate Transferee shall, no later than each of June 30 and December 31 of each year (or at such other one time per calendar year as may be reasonably requested by the Original Shareholders or any other Preferred Shareholder, which request shall also be copied to all of the other Preferred Shareholders and the Original Shareholders as applicable, within 15 Business Days of the receipt by ELQ or its Permitted Affiliate Transferee(s) of such request) certify in writing to the Original Shareholders and to the other Preferred Shareholders that ELQ and any Permitted Affiliate Transferee(s) holding Equity Shares in the Company continue(s) to be an indirect wholly-owned subsidiary of the Goldman Sachs Group Inc. Any such certification to be provided pursuant to this Clause 28.20 shall be provided in the form attached in Schedule 11 (Form of Certification).

28.21                 If ELQ or its Permitted Affiliate Transferee(s) fail(s) to deliver a certificate or to confirm the matters required of them by Clause 28.20 (a “Certification Default”), then the Original Shareholders, in the case of a Certification Default relating to a biannual certification, or the Preferred Shareholder having made the request, in the case of Certification Default relating to an interim certification, shall notify ELQ or its Permitted Affiliate Transferee(s), as the case may be (with copies to be delivered to all of the Preferred Shareholders and the Original Shareholders), of such Certification Default. Upon such notification, ELQ or its Permitted Affiliate Transferee(s), as the case may be, shall have fifteen Business Days to cure such Certification Default. If the relevant Certification Default has not been cured by the end of such period (such failure having been notified by the Original Shareholders or the Preferred Shareholders, as the case may be, to the other Preferred Shareholders and the Original Shareholders) (the “Failure to Cure Notice”), then ELQ or its Permitted Affiliate Transferee(s), as the case may be, shall immediately after receiving the Failure to Cure Notice, lose its rights pursuant to the terms of this Agreement and the Articles, including but not limited to the dividend privilege set out in Clause 5 (Dividend Policy), the Liquidation Preference privilege set out in Clause 4.3, and the Eligible IRR, Tag-Along Eligible IRR and/or the Redemption Eligible IRR applicable to ELQ or or its Permitted Affiliate Transferee(s), as the case may be, shall be 1% in all instances where Clause 13 (Tag-Along Right), Clause 14 (Redemption), Clause 15 (Call Option), Clause 16 (Grant and Exercise of the Put Option) and/or Clause 17 (Option Completion) are triggered. Each of the Preferred Shareholders agree that in the event of any Certification Default by ELQ or its Permitted Affiliate Transferee(s), as the case may be, that is not cured within the period stated above, it shall cooperate with the Original Shareholders and the Company, give all necessary consents, and take all necessary actions, including voting all of its Preferred Class A Shares, to amend the Articles and this Agreement to remove from the Articles and this Agreement the dividend and liquidation privileges of ELQ or its Permitted Affiliate Transferee(s), as the case may be.

29.                               Enforcement of pledge under the Share Pledge Agreement

Any and all rights relating to the enforcement of the pledge created under the Share Pledge Agreement over the Ordinary Shares in favour of the Preferred Shareholders, shall be exercised by approval of the Preferred Shareholders holding at least 50% of the Preferred Class A Shares, from time to time, except that each Preferred Shareholder shall have the ability to exercise its rights under the Share Pledge Agreement individually if there exists a Payment Default. For the purposes of this paragraph “Payment Default” shall mean any non-compliance by any Original Shareholder and/or the Company with any of their obligations under Clause 14 (Redemption) and Clause 16 (Grant and Exercise of the Put Option).

30.                               Confidentiality

30.1                        Except as provided in Clause 30.2, each Party shall treat as confidential:

the provisions of and the arrangements contemplated by this Agreement and the other Transaction Documents;

(i)                                   any information of a confidential nature which may become known to a Party from any of the other parties as a result of negotiating, entering into, or performing its obligations pursuant to this Agreement or any other Transaction Document;

(ii)                                  any information of a confidential nature which is expressly indicated by a Party to be confidential in relation to the Party or any of its Affiliates; and

(iii)                             in the case of a Preferred Shareholder all information which it may have or acquire (whether before or after the date of this Agreement) in relation to customers, suppliers, business, assets or affairs of any TFI Group Company.

30.2                        A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that:

(i)                                   the disclosure or use is required by Applicable Law or required or requested by an Authority;

(ii)                                the disclosure or use is required by a rule of a stock exchange or listing authority on which the shares or other securities of a party or its Affiliates are listed or traded;

(iii)                             the disclosure is made to a Party’s Affiliate or its or their shareholders, Directors or Senior Management to the extent reasonably required for purposes connected with this Agreement, in which case the disclosing person is responsible for ensuring that the relevant Affiliate, Directors or Senior Management complies with the terms of this Clause 30 (Confidentiality) as if it were a party to this Agreement. For the purposes of this Clause 30.2(iii) Credit Suisse AG and Eleuthera SPC shall be deemed to be an Affiliate of Clouse SA;

(iv)                            the disclosure or use is required for the purpose of legal proceedings arising out of a Transaction Document or the disclosure is required to be made to a Tax Authority in connection with the Tax affairs of a member of the disclosing person’s Shareholder Group;

(v)                               the disclosure is made to a professional adviser of the disclosing person, in which case the disclosing person shall ensure that such professional adviser is informed of the confidentiality obligations under this Clause 30; or

(vi)                            the disclosing party is disclosing information that a prudent prospective purchaser of Shares, or a prospective provider of debt finance to such prudent prospective purchaser of Shares, might reasonably require to know and which is disclosed pursuant to negotiations for an arm’s length sale of Shares to a recipient which, in the reasonable opinion of the disclosing party, is a prospective purchaser able to complete the purchase of the Shares or which is a provider of debt finance to such prospective purchaser, provided that before any information is disclosed, the intended recipient of such information shall have given a confidentiality undertaking for the benefit of the Company, pursuant to which the intended recipient shall be required to observe the same restrictions on the use of the relevant information as are contained in Clause 30.1 and subject to the same exceptions as are contained in this Clause 30.2, and in such case:

(a)                                 the Company shall cooperate in providing such information to the prospective purchaser as the prospective purchaser shall reasonably request; and

(b)                                 the Company shall assist in the marketing of the Shares, including in the preparation and delivery of presentations on the Group to be used during the course of presentations to investors in connection with the potential sale, including in the context of early-look, pilot fishing, pre-marketing, roadshow and other presentations.

30.3                        If a Party makes a disclosure in the circumstances contemplated by Clauses 30.1 or 30.2 it shall, to the extent it is permitted to do so by Applicable Law and to the extent it is reasonably practicable to do so, notify each other Party of such disclosure (except for disclosure for legal or regulatory reasons where the disclosure is made to a regulatory body only in the ordinary course of its supervisory function)

31.                               Announcements

31.1                        Save as expressly provided in Clause 31.2, no Equity Shareholder nor the Company shall (and each Equity Shareholder shall procure that none of its Affiliates shall) make or send (or permit another person to make or send on its behalf), any public announcement or circular regarding the commercial terms and conditions of any Transaction Document without the prior approval in writing of the other Parties, such approval not to be unreasonably withheld or delayed. Such Party intending to make an announcement as provided under this Clause, shall give prior notice in writing of any announcement or circular to the other Parties, at which time such Parties shall take all steps as may be reasonable in the circumstances to agree the timing, content and manner of such announcement or circular with the other Parties prior to making or sending such announcement or circular.

31.2                        A Party may make an announcement or circular relating to the Transaction Documents if (and only to the extent):

(i)                                   required by the Applicable Law of any relevant jurisdiction or any competent Authority; or

(ii)                                required by a rule of a stock exchange or listing authority on which the shares or other securities of a member of the disclosing person’s group are listed or traded;

provided that, to the extent it is reasonably practicable to so, such Party giving prior notice in writing of any announcement or circular required to be made to the other Parties, at which time such Party shall take all steps as may be reasonable in the circumstances to agree the timing, content and manner of such announcement or circular with the other Parties prior to making or sending such announcement or circular.

32.                               Assignment and Novation

Otherwise than pursuant to a transfer of Ordinary Shares or Preferred Class A Shares in accordance with the terms of this Agreement (including but not limited to the terms of Clause 11 (Permitted Transfers)), no Party may assign, transfer, charge, declare a trust of, deal in any other manner or otherwise dispose (including sub-contract) of all or any part of its rights and benefits or obligations under this Agreement or any other Transaction Document (including any cause of action arising in connection with any of them) or of any right or interest in any of them, nor purport to do so, in each case, without having obtained the prior written consent of each other Party. Any purported dealing in contravention to this Clause 32 (Assignment and Novation) shall be void.

33.                               Further Assurance

Each Party shall, insofar as it is able to do so and at its own cost from time to time, do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things reasonably required in order to give full effect to this Agreement or any transaction, matter or thing contemplated by this Agreement and its rights, powers and remedies under this Agreement, including:

(i)                                   exercising all voting and other rights and powers vested in or available to it in respect of any companies, including the TFI Group Companies that it directly controls (whether directly or indirectly and both through its holdings of shares and through giving requisite directions and authorisations to Directors and/or other officers appointed by it); and

(ii)                                by procuring the convening of all meetings, the passing of all resolutions and the taking of all other necessary or desirable steps,

in such a way as to ensure the complete and punctual fulfilment, observance and performance of the terms of this Agreement.

34.                               Entire Agreement

34.1                        This Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties in relation to its subject matter and supersedes any previous arrangements or agreements between them relating to its subject matter.

34.2                        Each Party confirms that it has not entered into this Agreement or any other Transaction Document on the basis of any representation, warranty, condition, assurance, covenant, indemnity, commitment undertaking or other statement or action taken whatsoever which is not expressly incorporated into this Agreement or the relevant Transaction Document.

34.3                        The only rights and remedies for any such causes listed in Clause 34.2 above are those contained in this Agreement or any other Transaction Document, and, for the avoidance of doubt and without limitation no Party nor any of its Related Persons shall have any right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement or the relevant Transaction Document, or make any claim, against another Party nor any of its Related Persons in connection with the transactions contemplated under this Agreement.

34.4                        “Related Persons” means, in relation to a Party, members of the Relevant Party’s Group, its and their Directors, Senior Management, and, in relation to a natural person, means a family member of that person in the first degree (including the spouses and siblings as well as siblings’ spouses).

34.5                        Nothing in this Clause 34 (Entire Agreement) shall operate to limit or exclude any liability for fraud, fraudulent misstatement or fraudulent misrepresentation.

35.                               Duration and Termination

35.1                        Except as otherwise provided herein, this Agreement shall continue in full force and effect until: (i) the Parties agree in writing to terminate this Agreement; (ii) the Preferred Class A Shares have been redeemed in full by the Company pursuant to Clause 14 (Redemption); (iii) the Call Option has occurred pursuant to Clause 15 (Call Option); (iv) the Put Option Completion has occurred pursuant to Clause 16 (Grant and Exercise of the Put Option). Upon any Person ceasing to be such a holder of Ordinary Shares or Preferred Class A Shares, the obligations of that Person under this Agreement shall terminate except for any provision of this Agreement which in relation to that Person is expressly or by implication intended to come into force on or to continue in force after such cessation.  Such Person ceasing to be such a holder shall also be without prejudice to the due performance by it of all its obligations up to (and, to the extent applicable, after) the date of such cessation and shall also be subject to the remedies of any of the other Parties in respect of a breach of such obligations.

35.2                        This Agreement shall continue in full force and effect until the successful completion of a QPO whereupon it shall automatically terminate subject to the provisions of this Clause 35 (Duration and Termination).

35.3                        Subject to Clause 35.1 above, the provisions of Clause 1 (Interpretation) and Clauses 28 — 48 (inclusive) and any rights or liabilities that have accrued prior to termination under this Agreement shall continue to apply after the termination of this Agreement pursuant to Clause 35.1 above without limit in time, insofar as applicable.

36.                               Severance and Validity

36.1                        If any part or provision of this Agreement is or becomes illegal, invalid, void or unenforceable in any respect under the law of any applicable jurisdiction, it shall be deemed to be severed from this Agreement and the Parties shall use best endeavours to replace such provision with one having an effect as close as possible to the deficient provision.  The remaining parts and provisions of this Agreement will remain in full force and effect in that applicable jurisdiction and all provisions will continue in full force and effect in any other jurisdiction.

37.                               Variations

37.1                        No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.

38.                               Remedies and Waivers

38.1                        No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing.  Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

38.2                        No delay or omission by any Party in exercising any right or remedy provided by Applicable Law or under this Agreement shall constitute a waiver of such right or remedy.

38.3                        The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

38.4                        The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by Applicable Law.

38.5                        Without prejudice to any other rights or remedies that a Party may have, the Parties acknowledge and agree that damages may not be an adequate remedy for any breach of this Agreement and that the remedies of injunction, specific performance and other equitable remedies will be available where appropriate.

39.                               Third Party Rights

39.1                        Except where expressly provided otherwise in this Agreement, a Person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

39.2                        Each Party represents to the other Parties that any rights they each may have to terminate, rescind or agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any Person that is not a Party to this Agreement, including any third party that has been.

40.                               Costs and Expenses

40.1                        Other than as specified in this Agreement (including but not limited to the obligation to pay stamp taxes pursuant to Clause 43 (Counterparts) below), each Party shall pay its own costs and expenses (including taxation) in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents.

41.                               Notices

41.1                        Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 41.2 below and served and deemed to have been received:

(i)                                   if by personal delivery, upon receipt at the relevant address; or

(ii)                                if by post or air courier, on the second day following the day of posting or (if sent by air courier overseas) on the fifth day following the day of posting; or

(iii)                             in the case of email, subject to the sender not having received any notification of a delay or problem in such email being received by the recipient, the day following the day of sending, provided that any notice received other than between the hours of 9:30 a.m. to 5:30 p.m. on a Business Day in this recipients jurisdiction (“Working Hours”) shall be deemed given at the start of the next period of Working Hours.

41.2                        Notices under this Agreement shall be sent for the attention of the person and to the address, subject to Clause 41.4 below, as follows:

(i)                                     for the Original Shareholders:

For the attention of: Korhan Kurdoğlu and Ekrem Özer

Address: Emirhan Cad. No:109, Ata Kule, Dikilitas, 34349, Besiktas, Istanbul, Turkey

Email: kkurdoglu@atainvest.com and ekremozer@tabfoods.com

(ii)                                  for the Preferred Shareholders:

For ELQ (or any Permitted Affiliate Transferee of ELQ):
For the attention of: Greg Olafson
Address: c/o Goldman Sachs International, Peterborough Court, 133 Fleet Street, London, EC4A 2BB

E-mail: greg.olafson@gs.com

Fax : +44 20 7522 7070

With a copy to:

For the attention of: Banu Kısakürek

Address: c/o Goldman Sachs TK Danışmanlık Hizmetleri A.Ş., Büyükdere Cad. No:209, Tekfen Tower Kat:8 No:21/22, 4. Levent, Istanbul, Turkey

E-mail: banu.kisakurek@gs.com

Fax : +44 20 7774 0284

For EBRD:
For the attention of: Operations Administration Department
Address: One Exchange Square, London, EC2A 2JN, United Kingdom

Fax: +44 20 7338 6100

For Clouse SA acting in respect of its Compartment 17:
For the attention of: The Board of Directors
Address: 51, Avenue John F. Kennedy, L-1855, Luxembourg

E-mail: ClouseSA@sannegroup.com

Fax : +352 27 61 622

With a copy to:

For the attention of: Jakub Topp

Address: Credit Suisse AG, Uetlibergstrasse 231, Zurich, 8070, Switzerland

E-mail: Jakub.Topp@credit-suisse.com

41.3                        Any Party to this Agreement may notify the other Parties of any change to its address or other details specified in Clause 41.2 above provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

41.4                        The notices or communications described in Article 18/III of the Turkish Commercial Code No. 6102 (consisting principally of notices of default, termination or rescission) shall be given, for evidentiary purposes, to a Turkish Person by a notary public of the Republic of Turkey, by telegram, by registered mail, return receipt requested or via a registered electronic email system by using a safe electronic signature and shall be deemed to have been given as of the date of proper service in accordance with the Applicable Laws of the Republic of Turkey.

42.                               No Partnership or Agency

42.1                        The Parties to this Agreement are not in partnership with each other and there is no relationship of principal and agent between them, nor shall execution, completion and implementation of this Agreement confer on any party any power to bind or impose any obligations to any third parties on any other party or to pledge the credit of any other party.

43.                               Counterparts

This Agreement may be executed in one (1) original copy to remain with the Company and the Turkish legal advisor to the Company shall provide 1 (one) true copy of the original to each of the Preferred Shareholders, with an annotation of “same as original (asli gibidir)”.

The Company and each Preferred Shareholder shall share any stamp taxes payable in connection with this Agreement or any Transaction Document on the basis that the Company shall be responsible for paying 50% of the stamp taxes that are payable and each of ELQ and Clouse, SA shall be severally responsible for paying 25% of the stamp taxes that are payable (being 50% in aggregate of the stamp taxes that are payable).

44.                               Legal Personal Representatives, Successors and Permitted Assigns

The provisions of this Agreement shall be binding upon the Parties’ respective legal personal representation, successors and permitted assigns, but such persons shall not be entitled to the benefit of its provisions unless they have entered into a Deed of Adherence.

45.                               Several and not Joint or Joint and Several Obligations

45.1                        Except where expressly stated otherwise in this Agreement, all obligations, undertakings and statements in this Agreement are several and not joint or joint and several.

45.2                        Every representation, warranty, undertaking in this Agreement which is expressed to be given to the Preferred Shareholders is given to each Preferred Shareholder separately and each Preferred Shareholder shall have a separate claim and right of action in respect of every breach.

46.                               Unlawful Fetters

The Company shall not be bound by any provision of this Agreement to the extent that it would constitute an unlawful fetter on any of its statutory powers, but that provision shall remain valid and binding as regards the other parties in this Agreement to which it is expressed to apply.

47.                               Governing Law and Settlement of Disputes

47.1                        This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law, and the Parties agree to submit to the application of English law pursuant to this Clause 47.1.

47.2                        The Parties agree that any claim, dispute or difference of whatever nature arising under, out of or in connection with this Agreement (including a claim, dispute or difference regarding its existence, termination or validity or any non-contractual obligations arising out of or in connection with this Agreement), shall be referred to and finally settled by arbitration in accordance with the UNCITRAL Arbitration Rules (the “Rules”) as in force at the date of this Agreement and as modified by this clause, which Rules shall be deemed incorporated into this clause. The appointing authority shall be the LCIA Court.

47.3                        The seat and place of arbitration shall be London, England. The language to be used in the arbitration shall be English. The arbitration agreement shall be governed by, and construed in accordance with, English law.

The tribunal shall consist of three arbitrators. The Original Shareholders as a group and the Preferred Shareholders as a group shall (with the consent in writing of Preferred Shareholders holding not less than 75% of the Preferred Class A Shares in issue and outstanding from time to time) each be entitled to nominate one arbitrator each, and the third arbitrator, who shall act as presiding arbitrator, shall be nominated by the two Party-nominated arbitrators provided that if the third arbitrator has not been nominated within thirty-five days of the nomination of the second Party-nominated arbitrator, such third arbitrator shall be appointed by the LCIA

Court. The Parties may nominate and the LCIA Court may appoint arbitrators from among the nationals of any country, whether or not a Party is a national of that country.

47.4                        For the avoidance of doubt, it is clarified that Sections 45 and 69 of the Arbitration Act 1996 shall not apply.

47.5                        The Parties hereby waive any rights under the Arbitration Act 1996 or otherwise to appeal any arbitration award to, or seek a determination of a preliminary point of law by, the courts of England.  The arbitral tribunal shall not be authorised to grant, and each of the Company, the Original Shareholders and the Preferred Shareholders (except for EBRD) agrees that it will not seek from any judicial authority, any interim measures or pre-award relief against EBRD, any provision of UNCITRAL Arbitration Rules notwithstanding.

47.6                        Each Party agrees that any arbitration under this Clause 47 (Governing Law and Settlement of Disputes) shall be confidential to the Parties and the arbitrators and that each Party shall therefore keep confidential, without limitation, the fact that the arbitration has taken place or is taking place, all non-public documents produced by any other Party for the purposes of the arbitration, all awards in the arbitration and all other non-public information provided to it in relation to the arbitral proceedings, including hearings, save to the extent that disclosure may be requested by an Authority or required of it by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

48.                               Agent for Service of Process

48.1                        After the date of this Agreement and before the Completion Date, the Original Shareholders and the Company jointly appoint irrevocably Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London, EC2V 7EX, and Clouse SA irrevocably appoints Credit Suisse Asset Management Ltd, c/o Special Investments Group, One Cabot Square, London, E14 4QJ, in each case as their agent for service of process in England.

48.2                        If any Person appointed as agent for service of process ceases to act as such the relevant Party shall promptly appoint another Person to accept service of process on its behalf in England and notify the other Parties of such appointment.  If it fails to do so within ten Business Days any other Party shall be entitled by notice to the other Parties to appoint a replacement agent for service of process.

49.                               Privileges and Immunities of EBRD

Nothing in this Agreement shall be construed as a waiver, renunciation or other modification of any immunities, privileges or exemptions of EBRD accorded under the Agreement Establishing the European Bank for Reconstruction and Development, international convention or any applicable law.  Notwithstanding the foregoing, EBRD has made an express submission to arbitration under Clause 47 and accordingly, and without prejudice to its other privileges and immunities (including, without limitation, the inviolability of its archives), it acknowledges that it does not have immunity from suit and legal process under Article 5(2) of Statutory Instrument 1991, No. 757 (The European Bank for Reconstruction and Development (Immunities and Privileges) Order 1991), or any similar provision under English law, in respect of the enforcement of an arbitration award duly made against it as a result of its express submission to arbitration pursuant to Clause 47 (Governing Law and Settlement of Disputes).

50.                               Decision Making Process of Preferred Shareholders

Unless a General Assembly is required by Applicable Law in connection therewith, in which case it shall be convened as required by this Agreement, the Articles and Applicable Law, where the consent, approval or agreement of the Preferred Shareholders for any proposed action or decision is required under this Agreement, the Lead Investor shall promptly upon becoming aware of such requirement seek such consent or approval from the Preferred Shareholders by sending a written resolution to all of them by e-mail (also confirmed by air courier to their notice addresses in Clause 41.2).  Each Preferred Shareholder shall no later than 15 Business Days after the date of the e-mail notice received from the Lead Investor (or such shorter period as may be required by the terms of this Agreement and as may be specified by the Lead Investor in the notice) either (i) consent to, approve and agree the proposed action or decision by signing and returning to the Lead Investor such resolution by e-mail (confirmed by air courier) or (ii) reject such proposed action or decision, provided that any failure by a Preferred Shareholder to act (including by failure to sign or return a proposed resolution) shall be deemed to be a rejection by such Preferred Shareholder thereof. The Lead Investor shall no later than two Business Days after the expiration of the period in the previous sentence notify all of the Preferred Shareholders and the Company which Preferred Shareholders have approved, rejected or should be deemed to have rejected the proposed resolution.

For the purposes of this Clause 50, “Lead Investor” means the Preferred Shareholder holding the highest number of Preferred Class A Shares at the time that any consent, approval or agreement is required to be sought from Preferred Shareholders in accordance with this Agreement, including without limitation under Clause 7 (Reserved Matters), or any other Transaction Document.

IN WITNESS WHEREOF each Party has executed and delivered this Agreement as a deed on the date which first appears above.

Schedule 1                                    Original Shareholders

Ordinary Shareholder	Total Nominal Value of Ordinary Shares (TL)	Number Of Ordinary Shares	Shareholding (%)	Turkish ID No. / Tax Identification No.	Address
Ertuğrul Kurdoğlu’s Heirs	267,435,714.27	26,743,571,427	25.88	N/A	N/A
Erhan Kurdoğlu	242,181,320.71	24,218,132,071	23.44	25543210136	Kuruçeşme Mahallesi, Ahmet Adnan Saygun Cad. Kurtoğlu Malikanesi Sitesi, No. 79B, 34345, Beşiktaş, Istanbul
Korhan Kurdoğlu	215,697,914.44	21,569,791,444	20.87	25525210710
Tuna Kurdoğlu	272,589,838.27	27,258,983,827	26.38	25531210582
Yurdanur Kurdoğlu	4,627,630.45	462,763,045	0.45	25564209430
Ata Holding A.Ş.	30,831,812.35	3,083,181,235	2.98	5940087498	Emirhan Caddesi, Ata Kule No. 109 Balmumcu, Istanbul
TOTAL	1,033,364,230.49	103,336,423,049	100.00

	TAB Gıda		FASDAT		EKMEK
Shareholder	(TL)	(%)	(TL)	(%)	(TL)	(%)
Erhan Kurdoğlu	588,868	1.82	21,631	1.80	36,009	1.80
Korhan Kurdoğlu	412,466	1.27	14,387	1.20	36,009	1.80
Tuna Kurdoğlu	555,255	1.71	21,649	1.80	36,009	1.80

	REKLAM		EKUR ET
Shareholder	(TL)	(%)	(TL)	(%)
Erhan Kurdoğlu	3,605	1.80
Korhan Kurdoğlu	3,598	1.80
Tuna Kurdoğlu	3,609	1.80
Ertuğrul Kurdoğlu Heir			150,000	0.57

Schedule 2                                    Shareholding after Completion

Shareholder	Total Nominal Value of Equity Shares (TL)	Number Of Equity Shares	Shareholding (%)
Ertuğrul Kurdoğlu’s Heir	267,435,714.27	26,743,571,427	23.32%
Erhan Kurdoğlu	242,181,320.71	24,218.132.071	21.12%
Korhan Kurdoğlu	215,697,914.44	21,569,791,444	18.81%
Tuna Kurdoğlu	272,589,838.27	27,258,983,827	23.77%
Yurdanur Kurdoğlu	4,627,630.45	462,763,045	0.40%
Ata Holding A.Ş.	30,831,812.35	3,083,181,235	2.69%
ELQ	60,556,749.58	6,055,674,958	5.28%
EBRD	37,847,968.49	3,784,796,849	3.30%
Clouse SA	15,139,187.39	1,513,918,739	1.32%
TOTAL	1,146,908,135.95	114,690,813,595	100.00%

Schedule 3                                    Reserved Matters

1.                                      Incurring or permitting to subsist following Completion and in respect of any TFI Group Company where such TFI Group Company is a borrower, any Shareholder Indebtedness that is not fully subordinated to the rights attaching to the Preferred Class A Shares as contemplated by this Agreement and the Articles which, for the avoidance of doubt, shall mean that no Shareholder Indebtedness shall be repaid until the Preferred Shareholders have been repaid in full pursuant to the terms of this Agreement;

2.                                      Any issue of any new Equity Shares by any TFI Group Company (including, without limitation, any issuance of new Equity Shares having any preference in relation to the Ordinary Shares), other than those permitted by Clause 8;

3.                                      Any amendments to the articles of association or other constitutional documents of any TFI Group Company to the extent that any such amendment would amend the rights of the Preferred Shareholders or the rights attaching to the Preferred Class A Shares or would otherwise adversely affect the voting and economic rights of the Preferred Shareholders;

4.                                      Any amendments of the terms and conditions and rights attaching to the Preferred Class A Shares, other than a conversion made in accordance with their terms;

5.                                      Making any material change in the nature or scope of the business of the TFI Group or amending the articles of association to this effect;

6.                                      Decisions relating to mergers, de-mergers or consolidation with any third party company other than the roll-up of any existing shareholders of the TFI Group Companies;

7.                                      Other than in the context of a TFI Sale, transferring a substantial portion of any of the TFI Group companies’ business and operations to a third party, or amending the core business of any of the TFI Group Companies such that any TFI Group Company would no longer be engaged in the business as conducted at the date of this Agreement;

8.                                      Initiating liquidation or insolvency proceedings or any proceeding analogous to insolvency in relation to any of the Company and/or a Key Subsidiary;

9.                                      Entry into any transaction with any Related Person which is outside the ordinary course of business and/or not on commercial arm’s length terms;

provided that the matters or arrangements set out in paragraphs 2, 6 and 7 of this Schedule 3 (Reserved Matters) shall not apply to any such matters or arrangements relating to Ekur Et Entegre Sanayi ve Ticaret Anonim Şirketi, Atakey Patates Gıda Sanayi ve Ticaret Anonim Şirketi and Ekmek Unlu Gıda Sanayi ve Ticaret Anonim Şirketi, Fasdat Gıda Dağıtım Sanayi ve Ticaret Anonim Şirketi in each case so long as no Change of Control occurs as a result of such matters or arrangements.

Schedule 4                                    Form of Deed of Adherence

Unilateral Deed Poll Structure

This Deed Poll is made on [•] 20[•]

by [•], a company incorporated in [•] with registered number [•] and whose registered office is at [•] (the “New Shareholder”).

Whereas:

[(A)                           [•] (the “Transferor”) proposes to transfer [•] shares of [•] each in the capital of [•](the “Company”) to the New Shareholder (the “Transfer Shares”) and the New Shareholder proposes to acquire the Transfer Shares, subject to and in accordance with the terms and conditions of an agreement to be dated [•] (the “Transfer Date”) and made between the Transferor and the New Shareholder.]

[(B)                           The Company proposes to allot [•] shares of [•] each in the capital of the Company to the New Shareholder.]

(C)                               This Deed Poll is entered into under the terms of [Clause 11 (Permitted Transfers)]/ Clause 23 (Effect of Deed of Adherence) of a shareholders’ agreement between [name of Ordinary Shareholders] [and] [name of Preferred Shareholders] [and the Company] dated [date] in respect of the Company, as amended, supplemented or novated from time to time (the “Shareholders’ Agreement”).  Under the Shareholders’ Agreement the New Shareholder must execute a deed of adherence in the form of this Deed Poll before being registered as the holder of the Transfer Shares.

This Deed Witnesses:

1.                                      The New Shareholder undertakes to adhere to and be bound by the provisions of the Shareholders’ Agreement, and to perform the obligations imposed by the Shareholders’ Agreement [which are to be performed on or after [the Transfer Date]] and assume the rights and benefits of the Shareholders’ Agreement from that date, in all respects as if the New Shareholder were a party to the Shareholders’ Agreement and named in it as an Equity Shareholder.

2.                                      This Deed Poll is made for the benefit of (a) the original parties to the Shareholders’ Agreement; and (b) any other Person or Persons, who after the date of the Shareholders’ Agreement (and whether or not before or after the date of this Deed) adhere to the Shareholders’ Agreement.

3.                                      The notice details of the New Shareholder for the purposes of Clause 41 (Notices) of the Shareholders’ Agreement are as follows:

Name:         [        ]

Address:         [        ]

For the attention of:         [        ]

Fax number:         [        ]

[with a copy to:]         [        ]

4.                                      This Deed Poll shall be governed by and construed in accordance with English law.

5.                                      The New Shareholder agrees irrevocably and for the benefit of each of the parties referred to in Clause 2 of this Deed that Clause 47 (Governing Law and Settlement of Disputes)]shall apply to the Deed Poll.

In Witness of which this Deed Poll has been executed and delivered by the New Shareholder on the date which first appears above.

Executed as a Deed by [Name of Company] acting by [Name of Director], a director, in the presence of:

Witness:

Signature:

Name:

Address:

Occupation:

Schedule 5                                    Form of Letter of Undertaking

From:

[Prospective Roll-Up Shareholder], [a company incorporated in [•] with registered number [•] and whose registered office is at [•] OR of [insert address]] OR by [insert details of individual] of [insert address] (the “Roll-Up Shareholder”).

To:

TFI TAB Gıda Yatırımları A.Ş.

Dikilitaş Mahallesi Emirhan Cad. A Blok No 109

Beşiktaş İstanbul (the “Company”)

Copy To:

[Original Shareholders]

[Preferred Shareholders]

Proposed issue of new shares in the capital of the Company to the Roll-Up Shareholder

1.                                      We refer to a shareholders’ agreement governing the operations of the Company, entered into between [names of Ordinary Shareholders] [and] [names of Preferred Shareholders] [and the Company] on [•] 20[•], as amended, supplemented or novated from time to time (the “Shareholders’ Agreement”). Capitalised terms used but not defined in this Letter of Undertaking shall have the meanings given to such terms in the Shareholders’ Agreement.

2.                                      The Company proposes to issue [•] new shares of [•] each in the capital of the Company (the “Roll-Up Shares”) to the Roll-Up Shareholder pursuant to the terms of Clause [8] of the Shareholders’ Agreement, and the Roll-Up Shareholder intends to subscribe for the Roll-Up Shares, subject to and in accordance with the terms of this Letter of Undertaking and the Shareholders’ Agreement.

3.                                      Pursuant to Clause 8 of the Shareholders’ Agreement, the Company has agreed to procure that before any Roll-Up Shareholder is registered as the holder of any new Equity Shares, such Roll-Up Shareholder shall

3.1                               deliver this Letter of Undertaking to the Company; and

3.2                               subject to paragraph 3.3 below, the Roll-Up Shareholders hereby undertake to adhere to and be bound by certain terms, including but not necessarily limited to the terms set out in the following clauses of the Shareholders’ Agreement:

(a)                                 Clause 4 (Shareholding Structure);

(b)                                 Clause 10 (Restrictions on Transfer of Shares);

(c)                                  Clause 18 (IPO Facilitation Events);

(d)                                 Clause 19 (QPO Conversion);

(e)                                  Clause 20 (Preferred Shareholders’ IPO Participation);

(f)                                   Clause 21 (Preferred Shareholders’ IPO Lock-up); and

3.3                               notwithstanding paragraph 3.2 above, the Roll-Up Shareholder acknowledges and agrees that to the extent that any provision of any agreement entered by the Roll-Up Shareholder in connection with the Roll-Up Shares is:

(a)                                 inconsistent with the Shareholders’ Agreement; and/or

(b)                                 would have or would be reasonably likely to have an adverse effect on the Preferred Shareholders’ rights under the Shareholders’ Agreement,

the Shareholders’ Agreement shall take priority over any such other agreement entered into by the Roll-Up Shareholder.

4.                                      Notwithstanding any other provision of this Letter of Undertaking or the Shareholders’ Agreement, the Roll-Up Shareholder acknowledges and agrees that it will not be registered as a shareholder of Equity Shares in the Company unless and until the Roll-Up Shareholder has satisfied all KYC Requirements pursuant to Clause 8 of the Shareholders’ Agreement.

5.                                      This Letter of Undertaking is made for the benefit of (a) the original parties to the Shareholders’ Agreement; and (b) any other Person or Persons, who after the date of the Shareholders’ Agreement (and whether or not before or after the date of this Letter of Undertaking) adhere to the Shareholders’ Agreement.

6.                                      This Letter of Undertaking and any non-contractual obligations arising out of or in connection with this Letter of Undertaking shall be governed by and construed in accordance with English law.

7.                                      The Roll-Up Shareholder agrees irrevocably and for the benefit of each of the parties referred to in paragraph 1 of this Letter of Undertaking that Clause 47(Governing Law and Settlement of Disputes)] shall apply to this Letter of Undertaking.

Yours sincerely,

For and on behalf of [Roll-Up Shareholder]

Agreed and accepted by:

[Company]

[Original Shareholders]

[Preferred Shareholders]

Schedule 6            Articles

TFI TAB GIDA YATIRIMLARI ANONİM ŞİRKETİ

ESAS SÖZLEŞMESİ’NİN TADİL TASARISIDIR

ESKİ METİN	YENİ METİN

MADDE 1	MADDE 1
KURULUŞ	KURULUŞ

Aşağıda adları ve ikametgahları yazılı kurucular arasında Türk Ticaret Kanunu’nun ani surette kuruluş hakkındaki hükümlerine göre bir anonim şirket kurulmuştur.

a-             HALİM NÜZHET ATABEK Türkiye Cumhuriyeti Uyruğundandır.

Birinci cad. no 162/4 Arnavutköy/İSTANBUL

b-             GÜRKAN AHMET KINACI Türkiye Cumhuriyeti Uyruğundandır.

Bestekar Osman Nihat Akın sk. No:3 Yeşilköy/İSTANBUL

c-              AHMET SEMİH AKYOL Türkiye Cumhuriyeti Uyruğundandır.

Özbal Sok Fulya 2 14/1 Fulya Mah. Şişli/İSTANBUL

d-             ERHAN KORU Türkiye Cumhuriyeti Uyruğundandır.

Mehtap Sok. Birlik Ap. 30/5 Caddebostan/İSTANBUL

e-              MEHMET YAVUZ SOYBAKIŞ Türkiye Cumhuriyeti Uyruğundandır.

Sümer Sok. Sümka Sitesi M2 B Blok 11/16 19 Mayıs Kadıköy/İSTANBUL

Aşağıda adları ve ikametgahları yazılı kurucular arasında Türk Ticaret Kanunu’nun ani surette kuruluş hakkındaki hükümlerine göre bir anonim şirket kurulmuştur.

a-             HALİM NÜZHET ATABEK Türkiye Cumhuriyeti Uyruğundandır.

Birinci cad. no 162/4 Arnavutköy/İSTANBUL

b-             GÜRKAN AHMET KINACI Türkiye Cumhuriyeti Uyruğundandır.

Bestekar Osman Nihat Akın sk. No:3 Yeşilköy/İSTANBUL

c-              AHMET SEMİH AKYOL Türkiye Cumhuriyeti Uyruğundandır.

Özbal Sok Fulya 2 14/1 Fulya Mah. Şişli/İSTANBUL

d-             ERHAN KORU Türkiye Cumhuriyeti Uyruğundandır.

Mehtap Sok. Birlik Ap. 30/5 Caddebostan/İSTANBUL

e-              MEHMET YAVUZ SOYBAKIŞ Türkiye Cumhuriyeti Uyruğundandır.

Sümer Sok. Sümka Sitesi M2 B Blok 11/16 19 Mayıs Kadıköy/İSTANBUL

MADDE 2	MADDE 2
UNVAN	UNVAN
Şirketin Unvanı “TFI TAB GIDA YATIRIMLARI ANONİM ŞİRKETİ”dir.	Şirketin Unvanı “TFI TAB GIDA YATIRIMLARI ANONİM ŞİRKETİ”dir.

MADDE 3	MADDE 3
MAKSAT VE MEVZUU	MAKSAT VE MEVZUU

Şirketin Amaç ve Konusu başlıca şunlardır:

1-  Hazır yemek başta olmak üzere her nevi gıda ve malzemelerinin imali, başkalarına yaptırılması, alımı, satımı, ithali ve ihracı, gıda teknolojisi ithali ve uygulaması, canlı hayvanlar, etler ve yenilen sakatat, balıklar, kabuklu hayvanlar, süt ve süt ürünleri, kuş, av ve kümes hayvanları, tabi bal, hayvani menşeli sair müstahsallar, sebzeler ve yenilen kökler, yumrular, nebatler, yenilen meyveler, baharat, hububat, değirmencilik müstahsalları, salt nişasta ve müstahsalları susam ve yağlı tohumlar, meyveler,

Şirketin Amaç ve Konusu başlıca şunlardır:

1-  Hazır yemek başta olmak üzere her nevi gıda ve malzemelerinin imali, başkalarına yaptırılması, alımı, satımı, ithali ve ihracı, gıda teknolojisi ithali ve uygulaması, canlı hayvanlar, etler ve yenilen sakatat, balıklar, kabuklu hayvanlar, süt ve süt ürünleri, kuş, av ve kümes hayvanları, tabi bal, hayvani menşeli sair müstahsallar, sebzeler ve yenilen kökler, yumrular, nebatler, yenilen meyveler, baharat, hububat, değirmencilik müstahsalları, salt nişasta ve müstahsalları susam ve yağlı tohumlar, meyveler, muhtelif tane tohum muhtelif tane tohum meyveler, sanayi ve tabiatta kullanılan meyveler, şeker ve şeker mamulleri, kakao ve müstahsalları, esasını un, hububat ve nişasta teşkil eden müstahsallar, pastacılık mamulleri, sebze, yenilen nebat, et süt ve yoğurt ile bunlardan mamul ürünlerin paketlenmiş taze veya dondurulmuş olarak imali ve pazarlanması, modern çiftlik, ahır, besi ve kesim yerleri, soğuk hava depoları, ekmek fabrikası, entegre et kombinası, reyon, lokanta, büfe, kafeterya ve satış mağazaları açmak, hazır yemek satış, tanıtım ve dağıtım teşkilatı ve organizasyonu kurmak, kurulu organizasyonlardan istifade etmek, tarla ve bahçe ziraatı yapmak, gıda sanayinin bakiye ve döküntülerinden hayvanlara gıda maddeleri hazırlamak, bu maddede bahsi geçen her türlü madde ve malzemenin imalini, üretimini, başkalarına yaptırılması, alım satımı, ithali ve ihracatını yapmak, yaptırmak.

meyveler, sanayi ve tabiatta kullanılan meyveler, şeker ve şeker mamulleri, kakao ve müstahsalları, esasını un, hububat ve nişasta teşkil eden müstahsallar, pastacılık mamulleri, sebze, yenilen nebat, et süt ve yoğurt ile bunlardan mamul ürünlerin paketlenmiş taze veya dondurulmuş olarak imali ve pazarlanması, modern çiftlik, ahır, besi ve kesim yerleri, soğuk hava depoları, ekmek fabrikası, entegre et kombinası, reyon, lokanta, büfe, kafeterya ve satış mağazaları açmak, hazır yemek satış, tanıtım ve dağıtım teşkilatı ve organizasyonu kurmak, kurulu organizasyonlardan istifade etmek, tarla ve bahçe ziraatı yapmak, gıda sanayinin bakiye ve döküntülerinden hayvanlara gıda maddeleri hazırlamak, bu maddede bahsi geçen her türlü madde ve malzemenin imalini, üretimini, başkalarına yaptırılması, alım satımı, ithali ve ihracatını yapmak, yaptırmak.

2-  Şirket kendi başına veya yerli ve yabancı gerçek ve tüzel kişilerle işbirliği yaparak yurtiçinde veya yurdışında yeni şirketler ve ortaklıklar kurabilir, kurulmuş şirketlere iştirak edebilir, temsilcilikler açabilir. Mevcut şirketleri satın alabilir, aracılık yapmamak kaydı ile satabilir. Bunlarla ilgili her türlü sözleşme, taahhütname, belge imzalayabilir, her türlü tasarrufta bulunabilir. Bunların yönetimi için her türlü faaliyette bulunabilir.

2-  Şirket kendi başına veya yerli ve yabancı gerçek ve tüzel kişilerle işbirliği yaparak yurtiçinde veya yurdışında yeni şirketler ve ortaklıklar kurabilir, kurulmuş şirketlere iştirak edebilir, temsilcilikler açabilir. Mevcut şirketleri satın alabilir, aracılık yapmamak kaydı ile satabilir. Bunlarla ilgili her türlü sözleşme, taahhütname, belge imzalayabilir, her türlü tasarrufta bulunabilir. Bunların yönetimi için her türlü faaliyette bulunabilir.

3-  Şirket konusu ile ilgili olarak her türlü gayrimenkul iktisap edebilir, kiralayabilir veya kiraya verebilir, alabilir, satabilir veya bunlar üzerinde her türlü hakları iktisap edebilir. Şirket sahibi bulunduğu veya diğer kişi ve kuruluşlara ait menkul ve gayrimenkullerini ipotek verebilir, teminat olarak gösterebilir ve alacaklarına karşılık da menkul ve gayrimenkulleri ipotek alabilir, verebilir ve bu ipotekleri terk edebilir.

3-  Şirket konusu ile ilgili olarak her türlü gayrimenkul iktisap edebilir, kiralayabilir veya kiraya verebilir, alabilir, satabilir veya bunlar üzerinde her türlü hakları iktisap edebilir. Şirket sahibi bulunduğu veya diğer kişi ve kuruluşlara ait menkul ve gayrimenkullerini ipotek verebilir, teminat olarak gösterebilir ve alacaklarına karşılık da menkul ve gayrimenkulleri ipotek alabilir, verebilir ve bu ipotekleri terk edebilir.

4- Şirket faaliyetlerinin devamı için gerekli olan menkul değerlerini alabilir, bunları finanse edebilir, alacaklarını garanti etmek amacıyla menkul rehni hususunda gerekli işlemleri yapabilir.	4- Şirket faaliyetlerinin devamı için gerekli olan menkul değerlerini alabilir, bunları finanse edebilir, alacaklarını garanti etmek amacıyla menkul rehni hususunda gerekli işlemleri yapabilir.

5-  Sermayesine katıldığı şirketlerin bankalar veya diğer finansal kurumlardan alacakları krediler ile bunlara ve diğer üçüncü kişilere karşı girişecekleri taahhütler ve yüklenecekleri rizikolar için her türlü garanti, teminat, hisse rehni ve kefalet verebilir ve bunlar lehine giriştiği taahhütlere karşılık her türlü teminat alabilir.

5-  Sermayesine katıldığı şirketlerin bankalar veya diğer finansal kurumlardan alacakları krediler ile bunlara ve diğer üçüncü kişilere karşı girişecekleri taahhütler ve yüklenecekleri rizikolar için her türlü garanti, teminat, hisse rehni ve kefalet verebilir ve bunlar lehine giriştiği taahhütlere karşılık her türlü teminat alabilir.

6-  Şirket kendisi ve bağlı şirketleri lehine teminatlı veya teminatsız borçlanabilir, borç verebilir, sulh, tahkim, feragat, kabul ve ibra yapabilir, bu maksatla üçüncü kişiler lehine ipotek, rehin ve diğer her türlü teminat tesis ve tescil edebilir.

6-  Şirket kendisi ve bağlı şirketleri lehine teminatlı veya teminatsız borçlanabilir, borç verebilir, sulh, tahkim, feragat, kabul ve ibra yapabilir, bu maksatla üçüncü kişiler lehine ipotek, rehin ve diğer her türlü teminat tesis ve tescil edebilir.

7-  Sermayesine ve yönetimine katıldığı şirketlerin hesap ve mali ve finansal kontrollerini üstlenebilir, işletmenin daha rasyonel ve verimli olmasını sağlayacak organizasyon tetkikleri yapabilir veya yaptırabilir.

7-  Sermayesine ve yönetimine katıldığı şirketlerin hesap ve mali ve finansal kontrollerini üstlenebilir, işletmenin daha rasyonel ve verimli olmasını sağlayacak organizasyon tetkikleri yapabilir veya yaptırabilir.

8-  Sermayesine ve yönetimine katıldığı şirketlerden isteyenlerle yapabileceği anlaşmalarla bunların idarelerini üstlenebilir ve lüzumu halinde bu devreye ait kar paylarını aracılık yapmamak kaydıyla garanti edebilir.

8-  Sermayesine ve yönetimine katıldığı şirketlerden isteyenlerle yapabileceği anlaşmalarla bunların idarelerini üstlenebilir ve lüzumu halinde bu devreye ait kar paylarını aracılık yapmamak kaydıyla garanti edebilir.

9-  Şirket faaliyetlerinin devamı için gerekli olan her türlü taşıtları, otomobilleri, kamyon, kamyonet, minibüs,

9-  Şirket faaliyetlerinin devamı için gerekli olan her türlü taşıtları, otomobilleri, kamyon, kamyonet, minibüs, midibüs vb. her türlü araçların alımını, kiralanmasını ve satımını yapabilir, devir edebilir, bunların üzerinde ayni ve şahsi tasarrufta bulunabilir.

midibüs vb. her türlü araçların alımını, kiralanmasını ve satımını yapabilir, devir edebilir, bunların üzerinde ayni ve şahsi tasarrufta bulunabilir.

10-Şirket ihtiyacı için gerekli iç ve dış kredileri yurtiçi ve yurtdışı finansman kurumları ve diğer işletmelerden temin edebilir. Bunlar için gerekli her türlü teminatı verebilir, hisselerini rehin edebilir, sahip olduğu iştiraklerin hisselerini kendisi veya üçüncü gerçek ve tüzel kişilerin borçlarına karşılık rehin verebilir, her türlü sözleşme, taahhütname, belge imzalayabilir ve bununla ilgili her türlü tasarruflarda bulunabilir.

10-Şirket ihtiyacı için gerekli iç ve dış kredileri yurtiçi ve yurtdışı finansman kurumları ve diğer işletmelerden temin edebilir. Bunlar için gerekli her türlü teminatı verebilir, hisselerini rehin edebilir, sahip olduğu iştiraklerin hisselerini kendisi veya üçüncü gerçek ve tüzel kişilerin borçlarına karşılık rehin verebilir, her türlü sözleşme, taahhütname, belge imzalayabilir ve bununla ilgili her türlü tasarruflarda bulunabilir.

11-Şirket konuları ile ilgili ve bu faaliyetleri için faydalı know-how, izin, ruhsatname, ihtira beratları, lisans, imtiyaz, marka ve emsali gibi hakları istihsal ve iktisap edebilir veya üçüncü şahıslara kısmen ya da tamamen kiralayabilir, devir edebilir, başkalarına ait olanların devrini alabilir.

11-Şirket konuları ile ilgili ve bu faaliyetleri için faydalı know-how, izin, ruhsatname, ihtira beratları, lisans, imtiyaz, marka ve emsali gibi hakları istihsal ve iktisap edebilir veya üçüncü şahıslara kısmen ya da tamamen kiralayabilir, devir edebilir, başkalarına ait olanların devrini alabilir.

Şirket yukarıda sayılanlar dışında konusu ile ilgili başka işler yapmak istediği takdirde, Genel Kurul Tarafından karar alınıp tescil ve ilan edildikten sonra yapabilir.	Şirket yukarıda sayılanlar dışında konusu ile ilgili başka işler yapmak istediği takdirde, Genel Kurul Tarafından karar alınıp tescil ve ilan edildikten sonra yapabilir.

MADDE 4	MADDE 4
MERKEZ VE ŞUBELER	MERKEZ VE ŞUBELER
Şirketin merkezi İstanbul’dadır. Şirket Sanayi ve Ticaret Bakanlığına haber vermek şartıyla Yurt içinde ve dışında gerekli görülen yerlerde bürolar, ajanslıklar ve muhabirlikler tesis edebilir.

Şirketin merkezi Dikilitaş Mah.Emirhan Cad. A Blk.No.109 Beşiktaş, İstanbul’dadır. Adres değişikliğinde yeni adres, ticaret siciline tescil ve Türkiye Ticaret Sicil Gazetesi’nde ilan ettirilir. Tescil ve ilan edilmiş adrese yapılan tebligat şirkete yapılmış sayılır.

Şirket, Yönetim Kurulu kararı ile Türkiye içinde ve dışında şubeler açabilir. Ayrıca, Yönetim Kurulu kararı ile Yurt içinde ve dışında gerekli görülen yerlerde temsilcilikler, irtibat büroları, ajanslıklar ve muhabirlikler gibi üniteler tesis edebilir.

MADDE 5	MADDE 5
MÜDDET	MÜDDET
Şirketin müddeti kati kuruluşundan başlamak üzere 99 (doksandokuz) senedir.	Şirket süresiz olarak kurulmuştur.

MADDE 6	MADDE 6
ŞİRKETİN SERMAYESİ	ŞİRKETİN SERMAYESİ

Şirketin sermayesi beheri 0,01 (Bir kuruş) TL Kıymetinde 103.336.423.049 adet hisseye ayrılmış olup 1.033.364.230,49 (Birmilyarotuzüçmilyonüçyüzaltmışdörtbinikiyüzotuz lira kırkdokuz kuruş) TL’dir.

Şirketin eski sermayesini teşkil eden 561.500 TL tamamen ödenmiştir.

Şirketin sermayesi beheri 0,01 (Bir kuruş) TL’den toplamda 1.146.908.135,95 TL nominal bedelli 114.690.813.595 adet hisseye ayrılmış olup bu hisseler için emisyon primi dahil olmak üzere [•] ([•]) TL ödenmiştir. Ödenen bu tutarın nominal bedellere isabet eden kısmı sermaye hesabına, sermayeyi aşan kısım ise hisse senetleri ihraç primleri hesabına aktarılacaktır.

Bu kere artırılan 1.032.802.730,49 TL sermayenin; a) 7.088.388,68 TL’lik kısmı Türk Ticaret

Şirketin sermayesi 1.033.364.230,49 TL değerindeki 103.336.423.049 adet B grubu nama yazılı hisselerden ve 113.543.905,46 TL nominal değerindeki 11,354,390,546 adet A grubu imtiyazlı nama yazılı hisselerden

Kanunu hükümleri ile 5520 Sayılı Kurumlar vergisi kanununun 19 ve 20’nci maddelerine göre tüm aktif ve pasifi ile birlikte devir alınmak suretiyle birleşilen İstanbul Ticaret Sicil Müdürlüğü’nün 870857 Sicil numarasında kayıtlı Ataentegre Gıda Sanayi ve Ticaret Anonim Şirketi’nin ödenmiş sermayesinden karşılanmıştır.

oluşmaktadır. A grubu imtiyazlı hisseler kar payında, tasfiye payında ve yönetim kuruluna aday göstermede imtiyaz hakkı vermektedir.

Şirket sermayesini temsil eden payların dağılımı aşağıdaki şekildedir:

b)             17.317.245,41 TL’lik kısmı türk Ticaret Kanunu hükümleri ile 5520 Sayılı Kurumlar vergisi kanununun 19 ve 20’nci maddelerine göre tüm aktif ve pasifi ile birlikte devir alınmak suretiyle birleşilen İstanbul Ticaret Sicil Müdürlüğü’nün 870790 Sicil numarasında kayıtlı Bedela Gıda Sanayi ve Ticaret Anonim Şirketi’nin ödenmiş sermayesinden karşılanmıştır.

c)              11.133.731,85 TL’lik kısmı Türk Ticaret Kanunu hükümleri ile 5520 Sayılı Kurumlar vergisi kanunun 19 ve 20’nci maddelerine göre tüm aktif ve pasifi ile birlikte devir alınmak suretiyle birleşilen İstanbul ticaret Sicil Müdürlüğü’nün 870400 Sicil numarasında kayıtlı Sedko Gıda Sanayi ve Ticaret Anonim Şirketi’nin ödenmiş sermayesinden karşılanmıştır.

	Hissedar Adı	Hisse Grubu	Hisse Adedi	Toplam Sermaye Değeri (TL)	Pay Oranı (%)
	ELQ Investors VIII Ltd	A grubu imtiyazlı hisse	6.055.674.958	60.556.749,58	5,28
	European Bank for Reconstruction and Development	A grubu imtiyazlı hisse	3.784.796.849	37.847.968,49	3,30
	Clouse S.A.	A grubu imtiyazlı hisse	1.513.918.739	15.139.187,39	1,32
	Erhan Kurdoğlu	B grubu hissse	24.218.132.071	242.181.320,71	21,12
	Korhan Kurdoğlu	B grubu hisse	21.569.791.444	215.697.914,44	18,81
	Tuna Kurdoğlu	B grubu hisse	27.258.983.827	272.589.838,27	23,77
	Yurdanur Kurdoğlu	B grubu hisse	462.763.045	4.627.630,45	0,40
	Yurdanur, Erhan, Tuna, Korhan Kurdoğlu Müşterek Mülkiyet	B grubu hisse	26.743.571.427	267.435.714,27	23,32
	Ata Holding A.Ş.	B grubu hisse	3.083.181.235	30.831.812,35	2,69

d)             997.109.416,64 TL’lik kısmı ise şirket ortaklarının şirketten alacaklarından karşılanmıştır. Şirket ortaklarının şirketten alacakları İstanbul yeminli Mali Müşavirler odasına kayıtlı Yeminli Mali Müşavir Hüseyin Dikici tarafından 25.06.2013 tarih ve 1581-P/2834-319 Sayılı rapor ile tespit edilmiştir.

e)              153.947,92 TL’lik kısmı da nakit olarak artırılmıştır.

Nakit olarak artırılan sermayenin tamamı taahhüt edilmiş ve 1/4’ü nakden ödenmiştir. Geriye kalan 3/4 sermaye ise iş bu tadil mukavelesinin tescili tarihinden itibaren 2 yıl içinde ödenecektir.

Türk Ticaret Kanunu’nun [360 ve 411.] maddeleri de dahil ve fakat bunlarla sınırlı olmamak üzere Türk Ticaret Kanunu tahtında azlık hakları için %10 olarak öngörülen oran, işbu esas sözleşme tahtında %5 olarak uygulanacaktır.

Hisse senetleri nama yazılıdır. Yönetim Kurulu hisse senetlerini bir veya daha fazla hisseyi ihtiva eden kupürler halinde basmaya ve dağıtmaya yetkilidir.

Şirketin sermayesinin tamamı muvazaadan ari bir şekilde nakden ödenmiştir. Hisse senetleri nama yazılıdır. Yönetim Kurulu hisse senetlerini bir veya daha fazla hisseyi ihtiva eden kupürler halinde basmaya ve dağıtmaya yetkilidir.

MADDE 7	MADDE 7
YÖNETİM KURULU VE SÜRESİ	YÖNETİM KURULU VE SÜRESİ

Şirket, Genel Kurul tarafından Türk Ticaret Kanunu hükümleri uyarınca en çok üç (3) yıl için seçilecek en az bir üyeli bir Yönetim Kurulu tarafından temsil ve idare edilir. Yönetim Kurulu üyelerinin sayısına, ortak olmayanlar da dahil olmak üzere kimlerden seçileceğine Genel Kurul karar verir. Görev süresi dolan Yönetim Kurulu üyeleri yeniden seçilebilirler.

Şirket, Genel Kurul tarafından Türk Ticaret Kanunu hükümleri uyarınca en çok üç (3) yıl için seçilecek en az bir üyeli bir Yönetim Kurulu tarafından temsil ve idare edilir. Yönetim Kurulu üyelerinin sayısına, ortak olmayanlar da dahil olmak üzere kimlerden seçileceğine Genel Kurul karar verir. Görev süresi dolan Yönetim Kurulu üyeleri yeniden seçilebilirler.

Yönetim Kurulu toplantıları, Yönetim Kurulunun karar verdiği yer ve zamanda, Şirket merkezinde veya Türkiye’de herhangi bir yerde veya yurt dışında toplanır.

A grubu imtiyazlı hissedarlar, yönetim kuruluna atanmak üzere 1 yönetim kurulu üyesini aday gösterme hakkına sahiptirler. Diğer yönetim kurulu üyelerini aday gösterme hakkı B grubu hissedarlarına aittir.

Yönetim kurulu üye tam sayısının çoğunluğu ile toplanır ve kararlarını toplantıda hazır bulunan üyelerin çoğunluğunun olumlu oyu ile alır.

Üyelerden biri müzakere isteminde bulunmadığı takdirde, Yönetim Kurulu kararları, içlerinden birinin belirli bir konuda yaptığı öneriye, üye tam sayısının en az çoğunluğunun yazılı onayı alınmak suretiyle de verilebilir. Aynı önerinin tüm Yönetim Kurulu üyelerine yapılmış olması kararın geçerlilik şartıdır. Onayların aynı kağıtta bulunması şart değildir; ancak onay imzalarının bulunduğu kağıtların tümünün Yönetim Kurulu karar defterine yapıştırılması kararın geçerliliği yönünden gereklidir.

Her bir A grubu imtiyazlı hissedar, yönetim kuruluna gözlemci atama ve bu gözlemciyi görevden alma hakkına sahiptirler. Yönetim kuruluna gözlemci olarak atanan kişiler, yönetim kurulunun tüm toplantılarına ilişkin (toplantılara ilişkin bildirimler de dahil fakat bununla sınırlı olmamak üzere) tüm bilgileri, yönetim kurulu üyelerinin söz konusu bilgileri alacağı zamanda alma hakkına sahiptir. Söz konusu gözlemciler, yönetim kurulu toplantılarına katılma ve bu toplantılarda söz alma hakkını haiz olup, oy kullanma hakkından yoksundurlar, yönetim kurulunda görevli bir kişi olarak addedilemezler ve yönetim kurulu nisaplarının belirlenmesinde dikkate alınamazlar.

Yönetim Kurulu toplantıları, Yönetim Kurulunun karar verdiği yer ve zamanda, Şirket merkezinde veya Türkiye’de herhangi bir yerde veya yurt dışında toplanır.

Yönetim kurulu üye tam sayısının çoğunluğu ile toplanır ve kararlarını toplantıda hazır bulunan üyelerin çoğunluğunun olumlu oyu ile alır.

Üyelerden biri müzakere isteminde bulunmadığı takdirde, Yönetim Kurulu kararları, içlerinden birinin belirli bir konuda yaptığı öneriye, üye tam sayısının en az çoğunluğunun yazılı onayı alınmak suretiyle de verilebilir. Aynı önerinin tüm Yönetim Kurulu üyelerine yapılmış olması kararın geçerlilik şartıdır. Onayların aynı kağıtta bulunması şart değildir; ancak onay imzalarının bulunduğu kağıtların tümünün Yönetim Kurulu karar defterine yapıştırılması kararın geçerliliği yönünden gereklidir.

MADDE 8	MADDE 8
ŞİRKETİN TEMSİL VE İLZAMI	ŞİRKETİN TEMSİL VE İLZAMI

Şirketin yönetimi ve dışarıya karşı temsili yönetim kuruluna aittir. Şirket tarafından verilecek bütün belgelerin ve yapılacak sözleşmelerin geçerli olabilmesi için bunların şirketin unvanı altına konmuş şirketi ilzama yetkili kişi veya kişilerin imzasını taşıması gereklidir.

Yönetim kurulu, Türk Ticaret Kanunu’nun ilgili düzenlemeleri saklı kalmak kaydıyla, temsil yetkisini bir veya daha fazla murahhas üyeye veya müdür olarak üçüncü kişilere devredebilir.

Yönetim Kurulu, Türk Ticaret Kanunu’nun 367. maddesi uyarınca hazırlayacağı bir iç yönerge ile yönetimi kısmen veya tamamen bir veya birkaç yönetim kurulu üyesine veya üçüncü kişiye devretmeye

Şirketin yönetimi ve dışarıya karşı temsili yönetim kuruluna aittir. Şirket tarafından verilecek bütün belgelerin ve yapılacak sözleşmelerin geçerli olabilmesi için bunların şirketin unvanı altına konmuş şirketi ilzama yetkili kişi veya kişilerin imzasını taşıması gereklidir.

Yönetim kurulu, Türk Ticaret Kanunu’nun ilgili düzenlemeleri saklı kalmak kaydıyla, temsil yetkisini bir veya daha fazla murahhas üyeye veya müdür olarak üçüncü kişilere devredebilir.

Yönetim Kurulu, Türk Ticaret Kanunu’nun 367. maddesi uyarınca hazırlayacağı bir iç yönerge ile yönetimi kısmen veya tamamen bir veya birkaç yönetim kurulu üyesine veya üçüncü kişiye devretmeye yetkilidir. Bu iç yönerge şirketin yönetimini düzenler ve bunun için gerekli olan yetkilidir. Bu iç yönerge şirketin yönetimini düzenler ve bunun için gerekli olan yetki ve sorumlulukları tayin eder ve yönetim kuruluna tanınmış olan her türlü yetki ve sorumluluğu, yine yönetim kurulunun tespit edeceği şartlar, hükümler ve kısıtlamalar dahilinde ilgili kişilere devredebilir ve gerekli gördüğünde bu yetkilerin tamamını veya bir kısmını değiştirip tadil edebilir veya geri alabilir.

yetki ve sorumlulukları tayin eder ve yönetim kuruluna tanınmış olan her türlü yetki ve sorumluluğu, yine yönetim kurulunun tespit edeceği şartlar, hükümler ve kısıtlamalar dahilinde ilgili kişilere devredebilir ve gerekli gördüğünde bu yetkilerin tamamını veya bir kısmını değiştirip tadil edebilir veya geri alabilir.

MADDE 9	MADDE 9
MURAKIPLAR VE GÖREVLERİ	DENETİM

Genel kurul A grubu pay sahiplerinin çoğunluğunun, göstereceği adaylar arasından en çok üç yıl süre ile görev yapmak üzere bir veya birden fazla murakıp seçer. Murakıp sayısı beşi geçemez. Murakıplar TTK’nun 353-357 maddelerinde sayılan görevleri yapmakla yükümlüdür.

Denetçi atanması ve/veya Şirket’in denetlenmesi konularında Türk Ticaret Kanunu ve yürürlükteki sair ilgili mevzuat hükümleri uygulanır.

Denetçi, Genel Kurul tarafından, Türk Ticaret Kanunu ve yürürlükteki sair ilgili mevzuat uyarınca her faaliyet dönemi ve her halde görevini yerine getireceği faaliyet dönemi bitmeden seçilir. Denetçilerin ücretleri Genel Kurulca karara bağlanır.

MADDE 10	MADDE 10
GENEL KURUL	GENEL KURUL
a- Davet şekli: Genel kurullar olağan veya olağanüstü olarak toplanır. Bu toplantılara davet de Türk Ticaret Kanununun 355, 365, 366 ve 368 madde hükümleri uygulanır,	a- Davet şekli: Genel kurullar olağan veya olağanüstü olarak toplanır. Bu toplantılara davet de Türk Ticaret Kanununun 410, 411, 414 ve 416’ncı madde hükümleri uygulanır,

b- Toplantı vakti: Olağan Genel Kurul şirketin hesap devresi sonundan itibaren üç ay içerisinde ve senede en az bir defa; Olağanüstü Genel Kurullar ise Şirket işlerinin icabettirdiği hallerde ve zamanlarda toplanır,

b- Toplantı vakti: Olağan Genel Kurul şirketin hesap devresi sonundan itibaren üç ay içerisinde ve senede en az bir defa; Olağanüstü Genel Kurullar ise Şirket işlerinin icabettirdiği hallerde ve zamanlarda toplanır,

c- Rey verme ve vekil tayini: olağan ve olağanüstü genel kurul toplantılarında hazır bulunan hissedarların veya vekillerin bir hisse için oyu vardır.	c- Rey verme ve vekil tayini: Olağan ve olağanüstü Genel Kurul toplantılarında hazır bulunan hissedarların veya vekillerin bir hisse için bir oy hakkı vardır.

Genel kurul toplantılarında hissedarlar kendilerini diğer hissedarlar veya hariçten tayin edecekleri vekil vasıtası ile temsil ettirebilirler. Şirkete hissedar olan vekiller kendi oylarından başka temsil ettikleri hissedarın sahip olduğu oyu kullanmaya yetkilidirler.

Genel Kurul toplantılarında hissedarlar kendilerini diğer hissedarlar veya hariçten tayin edecekleri vekil vasıtası ile temsil ettirebilirler. Şirkete hissedar olan vekiller kendi oylarından başka temsil ettikleri hissedarın sahip olduğu oyu kullanmaya yetkilidirler.

d- Müzakerelerin yapılması ve karar nisabı: Şirket genel kurul toplantılarında Türk Ticaret Kanununun 369. Maddesinde yazılı hususlar müzakere edilerek gerekli kararlar alınır.	d- Müzakerelerin yapılması ve karar nisabı: Şirket Genel Kurul toplantılarında Türk Ticaret Kanununun 413’üncü. Maddesi uyarınca gündemde yazılı hususlar müzakere edilerek gerekli kararlar alınır.
Genel kurul toplantıları ve toplantılardaki karar nisabı Türk Ticaret Kanunu hükümlerine tabidir.	Genel Kurul toplantıları ve toplantılardaki karar nisabı Türk Ticaret Kanunu hükümlerine tabidir.
Toplantı Yeri:	Toplantı Yeri:
Genel kurullar şirketin yönetim merkezi binasında veya yönetim merkezinin bulunduğu şehrin elverişli bir yerinde toplanır.	Genel Kurul toplantıları şirketin yönetim merkezi binasında veya yönetim merkezinin bulunduğu şehrin elverişli bir yerinde toplanır.

MADDE 11	MADDE 11
TOPLANTIDA BİR KOMİSER BULUNMASI	TOPLANTIDA BAKANLIK TEMSİLCİSİ BULUNMASI
Gerek olağan ve gerek olağanüstü genel kurul	Türk Ticaret Kanunu’nun ve ilgili mevzuatın zorunlu

toplantılarda Sanayi ve Ticaret Bakanlığı Komiserinin bulunması ve toplantı zabıtlarının ilgililerle birlikte imza etmesi şarttır. Komiserin gıyabında yapılacak genel kurul toplantılarında alınan kararlar ve komiserin imzasını taşımayan toplantı ve zabıtları geçerli değildir.

tuttuğu Genel Kurul toplantılarında Bakanlık Temsilcisi bulundurulur.

MADDE 12	MADDE 12
İLANLAR	İLANLAR

Şirkete ait ilanlar Türk Ticaret Kanunu’ nun 37.maddesinin 4. fıkrası hükümleri saklı kalmak şartıyla şirket merkezinin bulunduğu yerde çıkan bir gazete ile en az 15 gün evvel yapılır. Mahallinde gazete yayınlanmadığı takdirde ilan en yakın yerdeki gazete ile yapılır Ancak genel kurulun toplantıya çağrılmasına ait ilanlar Türk Ticaret Kanununun 368. maddesi hükümleri gereğince ilan ve toplantı günleri hariç olmak üzere en az iki hafta evvel yapılması zorunludur. Sermayenin azaltılmasına ve tasfiyeye ait ilanlar için Türk Ticaret Kanunu’nun 397. ve 438. maddeleri hükümleri uygulanır.

Şirkete ait ilanlar Türk Ticaret Kanunu’ nun 35. maddesinin 4. fıkrası hükümleri saklı kalmak şartıyla şirket merkezinin bulunduğu yerde çıkan bir gazete ile en az 15 gün evvel yapılır. Mahallinde gazete yayınlanmadığı takdirde ilan en yakın yerdeki gazete ile yapılır Ancak Genel Kurul’un toplantıya çağrılmasına ait ilanlar Türk Ticaret Kanununun 414’üncü maddesi hükümleri gereğince ilan ve toplantı günleri hariç olmak üzere en az iki hafta evvel yapılması zorunludur. Sermayenin azaltılmasına ve tasfiyeye ait ilanlar için Türk Ticaret Kanunu’nun 474’üncü ve 532’nci maddeleri hükümleri uygulanır.

MADDE 13	MADDE 13
HESAP DÖNEMİ	HESAP DÖNEMİ

Şirketin hesap yılı, Ocak ayının birinci gününden başlar ve Aralık ayının sonuncu günü sona erer. Fakat birinci hesap yılı şirketin kesin olarak kurulduğu tarihten başlar ve o senenin Aralık ayının sonuncu günü sona erer.

Şirketin hesap yılı, Ocak ayının birinci gününden başlar ve Aralık ayının sonuncu günü sona erer.

MADDE 14	MADDE 14
KARIN TESPİTİ VE DAĞITIMI	KARIN TESPİTİ VE KARIN DAĞITIMI

Şirket’in genel masrafları ile muhtelif amortisman bedelleri gibi şirketçe ödenmesi veya ayrılması zorunlu olan miktar hesap yılı sonunda tespit edilen gelirlerin indirildikten sonra geriye kalan miktar safi karı teşkil eder. Bu suretle meydana gelecek kardan evvela %5 kanuni ihtiyat akçesi ayrılır.

Geri kalan kısım Genel Kurulun tespit edeceği şekil ve surette dağıtılır.

Kurucular ve Yönetim Kurulu üyeleri ile memur ve hizmetlilere ayrılacak miktarlar, ikinci temettü hissesi olarak hissedarlara dağıtılması kararlaştırılan ve kara iştirak eden kuruluşlara dağıtılan paradan Türk Ticaret Kanununun 466.maddesinin 2.fıkrasının 3 numaralı bendi gereğince %10 kesilerek adi ihtiyat akçesine eklenir.

Şirket tarafından ayrılacak kanuni yedek akçeler hakkında Türk Ticaret Kanunu’nun 519’uncu maddesi uygulanır. Şirket’in genel masrafları ile muhtelif amortisman bedelleri gibi şirketçe ödenmesi veya ayrılması zorunlu olan miktar ile Şirket tarafından ödenmesi zorunlu vergiler hesap yılı sonunda tespit edilen gelirlerden indirildikten sonra geriye kalan safi kardan, varsa geçmiş yıl zararlarının düşülmesinden sonra, evvela Türk Ticaret Kanunu’nun 519’uncu madde kapsamında ödenmiş sermayenin %20’sine ulaşıncaya kadar %5 kanuni yedek akçe ayrılır.

Geri kalan net dönem karından ve serbest yedek akçelerden dağıtılacak olan net tutardan öncelikli olarak A grubu imtiyazlı hissedarlara aşağıda belirtilen tutarlar, her bir A grubu imtiyazlı hissedarın A grubu imtiyazlı hisselerinin, A grubu imtiyazlı hisselerin tamamına oranı ile orantılı olarak kar dağıtımı yapılır. A grubu imtiyazlı hissedarlara:

a)                Temmuz 2016’dan itibaren bir yıllık sürenin dolduğu güne kadar (son gün hariç) 7.5 milyon ABD doları,

b)                Temmuz 2017’den itibaren bir yıllık sürenin dolduğu güne kadar (son gün hariç) 9 milyon ABD doları,

c)                 Temmuz 2018’den itibaren bir yıllık sürenin dolduğu güne kadar (son gün hariç) 10.5 milyon

ABD doları,

d)                Temmuz 2019’dan itibaren bir yıllık sürenin dolduğu güne kadar (son gün hariç) 13.5 milyon ABD doları

tutarında ve karın dağıtılmasına karar verilen Genel Kurul toplantısından bir gün önce TCMB tarafından belirlenen gösterge niteliğindeki günlük döviz satış kuruna göre hesaplanacak olan TL tutar kar dağıtımı yapılır.

A grubu imtiyazlı hissedarlara kar dağıtımında tanınan imtiyaz, kümülatif nitelikte olup, herhangi bir hesap döneminde kar dağıtılamaması durumunda, söz konusu hesap döneminde A grubu imtiyazlı hissedarlara yukarıda (a), (b), (c), ve (d) paragraflarında belirtilen dağıtılamayan kar payı tutarı, tüm bakiye ödenene kadar, bir sonraki hesap döneminde A grubu imtiyazlı hissedarlara dağıtılacak kar payı tutarına eklenecektir.

Yukarıda belirtilen yıllarda oluşacak karın, yukarıda belirtildiği şekilde A grubu imtiyazlı hissedarlara dağıtılan miktardan var ise artan kısmı, diğer tüm hissedarlara Türk Ticaret Kanunu’nun ilgili maddelerine uygun olarak sermaye tutarlarına orantılı olarak dağıtılabilir.

Yedek akçelere ilişkin Türk Ticaret Kanunu’nun 519’uncu maddesi saklıdır.

A grubu imtiyazlı hissedarların temettü imtiyazı yukarıda sayılan haklarla sınırlıdır.

MADDE 15	Çıkarılmıştır.
İHTİYAT AKÇESİ
Şirket tarafından ayrılan ihtiyat akçeleri hakkında Türk Ticaret Kanununun 466 ve 467 maddeleri hükümleri uygulanır.
Eski metinde karşılığı yoktur.	MADDE 15
ŞİRKETİN FESİH VE TASFİYESİ

Şirketin feshi ve tasfiyesi ve buna bağlı muamelelerin nasıl yapılacağı hakkında Türk Ticaret Kanunu ve yürürlükteki sair ilgili mevzuat hükümleri uygulanır.

Türk Ticaret Kanununda sayılan hallerin gerçekleşmesi ve sair sebeplerle Genel Kurul’un fesih veya tasfiye kararı alması halinde, Şirket’in borçları ödendikten ve paysahiplerine paylarının nominal bedeli iade edildikten sonra kalan tasfiye bakiyesinin tamamı, A Grubu imtiyazlı hissedarlara, her bir A grubu imtiyazlı hissedarın A grubu imtiyazlı hisselerinin, A grubu imtiyazlı hisselerin tamamına oranı ile orantılı olarak ödenecektir.

Yönetim Kurulu aynı zamanda tasfiye ile görevlendirmediği takdirde Genel Kurulca bir, iki veya üç kişilik tasfiye memuru seçilir.

MADDE 16	MADDE 16
KANUNİ HÜKÜMLER	KANUNİ HÜKÜMLER
Bu ana sözleşmede bulunmayan hususlar hakkında Türk Ticaret Kanunu hükümleri uygulanır.	Bu ana sözleşmede bulunmayan hususlar hakkında Türk Ticaret Kanunu hükümleri uygulanır.
EK MADDE	Çıkarılmıştır.
MADDE 17

Ana sözleşmenin 6, 7, 8 ve 9. Maddelerinin değiştirilmesi yolunda alınacak kararlar, A Grubu pay sahiplerinin T.T.K’nun 389. Maddesine uygun olarak yapacakları hususi toplantıda verecekleri diğer bir kararla onaylanmadıkça, infaz edilemezler.

Schedule 7                                    Net Debt Calculation

“Adjusted EBITDA” means the combined earnings of the Group before interest, taxes, depreciation and amortization calculated based on the financial statements prepared in accordance with IFRS and adjusted based on the principles set forth below and:

1)             to include solely income/expenses accrued in the given fiscal year (for the avoidance of doubt to any previous period gain/losses relating to the prior fiscal year to be excluded)

2)             to exclude:

a)             any income/expense calculated on discounting of trade payables and trade receivables in accordance with IAS 39;

b)             Any charges relating to the straight line accounting adjustment pertaining to rent contracts with fixed/pre-agreed annual increase rate in China;

c)              the effect of any change in financial or accounting policies of the Group, save where such change is required by law;

3)             to exclude any exceptional, extraordinary items or non-recurring items including but not limited to:

a)             pre-opening expenses directly related to opening of new stores and any income/expenses related to closing stores;

b)             transaction related expenses;

c)              Any one-time or non-recurring incentive/subsidy accrued and/or received from local/national authorities;

d)             Any non-recurring idle capacity expenses incurred by the manufacturing facilities  including Ekur Et Entegre Sanayi ve Ticaret Anonim Şirketi, Ekmek Unlu Gıda Sanayi ve Ticaret A.Ş. and Atakey Patates Gıda Sanayi ve Ticaret Anonim Şirketi (for the avoidance of doubt, any recurring idle-capacity charges shall be deemed as operational and included in the EBITDA);

“Net Cash / Debt” means an amount equal to Debt less Cash.

“Cash” means the aggregate of: (i) money or the equivalent thereof, including currency, coins, balances in bank accounts, in transit and in own agencies’ safes excluding any balances due to unrecorded expenses/payments” (ii) interest-bearing financial assets, (iii) deposits held at call with banks, (iv) other short-term highly liquid investments with original maturities of three months or less, excluding credit card receivables from banks.

“Debt” means, in respect of any Group, any borrowing or indebtedness in the nature of borrowing calculated in accordance to IFRS. These items include but not limited to:

1)             for monies borrowed or raised under any bank or third party guarantee, acceptance credit, bond, note, bill of exchange or commercial paper, letter of credit, factoring payables, finance lease, (for the avoidance of doubt only drawn and funded amounts will be included in the debt calculation, undrawn portions of committed facilities or contingent liabilities under LCs would be excluded);

2)             all finance, loan and other obligations of a kind required to be included in the balance sheet of the relevant Group pursuant to its relevant accounting standards;

3)             all interest, premiums, penalties, breakage costs, unwind costs, expenses and other charges with respect to any of the foregoing;

4)             forward purchase agreement or other transaction having the commercial effect of borrowing;

5)             any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance;

6)             letter of guarantees in financing nature;

7)             Any non-trade related payables to related parties, to the extent these obligations are not subordinated Preferred Shareholder(s) according to this Agreement;

8)             For the avoidance of doubt, any balance relating to the preferred shares will be excluded from the calculation of debt.

Schedule 8                                    Eligible IRR Calculation

(Illustrative Worked Example)

Eligible IRR calculation ($)	2018 QPO	2019 QPO
Min IRR = A	17,0%	17,0%
Max IRR = B	25,0%	25,0%

Min QPO price ($ per 1000 shares) = C	8,7	9,6
Max QPO ($ per 1000 shares) = D	19,2	23,5

QPO Price ($) per 1,000 shares = E	10,0	15,0

IRR range width = F = B - A	8,0%	8,0%
Valuation range width = G = D - C	10,5	14,0
QPO Price vs range = H = E - C	1,3	5,4
QPO Price vs range % = I = H / G	12%	39%

QPO vs range % = J = I > 0% (Min IRR Test)	12%	39%
QPO vs range %: = K = J < 100% (Max IRR Test)	12%	39%

Eligible IRR = A + (F x K)	18,0%	20,1%

A QPO Happening in Sep 2019 to provide 20.1% IRR

		Dividends Paid
Dates	Payment Type	Yes	No
19.Tem.16	Subscription	-150,0	-150,0
30.Haz.17	Dividend	7,5	0,0
30.Haz.18	Dividend	9,0	0,0
30.Haz.19	Dividend	10,5	0,0
30.Eyl.19	Conversion	235,7	269,4
Eligible IRR		20,1%	20,1%

Schedule 9                                    Anti-Corruption Compliance Programme

Anti-Corruption Compliance Programme

1.                                      Board level commitment.

2.                                      Appointment of senior officer accountable for anti-corruption compliance programme.

3.                                      Anti-corruption risk assessment procedures and management.

4.                                      Anti-bribery policy which includes:

a.                                      Clear prohibition of bribery;

b.                                      Guidance and controls of gifts, corporate hospitality and promotional expenses: this should cover both the private and public sector, and should include receiving such gifts, as well as giving them;

c.                                       Guidance on political contributions;

d.                                      Guidance on charitable contributions;

5.                                      Guidance on whistle blowing procedures.

6.                                     Communication of anti-bribery policies and procedures, including appropriate risk-based training.

7.                                      Internal HR procedures where employees are employed in posts where there is a higher bribery risk (such as contracting, distribution and marketing, and engaging agents) including:

8.                                      Vetting of prospective employees;

9.                                     Express anti-corruption contractual obligations/anti-bribery declarations by third parties, including suppliers;

10.                               Remuneration/bonus policy does not reward excessive risk taking;

11.                               Appropriate disciplinary procedures;

12.                               Reporting obligations.

13.                               Effective due diligence and on-going monitoring of business relationships (including for agents, consultants and joint venture partners).

14.                               Open and accurate reporting, monitoring and review.

15.                              Financial controls, including periodic internal audits designed to detect improper payments related to corruption or bribery.

16.                               Procedures to prevent bribery by agents, intermediaries, joint ventures or syndicates.

Schedule 10                             ENVIRONMENTAL AND SOCIAL ACTION PLAN FOR PROJECT RESTORAN/TFI  (JUNE 30TH, 2016)

No.	Action	Environmental & Social Risks (Liability/Benefits)	Requirement (Legislative, EBRD PR, Best Practice)	Resources, Investment Needs, Responsibility	Timetable	Target and Evaluation Criteria for Successful Implementation	Status
PR1	Assessment and Management of Environmental and Social Impacts and Issues
1.1

Adopt and implement
Corporate (group) Policies in line with the Banks PRs for :
(i) EHS & Contractor Management policy;
(ii) Human Resources policy— It is recommended to benchmark the best group HR practice and apply it as group HR policy to all subsidiaries
(iii) Ethical policy incorporating animal welfare and supply chain requirements for animal welfare

		Compliance with relevant national law and PR1 Good international practice	PR1	Internal resources	Within 12 months of signing

Confirmation of the group level policies on EHS, Contractor Management, HR including a formal employee grievance mechanism, Ethics and the manager in Annual Environmental & Social Reports (AESR) to EBRD

1.2	Assign a Central Manager to	Compliance with relevant national	PR1	Internal resources	Within 12 months of	Confirmation in AESR to EBRD.

	implement and monitor EHS, Supplier & Contractor Management policy implementation at the operational level	law and PR1 Good international practice			signing
1.3

Adopt and implement an Environmental and Social Risk Management System at TFI Asia Holdings for restaurant acquisitions/operations in China. This should include E&S due diligence and E&S reporting requirements.

		Compliance with PRs Good international practice	PR1	Internal resources	Within 12 months of signing	Confirmation of the system in AESR
PR2	Labour and Working Conditions
2.1	Develop renewed formal Employee Grievance Mechanism and apply it to all subsidiaries includes central registration and , defined process to resolve them in a reasonable time	Good international practice	Turkish law PR2	Internal Resources	Within 12 months after signing	Confirmation in AESR

table
2.2

(i) Incorporate labour assessment in the existing audit systems starting with restaurants operations and then the rest of the group; and results of audits & follow up action reports on restaurant operations to the central manager (1.2)
(ii)Train employees and managers on main labour issues regularly (i.e. working hours, harassment, wage & benefit, grievance mechanism, disciplinary policy of the Company)

		Compliance with Turkish labour law and PR2	Turkish law PR2	Internal Resources	(()(ii)Within 12 months after signing	Confirmation of the implementation in Annual Reports Audit questionnaire Audit programme Audit bindings (sommaires)
2.3	Define a clear policy and instructions for the working conditions of young workers and pregnant employees in accordance with law in the	Compliance with Turkish labour law and PR2 Good international practice	Turkish law PR2	Internal Resources	Within 6 months of signing	Confirm the implementation in Annual Reports to EBRD

restaurant operations first and then across the subsidiaries
PR4	Health and Safety
4.1	Increase First Aid trained staff and OHS specialists in compliance with Turkish law requirements across the subsidiaries	Turkish law and PR4	Turkish law PR4 Good international practice	Internal resources	Within 12 months of the signing	Confirmation in AESR.
4.2

Develop and implement road traffic safety policies and procedures to reduce road traffic collisions, prevent poor driving behaviour and encourage good international driving standards of delivery drivers associated with the restaurant operations (TAB) and logistics (Fasdat)

		Compliance with Turkish law and PR4	Turkish law PR4 Good international practice(EBRD provided references)	Internal resources	Within 12 months of the signing	Confirmation of the policies and procedures in AESR
PR6	Biodiversity Conservation and Sustainable Management of Living Natural Resources

5.1

(i) Use CCTV camera at the slaughter house to ensure animal welfare and assign an animal welfare personnel in the slaughter house.

(ii) Conduct an third party Animal Welfare Audit at the new plant once fully operational and implement any proposed follow up actions within a reasonable time binding satisfactory to EBRD Terms of Reference for the audit to be agreed with EBRD in advance.
(iii) Carry out an audit of animal transportation activities at least annually to assess compliance with EU standards/Turkish law for transportation and

Compliance Turkish law, PR5 and applicable EU Directives

EC No1/2005 on the protection of animals during transport and related operation, Directive 64/432/EEC, 93/119/EC, Regulation (EC) No 1255/97, Council Regulations 1099/2009 on the protection of animals kept for farming purposes, Council Regulation 1099/2009 on the protection of animals at the time of killing, Turkish Regulation on Animal Welfare and Protection During Transport, Turkish Regulation on Farm Animal Welfare (OG No. Date: 28151/223. 12.12. 2011)

		Internal resources (ii) EURO 7,000 for the new plant audit; and (iii) could be an internal audit	(i) Within 6 months after the singing (ii) (iii) As soon as possible once it is operational & within 12 months after the signing	Confirmation of the implementation in AESR

implement a corrective action plan to address any non-compliances

Schedule 11          Form of Certification

CERTIFICATE OF AUTHORISED SIGNATORY

I, [insert name of authorised signatory], hereby certify for and on behalf of [insert relevant entity name] as follows:

The certification from [Julie Abraham Hausen in the case of the certification for ELQ / [insert name of relevant person] in the case of the certification for any Permitted Affiliate Transferee] (as attached to the secretary’s certificate sent to TFI TAB Gıda Yatırımları A.Ş. on [insert date]) (the “Certification”), remains true as at the date hereof, and that [insert relevant entity name] is an indirect wholly owned subsidiary of The Goldman Sachs Group, Inc., which is the ultimate holding company of the Goldman Sachs Group and listed on the New York Stock Exchange.

Date:	[insert name of signatory]

Authorised Signatory

EXECUTED and DELIVERED as a DEED on the date first stated above.

Executed and delivered as a Deed by

for and on behalf of
TFI TAB Gıda Yatırımları A.Ş.	/s/ Erhan Kurdoğlu
who are duly authorised and empowered	Authorised Signatory
in accordance with the laws of
its jurisdiction of incorporation
to validly execute this Agreement	/s/ Korhan Kurdoğlu
as a Deed	Authorised Signatory

in the presence of:	)
)
	)	/s/ Ömer Faruk Işık
	)	Witness signature
	)	Name:
	)	Address:
	)	Occupation:
)
)
)
)

Executed and delivered as a Deed by	)
)
Yurdanur Kurdoğlu	)	/s/ Korhan Kurdoğlu
	)	Signature:
)
)
)
)
)

in the presence of:	)
)
	)	/s/ Ömer Faruk Işık
	)	Witness signature
	)	Name:
	)	Address:
	)	Occupation:
)
)
)
)

Executed and delivered as a Deed by	)
)
Erhan Kurdoğlu	)	/s/ Erhan Kurdoğlu
	)	Signature:
)

in the presence of:	)
)
)
	)	/s/ Ömer Faruk Işık
	)	Witness signature
	)	Name:
	)	Address:
	)	Occupation:
)
)

Executed and delivered as a Deed by	)
)
Korhan Kurdoğlu	)	/s/ Korhan Kurdoğlu
	)	Signature:
)

in the presence of:	)
)
)
	)	/s/ Ömer Faruk Işık
	)	Witness signature
	)	Name:
	)	Address:
	)	Occupation:
)
)
)

Executed and delivered as a Deed by	)
)
Tuna Kurdoğlu	)	/s/ Korhan Kurdoğlu
	)	Signature:
)

in the presence of:	)
)
)
)
	)	/s/ Ömer Faruk Işık
	)	Witness signature
	)	Name:
	)	Address:
	)	Occupation:
)
)

)
Executed and delivered as a Deed by	)
	)	/s/ Erhan Kurdoğlu
for and on behalf of	)	Authorised Signatory
Ata Holding A.Ş.	)
who are duly authorised and empowered	)
in accordance with the laws of	)
its jurisdiction of incorporation	)	/s/ Korhan Kurdoğlu
to validly execute this Agreement	)	Authorised Signatory
as a Deed	)
)

in the presence of:	)
)
)
	)	/s/ Ömer Faruk Işık
	)	Witness signature
	)	Name:
	)	Address:
	)	Occupation:
)
)
)

Executed and delivered as a Deed by	)
)
for and on behalf of	)	/s/ Korhan Kurdoğlu
Yurdanur Kurdoğlu, Erhan Kurdoğlu, Tuna	)	Signatory
Kurdoğlu and Korhan Kurdoğlu	)
as Ertuğrul Kurdoğlu’s Heir

in the presence of:	)
)
)
)
	)	/s/ Ömer Faruk Işık
	)	Witness signature
	)	Name:
	)	Address:
	)	Occupation:
)
)

)
Executed and delivered as a Deed by	)
	)	/s/ Gregory Olafson
for and on behalf of	)	Authorised Signatory
ELQ Investors VIII Ltd	)
who are duly authorised and empowered	)
in accordance with the laws of	)
its jurisdiction of incorporation	)
to validly execute this Agreement	)
as a Deed	)
)

in the presence of:	)
)
	)	/s/ Jamie McLaren
	)	Witness signature
	)	Name:
	)	Address:
	)	Occupation:
)
)
)
)

)
Executed and delivered as a Deed by	)
	)	/s/ Claudia Pendred
for and on behalf of	)	Authorised Signatory
European Bank for Reconstruction and Development	)
who are duly authorised and empowered	)
in accordance with the laws of	)
its jurisdiction of incorporation	)
to validly execute this Agreement	)
as a Deed	)
)

in the presence of:	)
)
	)	/s/ Inga Chkhaidze
	)	Witness signature
	)	Name:
	)	Address:
	)	Occupation:
)
)
)
)

)
Executed and delivered as a Deed by	)
)
for and on behalf of	)	/s/ Alexandra Fantuz
Clouse S.A. in respect of its	)	Authorised Signatory
Compartment 17)
who are duly authorised and empowered	)
in accordance with the laws of	)
its jurisdiction of incorporation	)
to validly execute this Agreement	)
as a Deed	)

in the presence of:	)
)
	)	/s/ Sandra Bur
	)	Witness signature
	)	Name:
	)	Address:
	)	Occupation:
)
)
)
)